                                    REVISED
                          LITIGATION SETTLEMENT OFFER

                                  (AIMCO LOGO)

                             AIMCO PROPERTIES, L.P.
        is offering to purchase any and all limited partnership units in

                 CONSOLIDATED CAPITAL INSTITUTIONAL PROPERTIES
                          FOR $239.13 PER UNIT IN CASH

     This Litigation Settlement Offer is being made as part of a COURT APPROVED SETTLEMENT of class and derivative litigation brought on behalf of limited partners in your partnership and others. FINAL COURT APPROVAL OF THE SETTLEMENT, WHICH REQUIRES THE MAKING OF THIS LITIGATION SETTLEMENT OFFER AS A CONDITION OF SETTLEMENT, HAS BEEN OBTAINED. On August 12, 2003, an objector filed an appeal of the court's order approving the settlement and is seeking to reverse or vacate the Court's order and the judgment entered thereto. Although we reserve our right to terminate or amend our offer if final court approval of the settlement is reversed or vacated, we have nevertheless elected to proceed with this offer under the terms of the settlement. Under the terms of the settlement, the Court appointed American Appraisal Associates, Inc., as an independent appraiser, to appraise your partnership's properties and we agreed to provide an executive summary of the appraiser's report for each property owned by your partnership, attached as Annex II. A complete copy of the appraiser's report will be provided to you free of charge upon request. THE SETTLEMENT ALSO INCLUDES THE CREATION OF A $9.9 MILLION SETTLEMENT FUND FOR MEMBERS OF THE SETTLEMENT CLASS. AFTER DEDUCTING ATTORNEYS' FEES AND OTHER SETTLEMENT COSTS (INCLUDING A PORTION OF THE COSTS OF THE APPRAISALS AND CERTAIN COSTS OF ADMINISTRATION OF THE SETTLEMENT FUND), WE HAVE ALLOCATED THE REMAINING AMOUNT IN THE SETTLEMENT FUND AMONG THE 44 REMAINING PARTNERSHIPS INVOLVED IN THE SETTLEMENT, PRO RATA BASED ON PARTNERSHIP REVENUE FOR THE YEAR ENDED DECEMBER 31, 2002 ALLOCABLE TO UNITS HELD BY THE MEMBERS OF THE SETTLEMENT CLASS. YOUR PRO RATA SHARE OF THE SETTLEMENT FUND IS $4.72, WHICH IS INCLUDED IN OUR OFFER PRICE ABOVE FOR THOSE WHO TENDER.

     Upon the terms and subject to the conditions set forth herein, we will accept any and all units validly tendered in response to our offer.

     You will not pay any partnership transfer fees if you tender your units pursuant to this offer. You will pay any other fees or costs, including any transfer taxes.

     Our offer price will be reduced for any distributions subsequently made or declared by your partnership prior to the expiration of our offer.

     Our offer and your withdrawal rights will expire at midnight, New York City time, on May 14, 2004, unless we extend the deadline.

     Neither the court nor counsel for the parties in the class and derivative litigation make any recommendation regarding whether you should accept this Litigation Settlement Offer. You are encouraged to carefully review this Litigation Settlement Offer, the executive summary of the independent appraiser's report (attached as Annex II) and any other information available to you and to seek advice from your independent lawyer, tax advisor and/or financial advisor with respect to your particular circumstances before deciding whether or not to accept this Litigation Settlement Offer.

     SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS LITIGATION SETTLEMENT OFFER FOR A DESCRIPTION OF RISK FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH OUR OFFER, INCLUDING THE FOLLOWING:

     - If you want to tender your units in the offer, you must sign a letter of transmittal in which you release us from all liability with respect to claims that were brought or that could have been brought in the class and derivative litigation, and assign to us your rights in any future claims. If you requested exclusion from the settlement but tender your units, by signing the letter of transmittal, you will release us from

(Continued on next page)

  If you decide to accept our offer, you must complete and sign the enclosed letter of transmittal in accordance with the instructions thereto and mail or deliver the signed letter of transmittal and any other required documents to The Altman Group, Inc., which is acting as Information Agent in connection with our offer, at one of its addresses set forth on the back cover of this Litigation Settlement Offer. QUESTIONS AND REQUESTS FOR
ASSISTANCE OR FOR ADDITIONAL COPIES OF THIS LITIGATION SETTLEMENT OFFER, THE LETTER OF TRANSMITTAL OR FOR A
COMPLETE COPY OF AN APPRAISAL OF ANY OF YOUR PARTNERSHIP'S PROPERTIES MAY ALSO BE DIRECTED TO THE INFORMATION
AGENT AT (800) 467-0821.

                                 April 30, 2004

(Continued from prior page)

       any claims that you would otherwise have preserved by requesting exclusion from the settlement class. If you did not request exclusion, you will release any known or unknown claims arising out of the class and derivative litigation if the judgment approving the settlement is affirmed on appeal. By executing the enclosed letter of transmittal, moreover, you will release those claims even if the judgment is reversed or otherwise vacated on appeal.

     - We determined our offer price without any arms-length negotiations, and independently of the recent appraisals of your partnership's property (an executive summary of each of which is attached as Annex II). Accordingly, our offer price may not reflect the fair market value of your units. In addition, the determination of our offer price has not been approved by the court or counsel for the parties in the class and derivative litigation.

     - Upon a liquidation of your partnership, if the properties were sold at a price equal to the value determined by the independent appraiser, we estimate that your liquidation proceeds would be approximately $343.92 per unit, which is higher than our offer price of $239.13 per unit. In order to understand the assumptions and methodology used to determine the liquidation amount, please refer to "The Litigation Settlement
       Offer -- Section 8. Valuation of Units -- Estimated Liquidation Proceeds Based on Independent Appraisal."

     - Your general partner and the property manager are affiliates of ours and, therefore, your general partner has substantial conflicts of interest with respect to our offer.

     - We are making this offer with a view to making a profit and, therefore, there is a conflict between our desire to purchase your units at a low price and your desire to sell your units at a high price.

     - Continuation of your partnership will result in our affiliates continuing to receive management fees from your partnership. Such fees would not be payable if your partnership were liquidated.

     - If we do not acquire all of the outstanding units in your partnership, it is possible that we may conduct a future offer at a higher price, although we have no obligation or current intention to do so.

     - For any units that we acquire from you, you will not receive any future distributions from operating cash flow of your partnership or upon a sale or refinancing of property owned by your partnership.

     - The general partner makes no recommendation as to whether you should tender your units.

     NEITHER THE COURT NOR COUNSEL FOR THE PARTIES IN THE CLASS AND DERIVATIVE LITIGATION MAKE ANY RECOMMENDATION REGARDING WHETHER YOU SHOULD ACCEPT THIS LITIGATION SETTLEMENT OFFER. YOU ARE ENCOURAGED TO CAREFULLY REVIEW THIS LITIGATION SETTLEMENT OFFER, THE EXECUTIVE SUMMARY OF THE INDEPENDENT APPRAISER'S REPORT AND ANY OTHER INFORMATION AVAILABLE TO YOU AND TO SEEK THE ADVICE OF YOUR INDEPENDENT LAWYER, TAX ADVISOR AND/OR FINANCIAL ADVISOR WITH RESPECT TO YOUR PARTICULAR CIRCUMSTANCES BEFORE DECIDING WHETHER OR NOT TO ACCEPT THIS LITIGATION SETTLEMENT OFFER.

     THIS LITIGATION SETTLEMENT OFFER IS BEING OFFERED TO ALL CURRENT UNITHOLDERS WHETHER OR NOT THEY HAVE REQUESTED EXCLUSION FROM THE SETTLEMENT CLASS. IF YOU REQUESTED EXCLUSION FROM THE SETTLEMENT CLASS BUT TENDER YOUR UNITS, BY SIGNING THE LETTER OF TRANSMITTAL, YOU WILL RELEASE US FROM CLAIMS THAT YOU WOULD OTHERWISE HAVE PRESERVED BY REQUESTING EXCLUSION. IF YOU DID NOT REQUEST EXCLUSION, YOU WILL RELEASE ANY KNOWN OR UNKNOWN CLAIMS ARISING OUT OF THE CLASS AND DERIVATIVE LITIGATION IF THE JUDGMENT APPROVING THE SETTLEMENT IS AFFIRMED ON APPEAL. BY EXECUTING THE ENCLOSED LETTER OF TRANSMITTAL, MOREOVER, YOU WILL RELEASE THOSE CLAIMS EVEN IF THE JUDGMENT IS REVERSED OR OTHERWISE VACATED ON APPEAL.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                             THE ALTMAN GROUP, INC.

            By Mail:                  By Overnight Courier:                   By Hand:
          P.O. Box 238               1275 Valley Brook Avenue         1275 Valley Brook Avenue
      Lyndhurst, NJ 07071              Lyndhurst, NJ 07071              Lyndhurst, NJ 07071

                         For information, please call:

                           TOLL FREE: (800) 467-0821

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SUMMARY TERM SHEET..........................................     1
RISK FACTORS................................................     5
  If you tender your units in this offer, you will release
     us from all liability and assign to us your rights in
     any future claims, whether or not you requested
     exclusion from the settlement..........................     5
  We have established the terms of our offer without
     reference to the recent appraisal of your partnership's
     properties.............................................     5
  Our offer price may not represent fair market value.......     5
  Our offer price does not reflect future prospects.........     5
  The liquidation value of your partnership units exceeds
     our offer price........................................     5
  Continuation of the partnership; no time frame regarding
     sale of property.......................................     5
  Holding your units may result in greater future value.....     6
  The general partner faces conflicts of interest with
     respect to this offer..................................     6
  Your general partner is not making a recommendation
     regarding this offer...................................     6
  Your general partner faces conflicts of interest relating
     to management fees.....................................     6
  If we do not acquire all of the outstanding units in this
     offer, we may make a future offer at a higher price....     7
  Your tax liability resulting from a sale of your units
     could exceed our offer price...........................     7
  You may recognize taxable gain on the amount paid from the settlement fund or if you did not request exclusion
     from the settlement or for release and assignment of
     claims if you requested exclusion from the
     settlement.............................................     7
  If you tender your units in this offer, you will no longer
     be entitled to distributions from your partnership.....     8
  You could recognize gain in the event of a future
     reduction in your partnership's liabilities............     8
  You could be precluded from transferring your units for a
     12-month period........................................     8
  We could delay acceptance of, and payment for, your
     units..................................................     8
  There may be a possible reduction of available information
     about your partnership as a result of this offer.......     8
  Your partnership has balloon payments on its mortgage
     debt...................................................     9
THE LITIGATION SETTLEMENT OFFER.............................    10
   1. Terms of the Offer; Expiration Date...................    10
   2. Acceptance for Payment and Payment for Units..........    10
   3. Procedure for Tendering Units.........................    11
   4. Withdrawal Rights.....................................    14
   5. Extension of Tender Period; Termination; Amendment; No
     Subsequent Offering Period.............................    15
   6. Material Federal Income Tax Matters...................    16
   7. Effects of the Offer..................................    19
   8. Valuation of Units....................................    20
   9. The Lawsuit and the Settlement........................    46
  10. Information Concerning Us and Certain of Our
     Affiliates.............................................    52
  11. Background and Reasons for the Offer..................    56
  12. Position of the General Partner of Your Partnership
     With Respect to the Offer..............................    57
  13. Conflicts of Interest and Transactions with
     Affiliates.............................................    60
  14. Future Plans of the Purchaser.........................    61
  15. Certain Information Concerning Your Partnership.......    62

                                                              PAGE
                                                              ----
  16. Voting Power..........................................    68
  17. Source of Funds.......................................    68
  18. Dissenters' Rights....................................    68
  19. Conditions to the Offer...............................    68
  20. Certain Legal Matters.................................    70
  21. Fees and Expenses.....................................    71
ANNEX I -- OFFICERS AND DIRECTORS...........................   I-1
ANNEX II -- EXECUTIVE SUMMARY OF INDEPENDENT APPRAISER'S
  REPORT....................................................  II-1

                               SUMMARY TERM SHEET

     This summary term sheet highlights the most material information regarding our offer, but it does not describe all of the details thereof. We urge you to read this entire Litigation Settlement Offer, which contains the full details of our offer. We have also included in the summary term sheet references to the sections of this Litigation Settlement Offer where a more complete discussion may be found. Unless otherwise indicated, references in this Litigation Settlement Offer to "we", "our", "us" or "AIMCO Properties" refers to AIMCO Properties, L.P.

     - The Litigation Settlement Offer. As part of the settlement of a class and derivative litigation entitled Nuanes et al. v. Insignia Financial Group, Inc. et al. and Heller v. Insignia Financial Group, Inc., et al. on behalf of your partnership and limited partners in your partnership and others, we are offering to acquire any and all of the limited partnership units of your partnership for $239.13 per unit in cash. Under the terms of the settlement, neither we nor our affiliates admit to any wrongdoing, and we deny liability under all claims brought in this litigation. FINAL COURT APPROVAL OF THE SETTLEMENT, WHICH REQUIRES THE MAKING OF THIS LITIGATION SETTLEMENT OFFER AS A CONDITION OF SETTLEMENT, HAS BEEN OBTAINED. On August 12, 2003, an objector filed an appeal of the court's order approving the settlement and is seeking to reverse or vacate the Court's order and the judgment entered thereto. Although we reserve our right to terminate or amend our offer if final court approval of the settlement is reversed or vacated, we have nevertheless elected to proceed with this offer under the terms of the settlement. See "The Litigation Settlement Offer -- Section 1. Terms of the Offer; Expiration Date," "-- Section 7. Effects of the Offer," "-- Section 8. Valuation of Units" and "-- Section 9. The Lawsuit and the Settlement."

     - The Settlement Fund. The settlement also includes the creation of a $9.9 million settlement fund for members of the settlement class. After deducting attorneys' fees and other settlement costs (including a portion of the costs of the appraisals and certain costs of administration of the settlement fund), we have allocated the remaining amount in the settlement fund among the 44 remaining partnerships involved in the settlement, pro rata based on partnership revenue for the year ended December 31, 2002 allocable to units held by the members of the settlement class. Your partnership's allocated share of the settlement fund is divided by the total number of units owned by members of the settlement class, and the resulting amount is included in our offer price above. Your pro rata share of the settlement fund is $4.72. If you request exclusion from the settlement, you may tender any units in this offer and you will be entitled to receive the same price per unit as those unitholders who have not opted out of the settlement class. However, no portion of the price paid to you will come from the settlement fund.

      If you do not request exclusion from the settlement and do not tender any units in this offer, you will be entitled to receive your pro rata share of the settlement fund (subject to adjustment) no later than June 2005 if the Court's order approving the settlement and entering judgment thereto is affirmed on appeal. If the Court's order is reversed or vacated by virtue of the appeal, however, you will not be entitled to receive a pro rata share of the settlement fund unless you tender your units in this offer.

      Under the terms of the settlement, we will pay the costs of printing and mailing this Litigation Settlement Offer to limited partners of your partnership, as well as other costs of notice. In addition, we have agreed to pay 50% of the costs of the appraisals, with the other 50% to be paid from the settlement fund.

     - Factors in Determining the Offer Price. In determining the offer price per unit we principally considered:

      - your partnership's property income;

      - our estimate of an appropriate capitalization rate for such property income;

      - the location, condition and debt structure of your partnership's property;

      - our estimate of the fees and expenses expected to be incurred by your partnership if its properties are sold; and

      - your partnership's other assets and liabilities.

     - Higher Per Unit Prices. In deciding whether or not accept our offer, you should consider the fact that, based on the recent valuation of your partnership's property by American Appraisal Associates, Inc., we estimate that the net liquidation proceeds per unit would be approximately $343.92, which is higher than our offer price of $239.13. In addition, in a prior tender offer in 2000, we offered $440 per unit for units in your limited partnership. See "The Litigation Settlement Offer -- Section 8. Valuation of Units -- Prior Tender Offers" and
       "-- Prices on Secondary Market."

     - Expiration Date. Our offer expires on May 14, 2004, unless extended, and you can tender your units until our offer expires. See "The Litigation Settlement Offer -- Section 1. Terms of the Offer; Expiration Date."

     - Right to Extend the Expiration Date. Under the settlement, we can extend the expiration date of the offer in our sole discretion up to 90 business days from the date of commencement. We reserve the right to extend the offer subject to customary conditions. In the event we extend the offer, we will issue a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the scheduled expiration date of the offer, in accordance with Rule 14e-1(d) of the Securities Exchange Act of 1934. See "The Litigation Settlement Offer -- Section 5. Extension of Tender Period; Termination; Amendment; No Subsequent Offering Period."

     - How to Tender. To tender your units, complete the accompanying letter of transmittal and send it, along with any other documents required by the letter of transmittal, to the Information Agent, The Altman Group, Inc., at one of the addresses set forth on the back of this Litigation Settlement Offer. See "The Litigation Settlement Offer -- Section 3. Procedure for Tendering Units."

     - Release and Assignment of Future Claims. If you want to tender your units in the offer, you must sign a letter of transmittal in which you release us from all liability with respect to claims that were brought or that could have been brought in the class and derivative litigation, and assign to us your rights in any future claims. If you requested exclusion from the settlement but tender your units, by signing the letter of transmittal, you will release us from claims that you would otherwise have preserved by requesting exclusion from the settlement class. If you did not request exclusion, you will release any known or unknown claims arising out of the class and derivative litigation if the judgment approving the settlement is affirmed on appeal. By executing the enclosed letter of transmittal, moreover, you will release those claims even if the judgment is reversed or otherwise vacated on appeal.

     - Covenant Not to Sue. If you requested exclusion from the settlement but tender your units in this offer, by signing the letter of transmittal, you agree not to bring any action, claim, suit or proceeding against us and those affiliates who were defendants in the class and derivative litigation concerning any of the matters that are the subject of the Stipulation of Settlement approved by the Court in connection with the settlement of such class and derivative litigation, including this Litigation Settlement Offer, other than for violations of federal or state securities laws. If you do not request exclusion from the settlement class, you will already have agreed not to bring any such action, claim, suit or proceeding once the settlement is final.

     - Withdrawal Rights. You can withdraw your units at any time prior to the expiration of the offer, including any extensions. If you properly withdraw all of the units you previously tendered in the offer, the corresponding letter of transmittal, including your release and assignment of future claims contained therein, will be deemed revoked and of no force or effect. See "The Litigation Settlement Offer -- Section 4. Withdrawal Rights."

     - How to Withdraw. To withdraw your units, you need to send a notice of withdrawal to the Information Agent, identifying yourself and the units to be withdrawn. See "The Litigation Settlement Offer -- Section 4. Withdrawal Rights."

     - Tax Consequences. Your sale of units in this offer will be a taxable transaction for federal income tax purposes. The consequences to each limited partner may vary and you should consult your tax advisor on the precise tax consequences to you. See "The Litigation Settlement
       Offer -- Section 6. Material Federal Income Tax Matters."

     - Availability of Funds. We intend to pay the purchase price for any units tendered from our existing cash balances or borrowings under our line of credit. See "The Litigation Settlement Offer -- Section 17. Source of Funds."

     - Conditions to the Offer. There are a number of conditions to our offer, including the absence of competing tender offers, that there be no material change with respect to our financial condition, and the absence of certain changes in the financial markets. If we are unable to accept the units tendered in this Litigation Settlement Offer due to a failure of any or all of the conditions of our offer to be satisfied, we will conduct another offer in accordance with the terms of the settlement (which will occur no later than six months after the date of the commencement of this offer). We will continue this process until we have accepted for payment all units properly tendered in an offer conducted in accordance with the terms of the settlement. See "The Litigation Settlement Offer -- Section 19. Conditions to the Offer."

     - Remaining as a Limited Partner. If you do not tender your units, you will remain a limited partner in your partnership. We have no plans to alter the operations, business or financial position of your partnership. However, if there are fewer than 300 unitholders in your partnership as a result of the offer, your partnership will no longer be required to file periodic reports with the SEC, such as annual reports on Form 10-K containing annual audited financial statements, and quarterly reports on Form 10-Q containing unaudited financial statements. See "The Litigation Settlement Offer -- Section 7. Effects of the Offer."

     - Who We Are. We are AIMCO Properties, L.P., the operating partnership of Apartment Investment and Management Company, a New York Stock Exchange-listed company. See "The Litigation Settlement Offer -- Section
       10. Information Concerning Us and Certain of Our Affiliates."

     - Conflicts of Interest. NHP Management Company (which is our affiliate) receives fees for managing your partnership's property and the general partner of your partnership (which is our affiliate) is entitled to receive reimbursement of certain expenses involving your partnership and its property. As a result, a conflict of interest exists between continuing the partnership and receiving these fees, and the liquidation of the partnership and the termination of these fees. See "The Litigation Settlement Offer -- Section 13. Conflicts of Interest and Transactions with Affiliates" and "-- Section 15. Certain Information Concerning Your Partnership."

     - No General Partner Recommendation. The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. Each limited partner should make his or her own decision whether or not to tender. YOU ARE ENCOURAGED TO CAREFULLY REVIEW THIS LITIGATION SETTLEMENT OFFER, THE EXECUTIVE SUMMARY OF THE INDEPENDENT APPRAISER'S REPORT (ATTACHED AS ANNEX II) AND ANY OTHER INFORMATION AVAILABLE TO YOU AND TO SEEK ADVICE FROM YOUR INDEPENDENT LAWYER, TAX ADVISOR AND/OR FINANCIAL ADVISOR WITH RESPECT TO YOUR PARTICULAR CIRCUMSTANCES BEFORE DECIDING WHETHER OR NOT TO ACCEPT THIS LITIGATION SETTLEMENT OFFER. See "The Litigation Settlement
       Offer -- Section 12. Position of the General Partner of Your Partnership With Respect to the Offer."

     - Fairness of the Offer. Although we, Apartment Investment and Management Company ("AIMCO") and AIMCO-GP, Inc. (collectively, the "AIMCO Entities") and your general partner have interests that may conflict with those the partnership's unaffiliated limited partners, each of the AIMCO Entities believes that the offer price and the offer are fair to the unaffiliated limited partners of your partnership. This determination is based on the information and the factors set forth under "The Litigation Settlement Offer -- Section 12. Position of Your General Partner of Your Partnership With Respect to the Offer."

     - No Subsequent Offering Period. We do not currently intend to have a subsequent offering period after the expiration date of the initial offering period (including any extensions). See "The Litigation Settlement Offer -- Section 5. Extension of Tender Offer Period; Termination; Amendment; No Subsequent Offering Period."

     - Additional Information. For assistance in tendering your units, please contact our Information Agent at one of the addresses or the telephone number set forth on the back cover page of this Litigation Settlement Offer.

     - No Recommendation by Court or Counsel for the Parties. Neither the court nor counsel for the parties in the class and derivative litigation make any recommendation regarding whether you should accept this Litigation Settlement Offer. You are encouraged to carefully review this Litigation Settlement Offer, the executive summary of the independent appraiser's report and any other information available to you and to seek the advice of your independent lawyer, tax advisor and/or financial advisor with respect to your particular circumstances before deciding whether or not to accept this Litigation Settlement Offer.

                                  RISK FACTORS

     Before deciding whether or not to tender any of your units, you should consider carefully the following risks and disadvantages of the offer:

IF YOU TENDER YOUR UNITS IN THIS OFFER, YOU WILL RELEASE US FROM ALL LIABILITY AND ASSIGN TO US YOUR RIGHTS IN ANY FUTURE CLAIMS, WHETHER OR NOT YOU REQUESTED EXCLUSION FROM THE SETTLEMENT.

     If you want to tender your units in response to our offer, you must sign a letter of transmittal, in which you release us and our affiliates from all liability with respect to claims that were brought or that could have been brought in the class and derivative litigation, and assign to us your rights in any future claims. If you requested exclusion from the settlement but tender your units, by signing the letter of transmittal, you will release us from claims that you would otherwise have preserved by requesting exclusion from the settlement class. If you did not request exclusion, you will release any known or unknown claims arising out of the class and derivative litigation if the judgment approving the settlement is affirmed on appeal. By executing the enclosed letter of transmittal, moreover, you will release those claims even if the judgment is reversed or otherwise vacated on appeal.

WE HAVE ESTABLISHED THE TERMS OF OUR OFFER WITHOUT REFERENCE TO THE RECENT APPRAISAL OF YOUR PARTNERSHIP'S PROPERTIES.

     We did not base our offer price on any third party valuation or the recent appraisal of your partnership's properties, nor did we derive our offer price from any arms-length negotiation. Our offer price might be higher if it were subject to independent third party negotiations. Thus, it is uncertain whether our offer price reflects the value that would be realized upon a sale of your units to a third party. In order to understand the assumptions and methodology used to determine the liquidation amount, please refer to "The Litigation Settlement Offer -- Section 8. Valuation of Units -- Estimated Liquidation Proceeds Based on Independent Appraisal."

OUR OFFER PRICE MAY NOT REPRESENT FAIR MARKET VALUE.

     There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of the units. Our offer price does not necessarily reflect the price that you would receive in an open market for your units. Such prices could be higher than our offer price.

OUR OFFER PRICE DOES NOT REFLECT FUTURE PROSPECTS.

     Our offer price is based on your partnership's property income for the year ended December 31, 2003. It does not ascribe any value to potential future improvements in the operating performance of your partnership's property.

THE LIQUIDATION VALUE OF YOUR PARTNERSHIP UNITS EXCEEDS OUR OFFER PRICE.

     If your partnership was liquidated, and the properties sold at a price equal to their recently appraised value, we estimate that you would receive a liquidating distribution of $343.92 per unit, which exceeds our offer price of $239.13 per unit. However, the actual proceeds obtained from a liquidation are highly uncertain and could be more or less than our estimate.

CONTINUATION OF THE PARTNERSHIP; NO TIME FRAME REGARDING SALE OF PROPERTY.

     Your general partner, which is our affiliate, is proposing to continue to operate your partnership and not to attempt to liquidate it at the present time. Your partnership's prospectus, dated February 25, 1983, pursuant to which units in your partnership were sold, indicates that your partnership was intended to be self-liquidating and that it was anticipated that the partnership's properties would be sold within 10 years of their acquisition, subject to market conditions. The prospectus also indicated that there could be no assurance that the partnership would be able to so liquidate and that, unless sooner terminated as provided in the partnership agreement, the existence of the partnership would continue until the year 2011. It is not known when the property owned by your partnership may be sold. The market for units in the partnership is illiquid, and it may be difficult to sell your investment in the partnership in the future. The general partner of your partnership continually considers whether a property should be sold or otherwise disposed of after consideration of relevant factors, including prevailing economic conditions, availability of favorable financing and tax considerations, with a view to achieving maximum capital appreciation for your partnership. At the current time, the general partner of your partnership believes that a sale of the property would not be advantageous given market conditions, the condition of the property and tax considerations. In particular, the general partner considered the changes in the local rental market, the potential for appreciation in the value of a property and the tax consequences to you on a sale of property. We cannot predict when your partnership's property will be sold or otherwise disposed of.

HOLDING YOUR UNITS MAY RESULT IN GREATER FUTURE VALUE.

     Although a liquidation of your partnership is not currently contemplated in the near future, you might receive more value if you retain your units until your partnership is liquidated. In addition, at the current time, the general partner of your partnership believes that a sale of the property would not be advantageous given market conditions, the condition of the property and tax considerations. If your partnership's property were sold in the future and the net proceeds realized therefrom were distributed to the limited partners of your partnership, the amount of such distribution might exceed our current offer price.

THE GENERAL PARTNER FACES CONFLICTS OF INTEREST WITH RESPECT TO THIS OFFER.

     The general partner of your partnership is our affiliate and, therefore, has substantial conflicts of interest with respect to our offer. We are making this offer with a view to making a profit. There is a conflict between our desire to purchase your units at a low price and your desire to sell your units at a high price. We determined our offer price without negotiation with any other party, including any general or limited partner.

YOUR GENERAL PARTNER IS NOT MAKING A RECOMMENDATION REGARDING THIS OFFER.

     Your general partner of your partnership (which is our affiliate) makes no recommendation as to whether or not you should tender or refrain from tendering your units. Although the general partner believes the offer is fair, you must make your own decision whether or not to participate in the offer based upon a number of factors, including several factors that may be personal to you, such as your financial position, your need or desire for liquidity, your preferences regarding the timing of when you might wish to sell your units, other financial opportunities available to you, and your tax position and the tax consequences to you of selling your units. You are encouraged to carefully review this Litigation Settlement Offer, the executive summary of the independent appraiser's report (attached as Annex II) and any other information available to you and to seek advice from your independent lawyer, tax advisor and/or financial advisor with respect to your particular circumstances before deciding whether or not to accept this Litigation Settlement Offer.

YOUR GENERAL PARTNER FACES CONFLICTS OF INTEREST RELATING TO MANAGEMENT FEES.

     Because we or our subsidiaries receive fees for managing your partnership and its property, a conflict of interest exists between continuing the partnership and receiving such fees, and the liquidation of the partnership and the termination of such fees. Also, a decision of the limited partners of your partnership to remove, for any reason, the general partner of your partnership or the property manager of the property owned by your partnership would result in a decrease or elimination of the substantial fees to which they are entitled for services provided to your partnership.

IF WE DO NOT ACQUIRE ALL OF THE OUTSTANDING UNITS IN THIS OFFER, WE MAY MAKE A FUTURE OFFER AT A HIGHER PRICE.

     It is possible that we may conduct a future offer at a higher price, although we have no obligation or current intention to do so. In accordance with the terms of the settlement, we may, but are not obligated to, make another Litigation Settlement Offer within 18 months of the order finally approving the settlement. If you decide not to tender in this offer and decide to tender in a future settlement offer, you will receive your pro rata share of the settlement fund at that time. Our decision to conduct a future offer will depend on, among other things, the performance of the partnership, prevailing economic conditions, and our interest in acquiring additional units. In addition, if we are unable to accept the units tendered in this Litigation Settlement Offer due to a failure of any or all of the conditions of our offer to be satisfied, we will conduct another offer in accordance with the terms of the settlement (which will occur no later than six months after the date of the commencement of this offer). We will continue this process until we have accepted for payment all units properly tendered in an offer conducted in accordance with the terms of the settlement.

YOUR TAX LIABILITY RESULTING FROM A SALE OF YOUR UNITS COULD EXCEED OUR OFFER PRICE.

     Your sale of units for cash will be a taxable sale, with the result that you will recognize taxable gain or loss measured by the difference between the amount realized on the sale and your adjusted tax basis in the units of limited partnership interest of your partnership you transfer to us. The "amount realized" with respect to a unit of limited partnership interest you transfer to us will be equal to the sum of the amount of cash received by you for the unit sold pursuant to the offer plus the amount of partnership liabilities allocable to your unit. Depending on your basis in the units and your tax position, your tax liability resulting from a sale of units to us pursuant to the offer could exceed our offer price. The particular tax consequences for you of our offer will depend upon a number of factors related to your tax situation, including your tax basis in the units you transfer to us, whether you dispose of all of your units, and whether you have available suspended passive losses, credits or other tax items to offset any gain recognized as a result of your sale of your units. We may also be required by state or local tax laws to withhold a portion of our offer price. Because the income tax consequences of tendering units will not be the same for everyone, you should consult your tax advisor to determine the tax consequences of the offer to you.

YOU MAY RECOGNIZE TAXABLE GAIN ON THE AMOUNT PAID FROM THE SETTLEMENT FUND IF YOU DID NOT REQUEST EXCLUSION FROM THE SETTLEMENT OR FOR RELEASE AND ASSIGNMENT OF CLAIMS IF YOU REQUESTED EXCLUSION FROM THE SETTLEMENT.

     Our offer price includes $4.72, your pro rata share of the settlement fund, unless you request exclusion from the settlement or the Court's order approving the settlement is reversed or vacated by virtue of the appeal. If you request exclusion from the settlement or the Court's order approving the settlement is reversed or vacated by virtue of the appeal, an equivalent portion of the price paid to you may nevertheless be deemed a payment for your release and assignment of claims. We intend to treat the entire offer price as consideration paid to you for your units, regardless of whether you requested exclusion from the settlement. The proper treatment for federal income tax purposes of your receipt of amounts from the settlement fund or deemed payments for your release and assignment of claims is uncertain under current law. No opinion or assurance can be given that the Internal Revenue Service (the "IRS") will not challenge the treatment of the $4.72 portion of the offer price as a separate payment from the settlement fund or as a deemed payment for your release and assignment of claims and not as additional consideration for the units, and assert that, in either case, the $4.72 portion should be treated as an ordinary income payment in exchange for your release and/or assignment of current and future claims. Moreover, while the IRS has stated that it generally will not treat attorneys' fees and costs that are paid directly to class counsel from a settlement fund as constituting income, profit, or gain of a member of the class (so long as the class is an opt-out class and the class member does not have a separate contingency fee arrangement with the class counsel), any special awards paid to claimants who actively aid in the prosecution of a class action or who devote substantial time or expense on behalf of a settlement class will be treated as payments for services rendered and will be includable in that member's gross income. You should consult your tax advisor regarding the tax consequences to you with respect to your right to, and your receipt of, amounts from the settlement fund or deemed payments for your release and assignment of claims, and the treatment of special awards, attorneys' fees and costs.

IF YOU TENDER YOUR UNITS IN THIS OFFER, YOU WILL NO LONGER BE ENTITLED TO DISTRIBUTIONS FROM YOUR PARTNERSHIP.

     If you tender your units in response to our offer, you will transfer to us all right, title and interest in and to all of the units we accept, and the right to receive all distributions in respect of such units on and after the date on which we accept such units for purchase. Accordingly, for any units that we acquire from you, you will not receive any future distributions from operating cash flow of your partnership or upon a sale or refinancing of the property owned by your partnership.

YOU COULD RECOGNIZE GAIN IN THE EVENT OF A FUTURE REDUCTION IN YOUR PARTNERSHIP'S LIABILITIES.

     Generally, a decrease in your share of partnership liabilities is treated, for federal income tax purposes, as a deemed cash distribution. Although the general partner of your partnership does not have any current plan or intention to reduce the liabilities of your partnership, it is possible that future economic, market, legal, tax or other considerations may cause the general partner to reduce your share of the partnership liabilities. If you retain all or a portion of your units and your share of the partnership liabilities were to be reduced, you would be treated as receiving a hypothetical distribution of cash resulting from a decrease in your share of the liabilities of the partnership. Any such hypothetical distribution of cash would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in your units and thereafter as gain. Gain recognized by you on the disposition of retained units with a holding period of 12 months or less may be classified as short-term capital gain and subject to taxation at ordinary income tax rates.

YOU COULD BE PRECLUDED FROM TRANSFERRING YOUR UNITS FOR A 12-MONTH PERIOD.

     Your partnership's agreement of limited partnership prohibits any transfer of an interest if such transfer, together with all other transfers during the preceding 12 months, would cause 50% or more of the total interest in capital and profits of your partnership to be transferred within such 12-month period. If we acquire a significant percentage of the interest in your partnership, you may not be able to transfer your units for a 12-month period following our offer.

WE COULD DELAY ACCEPTANCE OF, AND PAYMENT FOR, YOUR UNITS.

     We reserve the right to extend the period of time during which our offer is open and thereby delay acceptance for payment of any tendered units. The offer may be extended up to 90 business days from the date of commencement of the offer, and no payment will be made in respect of tendered units until the expiration of the offer and acceptance of units for payment.

THERE MAY BE A POSSIBLE REDUCTION OF AVAILABLE INFORMATION ABOUT YOUR PARTNERSHIP AS A RESULT OF THIS OFFER.

     If there are less than 300 unitholders in your partnership upon consummation of the offer, your partnership would no longer be required to file periodic reports with the SEC, such as annual reports on Form 10-K containing annual audited financial statements, and quarterly reports on Form 10-Q containing unaudited quarterly financial statements. Such reports are publicly available and can be obtained on the SEC's web site. The lack of such filings could adversely affect the already limited secondary market which currently exists for units in your partnership and may discourage offers to purchase your units. In such a case, you would regularly have access only to the information your partnership's agreement of limited partnership requires your general partner (which is our affiliate) to provide each year, which consists primarily of tax information. See "The Litigation Settlement Offer -- Section 7. Effects of the Offer -- Effect on Trading Market; Registration Under Section 12(g) of the Exchange Act."

YOUR PARTNERSHIP HAS BALLOON PAYMENTS ON ITS MORTGAGE DEBT.

     Your partnership has a balloon payment of $3,903,000 due on its mortgage debt in December 2005, a balloon payment of $19,975,000 due on its mortgage debt in October 2008, and balloon payments totaling $36,491,000 due on its mortgage debt in 2010. Your partnership may have to refinance such debt, sell assets or otherwise obtain additional funds prior to the balloon payment due date, or it will be in a default and could lose the property to foreclosure.

                        THE LITIGATION SETTLEMENT OFFER

1.  TERMS OF THE OFFER; EXPIRATION DATE

     Upon the terms and subject to the conditions to the offer, we will accept (and thereby purchase) any and all units that are validly tendered on or prior to the expiration date and not withdrawn in accordance with the procedures set forth in "The Litigation Settlement Offer -- Section 4. Withdrawal Rights." For purposes of the offer, the term "expiration date" shall mean midnight, New York City time, on May 14, 2004, unless we in our sole discretion shall have extended the period of time for which the offer is open (which may not exceed 90 business days from the date of commencement, as provided in the settlement). See "The Litigation Settlement Offer -- Section 5. Extension of Tender Period; Termination; Amendment; No Subsequent Offering Period," for a description of our right to extend the period of time during which the offer is open and to amend or terminate the offer.

     The purchase price per unit will automatically be reduced by the aggregate amount of distributions per unit, if any, made or declared by your partnership on or after the commencement of our offer and prior to the date on which we acquire your units pursuant to our offer. If the offer price is reduced in this manner, we will notify you and, if necessary, we will extend the offer period so that you will have at least ten business days from the date of our notice to withdraw your units.

     If, prior to the expiration date, we increase the consideration offered pursuant to the offer, the increased consideration will be paid for all units accepted for payment pursuant to the offer, whether or not the units were tendered prior to the increase in consideration.

     The offer is conditioned on satisfaction of certain conditions. THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF UNITS BEING TENDERED. See "The Litigation Settlement Offer -- Section 19. Conditions to the Offer," which sets forth in full the conditions to the offer. We reserve the right (but in no event shall we be obligated), in our reasonable discretion, to waive any or all of those conditions. If, on or prior to the expiration date, any or all of the conditions have not been satisfied or waived, we reserve the right to (i) decline to purchase any of the units tendered, terminate the offer and return all tendered units to tendering limited partners, (ii) waive all the unsatisfied conditions and purchase, subject to the terms of the offer, any and all units validly tendered, (iii) extend the offer and, subject to your withdrawal rights, retain the units that have been tendered during the period or periods for which the offer is extended, or (iv) amend the offer. If we are unable to accept the units tendered in this Litigation Settlement Offer due to a failure of any or all of the conditions of our offer to be satisfied, we will conduct another offer in accordance with the terms of the settlement (which will occur no later than six months after the date of the commencement of this offer). We will continue this process until we have accepted for payment all units properly tendered in an offer conducted in accordance with the terms of the settlement. By executing the letter of transmittal, you will agree that the transfer of units will be deemed to take effect as of the first day of the calendar quarter in which the offer expires. Upon expiration of the offer, the books and records of the partnership will reflect the change in ownership as having occurred as of this date. For tax, accounting and financial reporting purposes, the transfer of tendered units will be deemed to take effect on the first day of the calendar quarter. Accordingly, all profits and losses relating to any tendered units will be allocated to us from and after this date. If we waive any material conditions to our offer, we will notify you and, if necessary, we will extend the offer period so that you will have at least five business days from the date of our notice to withdraw your units.

     This offer is being mailed on or about April 30, 2004 to the persons shown by your partnership's records to be limited partners or, in the case of units owned of record by Individual Retirement Accounts and qualified plans, beneficial owners of units.

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS

     Upon the terms and subject to the conditions to the offer, we will purchase, by accepting for payment, and will pay for, any and all units validly tendered promptly following the expiration date. A tendering beneficial owner of units whose units are owned of record by an Individual Retirement Account or other qualified plan will not receive direct payment of the offer price; rather, payment will be made to the custodian of such account or plan. In all cases, payment for units purchased pursuant to the offer will be made only after timely receipt by the Information Agent of a properly completed and duly executed letter of transmittal and other documents required by the letter of transmittal. See "The Litigation Settlement Offer -- Section 3. Procedure for Tendering Units." UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT.

     For purposes of the offer, we will be deemed to have accepted for payment pursuant to the offer, and thereby purchased, validly tendered units, if, as and when we give verbal or written notice to the Information Agent of our acceptance of those units for payment pursuant to the offer. Payment for units accepted for payment pursuant to the offer will be made through the Information Agent, which will act as agent for tendering limited partners for the purpose of receiving cash payments from us and transmitting cash payments to tendering limited partners.

     If any tendered units are not accepted for payment by us for any reason, the letter of transmittal with respect to such units not purchased may be destroyed by the Information Agent or us or returned to you. You may withdraw tendered units until the expiration date (including any extensions). In addition, if we have not accepted units for payment by May 14, 2004 you may then withdraw any tendered units. After the expiration date, the Information Agent may, on our behalf, retain tendered units, and those units may not be otherwise withdrawn, if, for any reason, acceptance for payment of, or payment for, any units tendered pursuant to the offer is delayed or we are unable to accept for payment, purchase or pay for units tendered pursuant to the offer. Any such action is subject, however, to our obligation under Rule 14e-1(c) under the Exchange Act, to pay you the offer price in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     We reserve the right to transfer or assign, in whole or in part, to one or more of our affiliates, the right to purchase units tendered pursuant to the offer, but no such transfer or assignment will relieve us of our obligations under the offer or prejudice your rights to receive payment for units validly tendered and accepted for payment pursuant to the offer.

3.  PROCEDURE FOR TENDERING UNITS

     Valid Tender. To validly tender units pursuant to the offer, a properly completed and duly executed letter of transmittal, and any other required documents must be received by the Information Agent, at one of its addresses set forth on the back cover of this Litigation Settlement Offer, on or prior to the expiration date. You may tender all or any portion of your units. No alternative, conditional or contingent tenders will be accepted.

     Signature Requirements. If the letter of transmittal is signed by the registered holder of a unit and payment is to be made directly to that holder, then no signature guarantee is required on the letter of transmittal. Similarly, if a unit is tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank, savings bank, credit union, savings and loan association or trust company having an office, branch or agency in the United States (each an "Eligible Institution"), no signature guarantee is required on the letter of transmittal. However, in all other cases, all signatures on the letter of transmittal must be guaranteed by an Eligible Institution.

     In order for you to tender in the offer, your units must be validly tendered and not withdrawn on or prior to the expiration date.

     THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT YOUR OPTION AND RISK, AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE INFORMATION AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

     Appointment as Proxy; Power of Attorney. By executing the letter of transmittal, you are irrevocably appointing us and our designees as your proxy, in the manner set forth in the letter of transmittal and each with full power of substitution, to the fullest extent of your rights with respect to the units tendered by you and accepted for payment by us. Each such proxy shall be considered coupled with an interest in the tendered units. Such appointment will be effective when, and only to the extent that, we accept the tendered units for payment. Upon such acceptance for payment, all prior proxies given by you with respect to the units will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). We and our designees will, as to those units, be empowered to exercise all voting and other rights as a limited partner as we, in our sole discretion, may deem proper at any meeting of limited partners, by written consent or otherwise. We reserve the right to require that, in order for units to be deemed validly tendered, immediately upon our acceptance for payment of the units, we must be able to exercise full voting rights with respect to the units, including voting at any meeting of limited partners and/or limited partners then scheduled or acting by written consent without a meeting. By executing the letter of transmittal, you agree to execute all such documents and take such other actions as shall be reasonably required to enable the units tendered to be voted in accordance with our directions. The proxy granted by you to us will remain effective and be irrevocable for a period of ten years following the termination of our offer.

     By executing the letter of transmittal, you also irrevocably constitute and appoint us and our designees as your attorneys-in-fact, each with full power of substitution, to the full extent of your rights with respect to the units tendered by you and accepted for payment by us. Such appointment will be effective when, and only to the extent that, we pay for your units and will remain effective and be irrevocable for a period of ten years following the termination of our offer. You will agree not to exercise any rights pertaining to the tendered units without our prior consent. Upon such payment, all prior powers of attorney granted by you with respect to such units will, without further action, be revoked, and no subsequent powers of attorney may be granted (and if granted will not be effective). Pursuant to such appointment as attorneys-in-fact, we and our designees each will have the power, among other things, (i) to transfer ownership of such units on the partnership books maintained by your general partner (and execute and deliver any accompanying evidences of transfer and authenticity it may deem necessary or appropriate in connection therewith), (ii) upon receipt by the Information Agent of the offer consideration, to become a substituted limited partner, to receive any and all distributions made by your partnership on or after the date on which we acquire such units, and to receive all benefits and otherwise exercise all rights of beneficial ownership of such units in accordance with the terms of our offer,
(iii) to execute and deliver to the general partner of your partnership a change of address form instructing the general partner to send any and all future distributions to which we are entitled pursuant to the terms of the offer in respect of tendered units to the address specified in such form, and (iv) to endorse any check payable to you or upon your order representing a distribution to which we are entitled pursuant to the terms of our offer, in each case, in your name and on your behalf.

     Assignment of Interest in Future Distributions. By executing the letter of transmittal, you will irrevocably assign to us and our assigns all of your right, title and interest in and to any and all distributions made by your partnership from any source and of any nature, including, without limitation, distributions in the ordinary course, distributions from sales of assets, distributions upon liquidation, winding-up, or dissolution, payments in settlement of existing or future litigation, and all other distributions and payments from and after the expiration date of our offer, in respect of the units tendered by you and accepted for payment and thereby purchased by us. If, after the unit is accepted for payment and purchased by us, you receive any distribution from any source and of any nature, including, without limitation, distributions in the ordinary course, distributions from sales of assets, distributions upon liquidation, winding-up or dissolution, payments in settlement of existing or future litigation and all other distributions and payments, from your partnership in respect of such unit, you will agree to forward promptly such distribution to us.

     Release of Claims. By executing the letter of transmittal, effective upon acceptance for payment of the units tendered by you, you will, on behalf of yourself, your heirs, estate, executor, administrator, successors and assigns, and your partnership, fully, finally and forever release, relinquish and discharge us and our predecessors, successors and assigns and our present and former parents, subsidiaries, affiliates, investors, insurers, reinsurers, officers, directors, employees, agents, administrators, auditors, attorneys, accountants, information and solicitation agents, investment bankers, and other representatives, including but not limited to AIMCO Properties, L.P. (collectively, the "Releasees"), from any and all claims and causes of action, whether brought individually, on behalf of a class, or derivatively, demands, rights, or liabilities, including, but not limited to, claims for negligence, gross negligence, professional negligence, breach of duty of care or loyalty, or breach of duty of candor, fraud, breach of fiduciary duty, mismanagement, corporate waste, malpractice, misrepresentation, whether intentional or negligent, misstatements and omissions to disclose, breach of contract, violations of any state or federal statutes, rules or regulations, whether known claims or unknown claims that have been asserted or that could have been asserted against the Releasees, that arise out of or relate to (a) those matters and claims set forth in the class and derivative litigation described in this Litigation Settlement Offer, (b) the ownership of one or more units in your partnership, including but not limited to, any and all claims related to the management of your partnership or the properties owned by your partnership (whether currently or previously), the payment of management fees or other monies to the general partner of your partnership and its affiliates, prior acquisitions or tender offers and the prior settlement, (c) the purchase, acquisition, holding, sale, tender or voting of one or more units in your partnership, or (d) any of the facts, circumstances, allegations, claims, causes of action, representations, statements, reports, disclosures, transactions, events, occurrences, acts, omissions or failures to act, of whatever kind or character whatsoever, irrespective of the state of mind of the actor performing or omitting to perform the same, that have been or could have been alleged in any pleadings, amended pleading, argument, complaint, amended complaint, brief, motion, report or filing in the class and derivative litigation described in this Litigation Settlement Offer (collectively, the "Released Claims"); provided, however, that the Released Claims are not intended to include (i) any unrelated claims that are unique to a limited partner or settlement class member (e.g., a settlement class member slips and falls on property owned by one of the defendants in the class and derivative litigation, loses or did not receive a distribution check distributed to other limited partners in such partnership, or is an employee of one of the defendants and has an employee related claim) or
(ii) any claim based upon violations of federal or state securities laws in connection with this offer.

     In addition, you will expressly waive and relinquish, to the fullest extent permitted by law and consistent with the releases described herein, the provisions, rights and benefits of Section 1542 of the Civil Code of California ("Section 1542"), which provides:

     A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN ITS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

     You will have also waived any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, that is similar, comparable or equivalent to Section 1542. You may hereafter discover facts in addition to or different from those you now know or believe to be true with respect to the subject matter of the Released Claims, but you will be deemed to have fully, finally and forever settled and released any and all Released Claims, known or unknown, suspected or unsuspected, contingent or non-contingent, that now exist or heretofore have existed upon any theory of law or equity now existing, including, but not limited to, conduct that is negligent, intentional, with or without malice, or a breach of any duty, law or rule, without regard to the subsequent discovery of the existence of such different or additional facts.

     You will acknowledge and agree that the releases contained in the letter of transmittal is intended to include the Released Claims, which you may have and which you do not know or suspect to exist in your favor against the Releasees and that the releases contained in the letter of transmittal extinguishes those claims. You will represent and warrant to the Releasees that you have been advised by your attorney of the effect and import of the provisions of Section 1542, and that you have not assigned or otherwise transferred or subrogated any interest in the Released Claims.

     Covenant Not to Sue. By executing the letter of transmittal, you agree not to bring any action, claim, suit or proceeding against us and those affiliates who were defendants in the class and derivative litigation concerning any of the matters that are the subject of the Stipulation of Settlement approved by the Court in connection with the settlement of such class and derivative litigation, including this Litigation Settlement Offer, other than for violations of federal or state securities laws.

     Determination of Validity; Rejection of Units; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of units pursuant to our offer will be determined by us, in our reasonable discretion, which determination shall be final and binding on all parties. We reserve the absolute right to reject any or all tenders of any particular unit determined by us not to be in proper form or if the acceptance of or payment for that unit may, in the opinion of our counsel, is unlawful. We also reserve the absolute right to waive or amend any of the conditions to the offer that we are legally permitted to waive as to the tender of any particular unit and to waive any defect or irregularity in any tender with respect to any particular unit of any particular limited partner. If we waive any of the conditions to the offer with respect to the tender of a particular unit or with respect to a particular limited partner, we will waive such condition with respect to all other tenders of units or all other limited partners in this offer as well. Our interpretation of the terms and conditions to the offer (including the letter of transmittal) will be final and binding on all parties. No tender of units will be deemed to have been validly made unless and until all defects and irregularities have been cured or waived. Neither we, the Information Agent, nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any unit or will incur any liability for failure to give any such notification.

     Backup Federal Income Tax Withholding. To prevent the possible application of back-up federal income tax withholding with respect to payment of the offer price, you must provide us with your correct taxpayer identification number. See the instructions to the letter of transmittal and "The Litigation Settlement Offer -- Section 6. Material Federal Income Tax Matters."

     State and Local Withholding. If you tender any units pursuant to this Litigation Settlement Offer, we may be required under state or local tax laws to deduct and withhold a portion of our offer price. You should consult your tax advisor concerning whether any state or local withholding would be required on a disposition of your units and whether such amounts may be available to you as a credit on your state or local tax returns.

     FIRPTA Withholding. To prevent the withholding of federal income tax in an amount equal to 10% of the amount realized on the disposition (the amount realized is generally the offer price plus the partnership liabilities allocable to each unit purchased), you must certify that you are not a foreign person if you tender units. See the instructions to the letter of transmittal and "The Litigation Settlement Offer -- Section 6. Material Federal Income Tax Matters."

     Transfer Taxes. The amount of any transfer taxes (whether imposed on the registered holder of units or any person) payable on account of the transfer of units will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted.

     Binding Agreement. A tender of a unit pursuant to any of the procedures described above and the acceptance for payment of such unit will constitute a binding agreement between the tendering limited partner and us on the terms set forth in this Litigation Settlement Offer and the letter of transmittal.

4.  WITHDRAWAL RIGHTS

     You may withdraw your tendered units at any time prior to the expiration date, including any extensions thereof.

     For a withdrawal to be effective, a written notice of withdrawal must be timely received by the Information Agent at one of its addresses set forth on the back cover of this Litigation Settlement Offer. Any such notice of withdrawal must specify the name of the person who tendered, the number of units to be withdrawn and the name of the registered holder of such units, if different from the person who tendered. In addition, the notice of withdrawal must be signed by the person who signed the letter of transmittal in the same manner as the letter of transmittal was signed.

     If purchase of, or payment for, a unit is delayed for any reason, or if we are unable to purchase or pay for a unit for any reason, then, without prejudice to our rights under the offer, tendered units may be retained by the Information Agent; subject, however, to our obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay the offer price in respect of units tendered or return those units promptly after termination or withdrawal of our offer.

     Any units properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of our offer. However, withdrawn units may be re-tendered at any time prior to the expiration date by following the procedures described in "The Litigation Settlement Offer -- Section 3. Procedure for Tendering Units."

     All questions as to the validity and form (including time of receipt) of notices of withdrawal will be determined by us in our reasonable discretion, which determination will be final and binding on all parties. Neither the Information Agent, any other person, nor we will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT; NO SUBSEQUENT OFFERING PERIOD

     We expressly reserve the right, in our reasonable discretion, at any time and from time to time, (i) to extend the period of time during which our offer is open (but not beyond 90 business days from the date of commencement of the offer) and thereby delay acceptance for payment of, and the payment for, any unit, (ii) to terminate the offer and not accept any units not theretofore accepted for payment or paid for if any of the conditions to the offer are not satisfied, (iii) upon the occurrence of any of the conditions specified in "The Litigation Settlement Offer -- Section 19. Conditions to the Offer" relating to necessary governmental approvals to delay the acceptance for payment of, or payment for, any units not already accepted for payment or paid for, and (iv) to amend our offer in any respect (including, without limitation, by increasing or decreasing the consideration offered, increasing or decreasing the units being sought, or both). We will not assert any of the conditions to the offer (other than those relating to necessary governmental approvals) subsequent to the expiration of the offer. Notice of any such extension, termination or amendment will promptly be disseminated to you in a manner reasonably designed to inform you of such change. In the case of an extension of the offer, the extension may be followed by a press release or public announcement which will be issued no later than 9:00 a.m., New York City time, on the next business day after the scheduled expiration date of our offer, in accordance with Rule 14e-1(d) under the Exchange Act.

     If we extend the offer, or if we delay payment for a unit (whether before or after its acceptance for payment) or are unable to pay for a unit pursuant to our offer for any reason, then, without prejudice to our rights under the offer, the Information Agent may retain tendered units and those units may not be withdrawn except to the extent tendering limited partners are entitled to withdrawal rights as described in "The Litigation Settlement Offer -- Section 4. Withdrawal Rights;" subject, however, to our obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay the offer price in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     If we make a material change in the terms of our offer, or if we waive a material condition to our offer, we will extend the offer and disseminate additional tender offer materials to the extent required by Rules 14d-4 and 14e-1 under the Exchange Act. The minimum period during which the offer must remain open following any material change in the terms of the offer, other than a change in price or a change in percentage of securities sought or a change in any dealer's soliciting fee, if any, will depend upon the facts and circumstances, including the materiality of the change, but generally will be five business days. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee, if any, a minimum of ten business days from the date of such change is generally required to allow for adequate dissemination to limited partners. Accordingly, if, prior to the expiration date, we increase (other than increases of not more than two percent of the outstanding units) or decrease the number of units being sought, or increase or decrease the offer price, and if the offer is scheduled to expire at any time earlier than the tenth business day after the date that notice of such increase or decrease is first published, sent or given to limited partners, the offer will be extended at least until the expiration of such ten business days. As used in this Litigation Settlement Offer, "business day" means any day other than a Saturday, Sunday or a Federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     Pursuant to Rule 14d-11 under the Exchange Act, subsequent offering periods may be provided in tender offers for "any and all" outstanding units of a partnership. A subsequent offering period is an additional period of from three to twenty business days following the expiration date of the offer, including any extensions, in which limited partners may continue to tender units not tendered in the offer for the offer price. We do not currently intend to offer a subsequent offering period.

6.  MATERIAL FEDERAL INCOME TAX MATTERS

     The following summary is a discussion of the material United States federal income tax consequences of the offer that may be relevant to (i) limited partners who tender some or all of their units for cash pursuant to our offer, and (ii) limited partners who do not tender any of their units pursuant to our offer. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, rulings issued by the IRS, and judicial decisions, all as of the date of this Litigation Settlement Offer. All of the foregoing is subject to change or alternative construction, possibly with retroactive effect, and any such change or alternative construction could affect the continuing accuracy of this summary. This summary is based on the assumption that your partnership is operated in accordance with its organizational documents including its certificate of limited partnership and agreement of limited partnership. This summary does not purport to discuss all aspects of federal income taxation which may be important to a particular person in light of its investment or tax circumstances, or to certain types of investors subject to special tax rules (including financial institutions, broker-dealers, insurance companies, and, except to the extent discussed below, tax-exempt organizations and foreign investors, as determined for United States federal income tax purposes), nor (except as otherwise expressly indicated) does it describe any aspect of state, local, foreign or other tax laws. This summary assumes that the units are held by the limited partners for investment purposes (commonly referred to as "capital assets"), and are not held by the limited partners for sale to customers as dealer property under the Code. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this Litigation Settlement Offer. Further, no opinion of counsel has been obtained with regard to the offer.

     THE UNITED STATES FEDERAL INCOME TAX TREATMENT OF A LIMITED PARTNER PARTICIPATING IN THE OFFER DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF UNITED STATES FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. ACCORDINGLY, YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF SELLING THE INTERESTS IN YOUR PARTNERSHIP REPRESENTED BY YOUR UNITS PURSUANT TO OUR OFFER OR OF A DECISION NOT TO SELL IN LIGHT OF YOUR SPECIFIC TAX SITUATION.

     Tax Consequences to Limited Partners Tendering Units for Cash. The sale of a unit of limited partnership interest pursuant to this offer will be a taxable transaction for United States federal income tax purposes. You will recognize gain or loss on a sale of a unit of limited partnership interest of your partnership equal to the difference, if any, between (i) your "amount realized" on the sale and (ii) your adjusted tax basis in the unit sold. The "amount realized" with respect to a unit will be equal to the sum of the amount of cash received by you for the unit sold pursuant to the offer plus the amount of partnership liabilities allocable to your unit (as determined under Section 752 of the Code). Thus, your tax liability resulting from a sale of a unit could exceed the cash received upon such sale.

     Adjusted Tax Basis. If you acquired your units for cash, your initial tax basis in such units was generally equal to your cash investment in your partnership increased by your share of partnership liabilities at the time you acquired such units. Your initial tax basis generally has been increased by

(i) your share of partnership income and gains, and (ii) any increases in your share of partnership liabilities, and has been decreased (but not below zero) by
(i) your share of partnership cash distributions, (ii) any decreases in your share of partnership liabilities, (iii) your share of partnership losses, and
(iv) your share of nondeductible partnership expenditures that are not chargeable to capital. For purposes of determining your adjusted tax basis in your units immediately prior to a disposition of your units, your adjusted tax basis in your units will include your allocable share of partnership income, gain or loss for the taxable year of disposition. If your adjusted tax basis is less than your share of partnership liabilities (e.g., as a result of the effect of net loss allocations and/or distributions exceeding the cost of your unit), your gain recognized with respect to a unit pursuant to the offer will exceed the cash proceeds realized upon the sale of such unit, and may result in a tax liability to you that exceeds the cash received upon such sale.

     Character of Gain or Loss Recognized Pursuant to the Offer. Except as described below, the gain or loss recognized by you on a sale of a unit pursuant to the offer generally will be treated as a long-term capital gain or loss if you held the unit for more than one year. Long-term capital gains recognized by individuals and certain other noncorporate taxpayers generally will be subject to a maximum United States federal income tax rate of 15%. If the amount realized with respect to a unit of limited partnership interest of your partnership that is attributable to your share of "unrealized receivables" of your partnership exceeds the tax basis attributable to those assets, such excess will be treated as ordinary income. Among other things, "unrealized receivables" include depreciation recapture for certain types of property. In addition, the maximum United States federal income tax rate applicable to persons who are noncorporate taxpayers for net capital gains attributable to the sale of depreciable real property (which may be determined to include an interest in a partnership such as your units) held for more than one year is currently 25% (rather than 15%) with respect to that portion of the gain attributable to depreciation deductions previously taken on the property. Certain limitations apply to the use of capital losses.

     If you tender a unit of limited partnership interest of your partnership in the offer, you will be allocated a share of partnership taxable income or loss for the year of tender with respect to any units sold. You will not receive any future distributions on units tendered on or after the date on which such units are accepted for purchase and, accordingly, you may not receive any distributions with respect to such accreted income. Such allocation and any partnership cash distributions to you for that year will affect your adjusted tax basis in your unit and, therefore, the amount of your taxable gain or loss upon a sale of a unit pursuant to the offer.

     Passive Activity Losses. The passive activity loss rules of the Code limit the use of losses derived from passive activities, which generally include investments in limited partnership interests such as your units. An individual, as well as certain other types of investors, generally cannot use losses from passive activities to offset nonpassive activity income received during the taxable year. Passive losses that are disallowed for a particular tax year are "suspended" and may be carried forward to offset passive activity income earned by the investor in future taxable years. In addition, such suspended losses may be claimed as a deduction, subject to other applicable limitations, upon a taxable disposition of the investor's interest in such activity.

     Accordingly, if your investment in your units is treated as a passive activity, you may be able to reduce gain from the sale of your units pursuant to the offer with passive losses in the manner described below. If you sell all or a portion of your units pursuant to the offer and recognize a gain on your sale, you will generally be entitled to use your current and "suspended" passive activity losses (if any) from your partnership and other passive sources to offset that gain. In general, if you sell all or a portion of your units pursuant to the offer and recognize a loss on such sale, you will be entitled to deduct that loss currently (subject to other applicable limitations) against the sum of your passive activity income from your partnership for that year (if any) plus any passive activity income from other sources for that year. If you sell all of your units pursuant to the offer, the balance of any "suspended" losses from your partnership that were not otherwise utilized against passive activity income as described in the two preceding sentences will generally no longer be suspended and will generally therefore be deductible (subject to any other applicable limitations) by you against any other income for that year, regardless of the character of that income. You are urged to consult your tax advisor concerning whether, and the extent to which, you have available "suspended" passive activity losses from your partnership or other investments that may be used to reduce gain from the sale of units pursuant to the offer.

     Release and Assignment of Claims. Our offer price includes $4.72, your pro rata share of the settlement fund, unless you request exclusion from the settlement or the Court's order approving the settlement is reversed or vacated by virtue of the appeal. If you request exclusion from the settlement or the Court's order approving the settlement is reversed or vacated by virtue of the appeal, an equivalent portion of the price paid to you may nevertheless be deemed a payment for your release and assignment of claims. We intend to treat the entire offer price as consideration paid to you for your units, regardless of whether you requested exclusion from the settlement. The proper treatment for federal income tax purposes of your receipt of amounts from the settlement fund or deemed payments for your release and assignment of claims is uncertain under current law. No opinion or assurance can be given that the IRS will not challenge the treatment of the $4.72 portion of the offer price as a separate payment from the settlement fund or as a deemed payment for your release and assignment of claims and not as additional consideration for the units, and assert that, in either case, the $4.72 portion should be treated as an ordinary income payment in exchange for your release and/or assignment of current and future claims. Moreover, while the IRS has stated that it generally will not treat attorneys' fees and costs that are paid directly to class counsel from a settlement fund as constituting income, profit, or gain of a member of the class (so long as the class is an opt-out class and the class member does not have a separate contingency fee arrangement with the class counsel), any special awards paid to claimants who actively aid in the prosecution of a class action or who devote substantial time or expense on behalf of a settlement class will be treated as payments for services rendered and will be includable in that member's gross income. You should consult your tax advisor regarding the tax consequences to you with respect to your right to, and your receipt of, amounts from the settlement fund or deemed payments for your release and assignment of claims, and the treatment of special awards, attorneys' fees and costs.

     Information Reporting, Backup Withholding and FIRPTA. If you tender any units, you must report the transaction by filing a statement with your United States federal income tax return for the year of the tender which provides certain required information to the IRS. To prevent the possible application of back-up United States federal income tax withholding with respect to the payment of the offer consideration, you are generally required to provide us with your correct taxpayer identification number. Back-up withholding is not an additional tax. Any amounts withheld under the back-up withholding rules may be refunded or credited against your United States federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service. See the instructions to the letter of transmittal.

     Gain realized by a foreign person on the sale of a unit pursuant to the offer will be subject to federal income tax under the Foreign Investment in Real Property Tax Act of 1980. Under these provisions of the Code, if we acquire an interest held by a foreign person, we will be required to deduct and withhold 10% of the amount realized by such foreign person on the disposition. Amounts withheld would be creditable against a foreign person's United States federal income tax liability and, if in excess thereof, a refund could be claimed from the Internal Revenue Service by filing a United States income tax return. See the instructions to the letter of transmittal.

     State and Local Withholding. If you tender any units pursuant to this Litigation Settlement Offer, we may be required under state or local tax laws to deduct and withhold a portion of our offer price. You should consult your tax advisor concerning whether any state or local withholding would be required on a disposition of your units and whether such amounts may be available to you as a credit on your state or local tax returns.

     Tax Consequences to Your Partnership of Our Offer. Section 708 of the Code provides that if there is a sale or exchange of 50% or more of the total interest in capital and profits of a partnership within any 12-month period, such partnership terminates for United States federal income tax purposes. It is possible that our acquisition of units pursuant to the offer alone or in combination with other transfers of interests in your partnership could result in such a termination of your partnership. If your partnership is not deemed to terminate for tax purposes, there will be no tax effect to your partnership. If your partnership is deemed to terminate for tax purposes, however, the following federal income tax events will be deemed to occur: the terminated partnership will be deemed to have contributed all of its assets (subject to its liabilities) to a new partnership in exchange for an interest in the new partnership and, immediately thereafter, the old partnership will be deemed to have distributed interests in the new partnership to the remaining limited partners in proportion to their respective interests in the old partnership in liquidation of the old partnership.

     A termination of your partnership for federal income tax purposes may also subject the assets of your partnership to longer depreciable lives than those currently applicable to the assets of your partnership. This would generally decrease the annual average depreciation deductions following our offer, but would have no effect on the total depreciation deductions available over the useful lives of the assets of your partnership. Additionally, upon a termination of your partnership, the taxable year of your partnership will close for federal income tax purposes. Elections as to tax matters previously made by the old partnership will not be applicable to the new partnership unless the new partnership chooses to make the same elections.

     Tax Consequences to Non-Tendering and Partially-Tendering Limited
Partners. As described above, if 50% or more of such interests are sold or exchanged within a 12 month period, including as a result of our acquisition of units, a deemed tax termination of your partnership will occur for tax purposes. If less than 50% of the total interest in capital and profits of your partnership are sold or exchanged within any 12 month period, there will be no tax effect to you from the offer.

     You will not recognize any gain or loss upon a deemed tax termination of your partnership, and your capital account in your partnership will carry over to the new partnership. A termination of your partnership for federal income tax purposes may change (and possibly shorten) your holding period with respect to interests in your partnership that you choose to retain. Gain recognized by you on the disposition of retained units with a holding period of 12 months or less may be classified as short-term capital gain and subject to taxation at ordinary income tax rates.

     A deemed tax termination will also decrease the annual depreciation deductions (as a result of the longer partnership depreciation lives described above) allocable to you (thereby possibly increasing the taxable income allocable to your interests in the partnership each year).

7.  EFFECTS OF THE OFFER

     Because the general partner of your partnership is our affiliate, we have control over the management of your partnership. In addition, we, together with Cooper River Properties, L.L.C., Reedy River Properties, L.L.C and AIMCO IPLP, L.P. (which are our affiliates), own 129,695.10 units, or 65.16%, of the outstanding units of your partnership. Because we and our affiliates own a majority of the outstanding units and control your partnership's general partner, we control the outcome of most voting decisions with respect to your partnership. In general, we will vote the units owned by us in whatever manner we deem to be in our best interests, which may not be in the interest of other limited partners. This could (1) prevent non-tendering limited partners from taking action that they desire but that we oppose and (2) enable us to take action desired by us but opposed by non-tendering limited partners. We are also affiliated with the company that currently manages, and has managed for some time, the property owned by your partnership. In the event that we acquire a substantial number of units pursuant to this offer, removal of the property manager may become more difficult or impossible.

     If we acquire all of the units that we are seeking in the offer, our interest in your partnership's net earnings ($2,030,241 for the year ended December 31, 2003) and net book value ($26,582,000 as of December 31, 2003) will increase to 100%. AIMCO-GP owns a 1% interest in AIMCO Properties, L.P. and AIMCO, through its subsidiaries, owns an 89% interest in AIMCO Properties.

     Distributions to Us. If we acquire units in the offer, we will participate in any subsequent distributions to limited partners to the extent of the units purchased.

     Partnership Status. The rules regarding whether a partnership is treated as a "publicly traded partnership" taxable as a corporation are not certain. We believe that our purchase of units in accordance with the terms of our offer should not adversely affect the issue of whether your partnership is classified as a partnership for federal income tax purposes, because, taking into account all of the facts and circumstances, the general partner of your partnership believes that the partnership interests in your partnership should not be treated as readily tradable on a secondary market or the substantial equivalent thereof.

     Business. Our offer will not affect the operation of the property owned by your partnership. We will continue to control the general partner of your partnership and the property manager, both of which will remain the same. Consummation of the offer will not affect your agreement of limited partnership, the operations of your partnership, the business and properties owned by your partnership or any other matter relating to your partnership, except it would result in us increasing our ownership of units. We have no current intention of changing the fee structure for your general partner or the manager of your partnership's property.

     Effect on Trading Market; Registration Under Section 12(g) of the Exchange Act. If a substantial number of units are purchased pursuant to the offer, the result will be a reduction in the number of limited partners in your partnership. In the case of certain kinds of equity securities, a reduction in the number of securityholders might be expected to result in a reduction in the liquidity and volume of activity in the trading market for the security. In the case of your partnership, however, there is no established public trading market for the units and, therefore, we do not believe a reduction in the number of limited partners will materially further restrict your ability to find purchasers for your units through secondary market transactions.

     The units are registered under Section 12(g) of the Exchange Act, which means, among other things, that your partnership is required to file periodic reports with the SEC and to comply with the SEC's proxy rules. We do not expect or intend that consummation of the offer will cause the units to cease to be registered under Section 12(g) of the Exchange Act. If the units were to be held by fewer than 300 persons, your partnership could apply to de-register the units under the Exchange Act. Your partnership currently has 11,454 unitholders. The lack of filing periodic reports could affect the already limited secondary market which currently exists for units in your partnership and may result in others not tendering for such units. In such a case, you would regularly have access only to the limited information your partnership's agreement of limited partnership requires your general partner (which is our affiliate) to provide each year, which information consists primarily of tax information. In particular, you will continue to receive a Schedule K-1 each year as well as audited financial statements with respect to your partnership. A Schedule K-1 is an information statement that contains tax information for the fiscal year of your partnership, such as your allocation of income, deductions, credits, gains and losses of your partnership for federal income tax purposes. In comparison, the periodic reports filed by your partnership under the Exchange Act contain your partnership's annual and quarterly financial statements prepared in accordance with generally accepted accounting principles. These periodic reports filed under the Exchange Act also include information regarding your partnership's business and property and a discussion regarding your partnership's financial condition and results of operations. Additionally, your partnership will not be required to provide current reports on Form 8-K, describing certain material events. See "The Litigation Settlement
Offer -- Section 1. Terms of the Offer; Expiration Date."

     Accounting Treatment. Upon consummation of the offer, we will account for our investment in any acquired units under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

8.  VALUATION OF UNITS

     Determination of Offer Price. We determined the offer price by estimating the net equity value of units of limited partnership interest based on our valuation of your partnership's properties, determined using the direct capitalization method. This method involves applying a capitalization rate to the property income. A capitalization rate is a percentage (rate of return), commonly applied by purchasers of residential real estate to property income to determine the present value of income property. The lower the capitalization rate utilized, the higher the value produced, and the higher the capitalization rate utilized, the lower the value produced. Our method for selecting a capitalization rate generally begins with each property being assigned a location and condition rating (e.g., "A" for excellent, "B" for good, "C" for fair, and "D" for poor). We then adjust the capitalization rate based on whether the mortgage debt that the property is subject to bears interest at a rate above or below prevailing market rates and based on the amount of any prepayment penalty. Generally, the capitalization rate would be increased if the mortgage debt bears interest at above market rates. The evaluation of a property's location and condition, and the determination of an appropriate capitalization rate for a property, is subjective in nature, and others evaluating the same property might use a different capitalization rate and derive a different property value.

     Property income is the difference between the revenues from the property and related costs and expenses, excluding income derived from sources other than regular activities and before income deductions. Income deductions include interest, income taxes, prior-year adjustments, charges to reserves, write-offs of intangibles, adjustments arising from major changes in accounting methods and other material and nonrecurrent items. In this respect, property income differs from net income disclosed in the partnership's financial statements, which does not exclude these income sources and deductions.

     Although the direct capitalization method is a widely accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of a property. We relied on the direct capitalization method because we believe this is the valuation methodology most often used by the real estate industry to value income producing property. The court appointed independent appraiser also utilized the direct capitalization method as one of its valuation methodologies. However, in comparison to our methodology, the independent appraiser relied on pro forma net operating income as opposed to the current property income of your partnership. Currently, multifamily net operating income has been in decline making use of higher pro forma net operating income result in increased values compared to use of current property income. Accordingly, we believe that it is more appropriate to rely on current property income in our valuation methodology. We determined your partnership's value as follows:

     - First, we estimated the gross value of your partnership's properties using the direct capitalization method. We determined property income for each of your partnership's properties for the year ended December 31, 2003, and then divided such amount by the property's capitalization rate to derive an estimated gross property value.

                                                                                   ESTIMATED
                                                                CAPITALIZATION   GROSS PROPERTY
PROPERTY                                      PROPERTY INCOME        RATE            VALUE
--------                                      ---------------   --------------   --------------
The Dunes Apartment Homes...................    $  489,829           9.64%        $  5,083,112
Indian Creek Village........................       996,378           9.66%          10,316,060
The Knolls..................................       803,383           7.56%          10,630,032
The Loft....................................       388,851           6.14%           6,336,610
Palm Lake (Village Square)..................       424,171          10.05%           4,218,540
Plantation Gardens..........................     1,323,113           8.33%          15,887,479
Regency Oaks................................       796,094           9.17%           8,684,472
Silverado...................................       342,973           7.54%           4,549,488
Sterling Apartment Homes....................     4,850,583           9.56%          50,714,894
Sterling Commerce Center....................       (91,644)           N/A              749,629
Tates Creek Village.........................       481,987           9.58%           5,031,617
Estimated Total Gross Property Value........                                      $122,201,933

     - Second, we calculated the value of the equity of your partnership by adding to the aggregate gross property value of all properties the value of the non-real estate assets of your partnership and deducting its liabilities, including mortgage debt and debt owed by your partnership to the general partner or its affiliates. We deducted from these values certain other costs, including required capital expenditures, deferred maintenance and estimated closing costs, to derive the net equity value of your partnership.

     - Finally, we allocated 100% of this net equity value to limited partners, which is the percentage of net proceeds that would be paid to limited partners in the event of a liquidation of your partnership. Our offer price represents the net equity value per unit determined in this manner, plus a pro rata portion of the settlement fund, as indicated below.

Estimated gross valuation of partnership properties.........  $122,201,933
Plus: Cash and cash equivalents (net of tenant security
  deposits).................................................     3,001,766
Plus: Other partnership assets, including any amounts
  payable by the general partner and its affiliates upon
  liquidation...............................................     1,845,762
Less: Mortgage debt, including accrued interest.............   (73,152,142)
Less: Accounts payable and accrued expenses.................    (2,384,848)
                                                              ------------
Partnership valuation before taxes and certain costs........  $ 51,512,471
Less: Disposition fees authorized by the partnership
  agreement.................................................    (1,222,019)
Less: Estimated closing costs...............................    (3,632,848)
                                                              ------------
Estimated net equity value of your partnership..............  $ 46,657,604
Percentage of estimated net equity value allocable to
  holders of units based on the partnership agreement.......        100.00%
                                                              ------------
Estimated net equity value of units.........................  $ 46,657,604
  Total number of units.....................................       199,043
                                                              ------------
Estimated net equity value per unit.........................  $     234.41
                                                              ============
Plus: Payment from the settlement fund......................  $       4.72
                                                              ============
Cash consideration per unit.................................  $     239.13
                                                              ============

     Comparison of Offer Price to Alternative Consideration. To assist holders of units in evaluating the offer, your general partner, which is our affiliate, has attempted to compare the offer price against: (a) prices at which the units have sold on the secondary market and (b) the estimated liquidation proceeds payable per unit, assuming a sale of properties at prices equal to appraised values determined by the independent appraiser. The general partner of your partnership believes that analyzing the alternatives in terms of estimated value, based upon currently available data and, where appropriate, reasonable assumptions made in good faith, establishes a reasonable framework for comparing alternatives. Since the value of the consideration for alternatives to the offer is dependent upon varying market conditions, no assurance can be given that the estimated values reflect the actual range of possible values. The results of these comparative analyses are summarized in the chart below.

COMPARISON TABLE                                               PER UNIT
----------------                                               --------
Cash offer price............................................   $239.13
Alternatives
  Highest prior cash tender offer price.....................   $440.00(1)
  Highest price on secondary market.........................   $230.00
  Estimated liquidation proceeds (based on appraised
     value).................................................   $343.92

---------------

(1) Highest price offered in our 2000-2002 tender offers to date.

PRIOR TENDER OFFERS

     2002. On June 25, 2002, we completed a tender offer commenced on May 7, 2002. We acquired 2,978.60 units in that offer at a price of $166.00 per unit. In that case, we determined the offer price using the same valuation methodology that we have used for the current offer.

     2000. On June 26, 2000, we completed a tender offer commenced on May 15, 2000. We acquired 4,383.70 units in that offer at a price of $440.00 per unit. In addition, on September 28, 2000, we completed an additional tender offer commenced on August 10, 2000, in which we acquired 3,120.50 units at a price of $421.00. We determined the offer prices in those offers using the same valuation methodology that we have used for the current offer.

     Prices on Secondary Market. Secondary market sales information is not a reliable measure of value because of the limited amount of any known trades. Except for offers made by us and unaffiliated third parties, privately negotiated sales and sales through intermediaries are the only means which may be available to a limited partner to liquidate an investment in units (other than our offer) because the units are not listed or traded on any exchange or quoted on Nasdaq, on the Electronic Bulletin Board, or in "pink sheets." Secondary sales activity for the units, including privately negotiated sales, has been limited and sporadic.

     Set forth below are the high and low sale prices of units during the years ended December 31, 2003 and December 31, 2002, as reported by The Partnership Spectrum, which is an independent, third-party source. The gross sales prices reported by The Partnership Spectrum do not necessarily reflect the net sales proceeds received by sellers of units, which typically are reduced by commissions and other secondary market transaction costs to amounts less than the reported price. The Partnership Spectrum represents only one source of secondary sales information, and other services may contain prices for the units that equal or exceed the sales prices reported in The Partnership Spectrum. We do not know whether the information compiled by The Partnership Spectrum is accurate or complete.

   SALES PRICES OF PARTNERSHIP UNITS, AS REPORTED BY THE PARTNERSHIP SPECTRUM

                                                              HIGH     LOW
                                                              ----   -------
Year Ended December 31, 2003:                                 $180   $151.12
Year Ended December 31, 2002:                                 $230   $   147

     Set forth in the table below are the high and low sales prices of units during the years ended December 31, 2003 and December 31, 2002, as reported by the American Partnership Board, which is an independent, third-party source. The gross sales prices reported by American Partnership Board do not necessarily reflect the net sales proceeds received by sellers of units, which typically are reduced by commissions and other secondary market transaction costs to amounts less than the reported prices. The American Partnership Board represents one source of secondary sales information, and other services may contain prices for units that equal or exceed the sales prices reported by the American Partnership Board. We do not know whether the information compiled by the American Partnership Board is accurate or complete.

SALES PRICES OF PARTNERSHIP UNITS, AS REPORTED BY THE AMERICAN PARTNERSHIP BOARD

                                                              HIGH     LOW
                                                              ----   -------
Year Ended December 31, 2003:                                 $178   $155.55
Year Ended December 31, 2002:                                 $230   $166.32

  ESTIMATED LIQUIDATION PROCEEDS BASED ON INDEPENDENT APPRAISAL

     Selection and Qualifications of Independent Appraiser. Under the terms of the settlement, your partnership's property was appraised by American Appraisal Associates, Inc. ("AAA"), an independent appraiser appointed by the court. The information set forth below was provided to us by AAA with respect to its appraisals.

     AAA is an experienced independent valuation consulting firm with more than 50 offices on four continents. AAA provides valuation and consulting services for the real estate industry through its specialized industry focus and operates through a team of professionals with different economical, financial, statistical, legal, architectural, urban and engineering knowledge and expertise.

     Factors Considered. AAA performed complete appraisals of all of your partnership's properties. AAA has represented that its report was prepared in conformity with the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. We furnished the appraiser with all of the necessary information requested by AAA in connection with the appraisal. The information furnished to the appraiser was true, correct and complete in all material respects. No limitations were imposed on AAA by us or any of our affiliates. In preparing its valuation of your partnership property, AAA:

     - inspected and analyzed the exterior of all buildings and site improvements and a representative sample of units;

     - conducted neighborhood and area research, including major employers, demographics (population trends, number of households, and income trends), housing trends, surrounding uses, and general economic outlook of the area;

     - conducted market research of rental inventory, historical vacancy rates, historical average rental rates, occupancy trends, concessions, and marketing strategies in the submarket, and occupancy rates at competing properties;

     - reviewed leasing policy, concessions and history of recent occupancy;

     - reviewed the historical operating statements for your partnership's property and an operating budget forecast for 2003;

     - prepared an estimate of stabilized income and expense (for capitalization purposes);

     - conducted market inquiries into recent sales of similar properties to ascertain sales price per unit, effective gross income multipliers and capitalization rates; and

     - prepared sales comparison and income capitalization approaches to value.

     AAA was provided by us with the following management budgets for your partnership's property:

                                   PALM LAKE            PLANTATION GARDENS      THE DUNES APT. HOMES         REGENCY OAKS
                                FISCAL YEAR 2003         FISCAL YEAR 2003         FISCAL YEAR 2003         FISCAL YEAR 2003
                               MANAGEMENT BUDGET        MANAGEMENT BUDGET        MANAGEMENT BUDGET        MANAGEMENT BUDGET
                             ----------------------   ----------------------   ----------------------   ----------------------
DESCRIPTION                     TOTAL      PER UNIT      TOTAL      PER UNIT      TOTAL      PER UNIT      TOTAL      PER UNIT
-----------                  -----------   --------   -----------   --------   -----------   --------   -----------   --------
Revenues
  Rental Income............  $1,213,500     $8,090    $3,638,000     $9,780    $1,528,184     $7,641    $2,544,220     $7,418
  Vacancy..................     127,830        852       235,500        633        76,869        384       380,764      1,110
  Credit
    Loss/Concessions.......      18,000        120        72,000        194        24,000        120        78,600        229
    Subtotal...............  $  145,830     $  972    $  307,500     $  827    $  100,869     $  504    $  459,364     $1,339
  Laundry Income...........  $   13,344     $   89    $   60,000     $  161    $   21,996     $  110    $   33,096     $   96
  Garage Revenue...........           0          0             0          0             0          0             0          0
  Other Misc. Revenue......     164,148      1,094       162,000        435        66,024        330       225,600        658
    Subtotal Other
      Income...............  $  177,492     $1,183    $  222,000     $  597    $   88,020     $  440    $  258,696     $  754
Effective Gross Income.....  $1,245,162     $8,301    $3,552,500     $9,550    $1,515,335     $7,577    $2,343,552     $6,833

                                   PALM LAKE            PLANTATION GARDENS      THE DUNES APT. HOMES         REGENCY OAKS
                                FISCAL YEAR 2003         FISCAL YEAR 2003         FISCAL YEAR 2003         FISCAL YEAR 2003
                               MANAGEMENT BUDGET        MANAGEMENT BUDGET        MANAGEMENT BUDGET        MANAGEMENT BUDGET
                             ----------------------   ----------------------   ----------------------   ----------------------
DESCRIPTION                     TOTAL      PER UNIT      TOTAL      PER UNIT      TOTAL      PER UNIT      TOTAL      PER UNIT
-----------                  -----------   --------   -----------   --------   -----------   --------   -----------   --------
Operating Expenses
  Taxes....................  $  117,348     $  782    $  375,836     $1,010    $  136,256     $  681    $  158,671     $  463
  Insurance................      41,674        278       133,608        359        43,420        217       108,455        316
  Utilities................     102,000        680       170,400        458       108,468        542       225,000        656
  Repair & Maintenance.....      38,400        256       286,800        771       119,196        596        73,440        214
  Cleaning.................      50,200        335        61,200        165             0          0       131,280        383
  Landscaping..............      69,540        464             0          0        57,744        289       125,640        366
  Security.................           0          0             0          0             0          0             0          0
  Marketing & Leasing......      34,008        227        70,800        190        26,988        135        52,200        152
  General Administrative...     165,048      1,100       340,080        914       188,061        940       319,752        932
  Management...............      61,403        409       163,420        439        75,002        375       129,038        376
  Miscellaneous............           0          0             0          0             0          0             0          0
Total Operating Expenses...  $  679,621     $4,531    $1,602,144     $4,307    $  755,135     $3,776    $1,323,476     $3,859
  Reserves.................           0          0             0          0             0          0             0          0
Net Income.................  $  565,541     $3,770    $1,950,356     $5,243    $  760,200     $3,801    $1,020,076     $2,974

                              INDIAN CREEK VILLAGE           THE LOFT                THE KNOLLS               SILVERADO
                                FISCAL YEAR 2003         FISCAL YEAR 2003         FISCAL YEAR 2003         FISCAL YEAR 2003
                               MANAGEMENT BUDGET        MANAGEMENT BUDGET        MANAGEMENT BUDGET        MANAGEMENT BUDGET
                             ----------------------   ----------------------   ----------------------   ----------------------
DESCRIPTION                     TOTAL      PER UNIT      TOTAL      PER UNIT      TOTAL      PER UNIT      TOTAL      PER UNIT
-----------                  -----------   --------   -----------   --------   -----------   --------   -----------   --------
Revenues
  Rental Income............  $2,271,600     $8,321    $1,584,230     $8,610    $2,211,304     $8,440    $1,431,500     $5,772
  Vacancy..................     189,260        693       122,494        666       320,000      1,221        54,000        218
  Credit
    Loss/Concessions.......      70,080        257        19,200        104             0          0        36,000        145
    Subtotal...............  $  259,340     $  950    $  141,694     $  770    $  320,000     $1,221    $   90,000     $  363
  Laundry Income...........  $   24,240     $   89    $    8,628     $   47    $   44,388     $  169    $   19,872     $   80
  Garage Revenue...........           0          0             0          0             0          0             0          0
  Other Misc. Revenue......     168,504        617        19,651        107       147,595        563        80,400        324
    Subtotal Other
      Income...............  $  192,744     $  706    $   28,279     $  154    $  191,983     $  733    $  100,272     $  404
Effective Gross Income.....  $2,205,004     $8,077    $1,470,815     $7,994    $2,083,287     $7,951    $1,441,772     $5,814
Operating Expenses
  Taxes....................  $  124,176     $  455    $  135,529     $  737    $   65,184     $  249    $  146,936     $  592
  Insurance................      52,408        192         8,554         46        50,478        193        46,017        186
  Utilities................     139,984        513        45,600        248        95,460        364       107,148        432
  Repair & Maintenance.....      60,764        223        82,056        446        27,720        106        98,160        396
  Cleaning.................           0          0             0          0        54,858        209             0          0
  Landscaping..............      65,500        240        43,200        235        88,196        337        42,000        169
  Security.................           0          0             0          0             0          0             0          0
  Marketing & Leasing......      46,040        169        22,380        122        42,920        164        20,688         83
  General Administrative...     250,044        916       179,700        977       199,909        763       208,804        842
  Management...............     110,004        403        76,452        416       113,664        434        67,200        271
  Miscellaneous............      62,592        229             0          0             0          0             0          0
Total Operating Expenses...  $  911,512     $3,339    $  593,471     $3,225    $  738,389     $2,818    $  736,953     $2,972
  Reserves.................           0          0             0          0             0          0             0          0
Net Income.................  $1,293,492     $4,738    $  877,344     $4,768    $1,344,898     $5,133    $  704,819     $2,842

                                                      STERLING APARTMENT
                                                       HOMES & STERLING
                                                       COMMERCE CENTER        TATES CREEK VILLAGE
                                                       FISCAL YEAR 2003         FISCAL YEAR 2003
                                                      MANAGEMENT BUDGET        MANAGEMENT BUDGET
                                                    ----------------------   ----------------------
DESCRIPTION                                            TOTAL      PER UNIT      TOTAL      PER UNIT
-----------                                         -----------   --------   -----------   --------
Revenues
  Rental Income...................................  $9,343,212    $17,431    $1,303,760     $6,391
  Vacancy.........................................     615,000      1,147        87,270        428
  Credit Loss/Concessions.........................      12,000         22        16,200         79
     Subtotal.....................................  $  627,000    $ 1,170    $  103,470     $  507
  Laundry Income..................................  $        0    $     0    $    3,000     $   15
  Garage Revenue..................................           0          0             0          0
  Other Misc. Revenue.............................     296,831        554        54,400        267
     Subtotal Other Income........................  $  296,831    $   554    $   57,400     $  281
Effective Gross Income............................  $9,013,043    $16,815    $1,257,690     $6,165
Operating Expenses
  Taxes...........................................  $  781,506    $ 1,458    $   53,507     $  262
  Insurance.......................................     147,716        276        27,074        133
  Utilities.......................................   1,103,000      2,058       221,200      1,084
  Repair & Maintenance............................      64,100        120        96,205        472
  Cleaning........................................     514,800        960             0          0
  Landscaping.....................................           0          0             0          0
  Security........................................           0          0             0          0
  Marketing & Leasing.............................      36,000         67        16,500         81
  General Administrative..........................     100,500        188       125,650        616
  Management......................................     456,547        852        61,835        303
  Miscellaneous...................................     522,538        975             0          0
Total Operating Expenses..........................  $3,726,707    $ 6,953    $  601,971     $2,951
  Reserves........................................           0          0             0          0
Net Income........................................  $5,286,336    $ 9,863    $  655,719     $3,214

     THE ABOVE MANAGEMENT BUDGETS ARE INTERNALLY PREPARED OPERATING PROJECTIONS FOR THE PARTNERSHIP'S PROPERTIES. A MANAGEMENT BUDGET DOES NOT REFLECT A PROPERTY'S ACTUAL PERFORMANCE, OR CHANGES IN THE CONDITION OF A PROPERTY, IN THE LOCAL AREA SURROUNDING A PROPERTY OR IN THE ECONOMY IN GENERAL.

     Summary of Approaches and Methodologies Employed. The following summary describes the material approaches and analyses employed by AAA in preparing the appraisals. The partnership imposed no conditions or limitations on the scope of AAA's investigation or the methods and procedures to be followed in preparing the appraisal. AAA principally relied on two approaches to valuation: (1) the sales comparison approach and (2) the income capitalization approach.

     The sales comparison approach uses analysis techniques and sales of comparable improved properties in surrounding or competing areas to derive units of comparison that are then used to indicate a value for the subject property. Under this approach, the primary methods of analysis used by the appraiser were:
(1) sales price per unit analysis; (2) net operating income analysis; and (3) effective gross income analysis.

     The purpose of the income capitalization approach is to value an income-producing property by analyzing likely future income and expenses of the property over a reasonable holding period. Under the income capitalization approach, AAA performed: (1) a direct capitalization analysis and (2) a discounted cash flow analysis to derive property value. The direct capitalization analysis determines the value of a property by applying a capitalization rate that takes into account all of the factors influencing the value of such property to the net operating income of such property for a single year. The direct capitalization method is normally more appropriate for properties with relatively stable operating histories and expectations. The discounted cash flow analysis determines the value of a property by discounting to present value the estimated operating cash flow of such property and the estimated proceeds of a hypothetical sale of such property at the end of an assumed holding period. The discounted cash flow method is more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets.

     AAA relied principally on the income capitalization approach to valuation and secondarily on the sales comparison approach. Although the sales comparison approach is considered a reliable method for valuing property, the income capitalization approach is the primary approach used for valuing income producing property, such as your partnership's property.

     Summary of independent appraisals of your partnership's property. AAA performed complete appraisals of all of your partnership's properties. The summary set forth below describes the material conclusions reached by AAA based on the values determined under the valuation approaches and subject to the assumptions and limitations described below. AAA determined that the estimated total "as is" market value of the fee simple estate of your partnership's property was $156,500,000, which was determined by adding the estimated values determined by AAA for each of your partnership's properties and which is higher than our estimated total gross valuation of $122,201,933.

INDIAN CREEK VILLAGE

     Valuation Under Sales Comparison Approach. AAA compared five apartment complexes with Indian Creek Village that were sold between January 2001 and August 2002 and located in the property's real estate market area. Based on its qualitative analysis, AAA rated the locations of all five comparable properties as comparable to the location of Indian Creek Village. AAA rated the quality/appeal of all five comparable properties as comparable to the quality/appeal of Indian Creek Village. AAA rated the amenities of one comparable property as superior and four comparable properties as comparable to the amenities of Indian Creek Village.

     AAA made adjustments to the sales price per unit of each comparable property to reflect differences from Indian Creek Village in location, number of units, quality/appeal, age/condition, occupancy at sale, amenities and average unit size. Based on the available data, AAA concluded a value range of $46,678 to $57,678 per unit with a mean or average adjusted price of $50,882 per unit and a median adjusted price of $50,132 per unit. Thus, the estimated value based on a $50,000 sales price per unit for the 273 units was approximately $13,600,000 after adjustment for deferred maintenance.

     As part of the sales comparison approach, AAA also conducted a net operating income ("NOI") analysis. NOI effectively takes into account the various physical, location and operating aspects of the sale. AAA compared Indian Creek Village's NOI to the NOI of the five comparable properties and arrived at a percentage adjustment. After applying the percentage adjustment to the sales price per unit of each comparable property, the range of value was between $42,134 and $57,381 per unit, with an average of $51,206 per unit. The appraiser concluded a value of $50,000 per unit for the 273 units of the property, resulting in an estimated "as is" market value of $13,600,000 using the NOI analysis after adjustment for deferred maintenance.

     AAA also performed an effective gross income multiplier ("EGIM") analysis. The EGIM measures the relationship between the sales price of a property and its effective gross income, which is the total annual income that a property would produce after an allowance for vacancy and credit loss. AAA estimated the operating expense ratio ("OER") of Indian Creek Village to be 42.71% before reserves, with the expense ratios of the five comparable properties ranging from 32.03% to 47.37%, resulting in EGIMs ranging from 6.49 to 7.33. Thus, AAA concluded an EGIM of 6.25 for Indian Creek Village, and applied the EGIM to the stabilized effective gross income for the property (see Income Approach section below), resulting in a value conclusion of approximately $13,900,000 after adjustment for deferred maintenance.

     AAA estimated the value using the price per unit analysis at $13,600,000, the value using the NOI analysis at $13,600,000 and the value using the EGIM analysis at $13,900,000. Based on these three valuation methods, AAA concluded that the reconciled value for Indian Creek Village under the sales comparison approach was $13,700,000. AAA assumed a marketing and exposure period of 6 to 12 months.

     Valuation Under Income Capitalization Approach. Under the income capitalization approach, AAA performed: (1) a direct capitalization analysis and
(2) a discounted cash flow analysis to derive a value for Indian Creek Village.

     AAA first utilized a discounted cash flow method to analyze the value of the property. Under this method, anticipated future cash flow and a reversionary value are discounted at an appropriate rate of return to arrive at an estimate of present value. AAA also employed a direct capitalization analysis on the property by dividing a forecast of net operating income ("NOI") by an appropriate capitalization rate. AAA performed a market rent analysis for the property to derive a projected rental income. The analysis included both a review of the subject's current asking and actual rent rates as well as a comparison with comparable apartment properties. AAA calculated Indian Creek Village's effective gross income ("EGI") by adding apartment rental collections to other income and then making an adjustment for vacancy and collection loss. Under this analysis, AAA arrived at an EGI of $2,222,472. Once the EGI was established, operating expenses were deducted from the EGI in order to arrive at an NOI for Indian Creek Village of approximately $1,204,988. AAA performed a pro forma analysis of revenue and expenses for the property to derive the subject's stabilized NOI. AAA relied on the subject's historical and budgeted income and expenses for this estimate. AAA derived appropriate investment criteria, including an overall capitalization rate, terminal capitalization rate and a discount rate based upon analysis of comparable sales and a survey of real estate investors.

     The assumptions employed by AAA to determine the value of Indian Creek Village under the income approach included:

          (1) stabilized vacancy and collection loss rate of 10%;

          (2) replacement reserve of $250 per unit;

          (3) overall capitalization rate of 9.00%;

          (4) terminal capitalization rate of 10.00%;

          (5) discount rate of 11.00%;

          (6) 2.00% cost of sale at reversion; and

          (7) holding period of 10 years.

No adjustment was made for lease-up costs because the property was near or at a stabilized condition. No adjustment was made for concessions. An adjustment of $34,000 was made for deferred maintenance. Based on these assumptions, AAA's estimate of cash flows for a 10-year period resulted in an indicated value of $13,800,000 through the discounted cash flow method. The reversion value contributed approximately 40% of the value.

     Under the direct capitalization method, utilizing a capitalization rate of 9.00%, the projected NOI resulted in a value (after rounding) of $13,400,000 after adjustments for deferred maintenance.

     Using the income capitalization approach, AAA determined on an as-is basis that the direct capitalization method and the discounted cash flow method indicated the value for Indian Creek Village was $13,600,000.

     Reconciliation of Values and Conclusions of Appraisal. The final step in the appraisal process was to reconcile the sales comparison approach and the income capitalization approach values to arrive at a final value conclusion. The reconciliation of the two approaches involved weighing the valuation techniques in relation to their substantiation by market and other sources of data, the relativity and applicability of the approaches to the property type, and the purpose of the valuation. AAA concluded that the estimated market value under the sales comparison approach was $13,700,000 and the estimated market value under the income capitalization approach was $13,600,000. After reconciling the various factors, AAA determined a final "as is" market value for Indian Creek Village of $13,600,000 as of May 8, 2003.

THE LOFT

     Valuation Under Sales Comparison Approach. AAA compared five apartment complexes with The Loft that were sold between November 2000 and July 2002 and located in the property's real estate market area. Based on its qualitative analysis, AAA rated the locations of two comparable properties as superior and three comparable properties as comparable to the location of the Loft. AAA rated the quality/appeal of three comparable properties as superior and two comparable properties as comparable to the quality/appeal of the Loft. AAA rated the amenities of all five comparable properties as comparable to the amenities of the Loft.

     AAA made adjustments to the sales price per unit of each comparable property to reflect differences from the Loft in location, number of units, quality/appeal, age/condition, occupancy at sale, amenities and average unit size. Based on the available data, AAA concluded a value range of $44,057 to $52,040 per unit with a mean or average adjusted price of $46,707 per unit and a median adjusted price of $46,330 per unit. Thus, the estimated value based on a $47,000 sales price per unit for the 184 units was approximately $8,600,000 after adjustment for lease-up costs and present value of concessions.

     As part of the sales comparison approach, AAA also conducted a net operating income ("NOI") analysis. NOI effectively takes into account the various physical, location and operating aspects of the sale. AAA compared the Loft's NOI to the NOI of the five comparable properties and arrived at a percentage adjustment. After applying the percentage adjustment to the sales price per unit of each comparable property, the range of value was between $44,625 and $63,587 per unit, with an average of $53,186 per unit. The appraiser concluded a value of $49,000 per unit for the 184 units of the property, resulting in an estimated "as is" market value of $8,900,000 using the NOI analysis after adjustment for lease-up costs and present value of concessions.

     AAA also performed an effective gross income multiplier ("EGIM") analysis. The EGIM measures the relationship between the sales price of a property and its effective gross income, which is the total annual income that a property would produce after an allowance for vacancy and credit loss. AAA estimated the operating expense ratio ("OER") of the Loft to be 39.81% before reserves, with the expense ratios of the five comparable properties ranging from 38.00% to 45.00%, resulting in EGIMs ranging from 5.28 to 7.54. Thus, AAA concluded an EGIM of 5.75 for the Loft, and applied the EGIM to the stabilized effective gross income for the property (see Income Approach section below), resulting in a value conclusion of approximately $8,500,000 after adjustment for lease-up costs and present value of concessions.

     AAA estimated the value using the price per unit analysis at $8,600,000, the value using the NOI analysis at $8,900,000 and the value using the EGIM analysis at $8,500,000. Based on these three valuation methods, AAA concluded that the reconciled value for the Loft under the sales comparison approach was $8,600,000. AAA assumed a marketing and exposure period of 6 to 12 months.

     Valuation Under Income Capitalization Approach. Under the income capitalization approach, AAA performed: (1) a direct capitalization analysis and
(2) a discounted cash flow analysis to derive a value for the Loft.

     AAA first utilized a discounted cash flow method to analyze the value of the property. Under this method, anticipated future cash flow and a reversionary value are discounted at an appropriate rate of return to arrive at an estimate of present value. AAA also employed a direct capitalization analysis on the property by dividing a forecast of net operating income ("NOI") by an appropriate capitalization rate. AAA performed a market rent analysis for the property to derive a projected rental income. The analysis included both a review of the subject's current asking and actual rent rates as well as a comparison with comparable apartment properties. AAA calculated the Loft's effective gross income ("EGI") by adding apartment rental collections to other income and then making an adjustment for vacancy and collection loss. Under this analysis, AAA arrived at an EGI of $1,498,446. Once the EGI was established, operating expenses were deducted from the EGI in order to arrive at an NOI for the Loft of approximately $855,883. AAA performed a pro forma analysis of revenue and expenses for the property to derive the subject's stabilized NOI. AAA relied on the subject's historical and budgeted income and expenses for this estimate. AAA derived appropriate investment criteria, including an overall capitalization rate, terminal capitalization rate and a discount rate based upon analysis of comparable sales and a survey of real estate investors.

     The assumptions employed by AAA to determine the value of the Loft under the income approach included:

          (1) stabilized vacancy and collection loss rate of 12%;

          (2) replacement reserve of $250 per unit;

          (3) overall capitalization rate of 9.50%;

          (4) terminal capitalization rate of 10.00%;

          (5) discount rate of 11.50%;

          (6) 3.00% cost of sale at reversion; and

          (7) holding period of 10 years.

An adjustment was made for lease-up costs because the Loft 's occupancy level was below a stabilized occupancy projection Thus, AAA assumed a 12-month lease up period. An adjustment was made for concessions due to soft market conditions, and AAA estimated the present value of concessions to be $62,000. Based on these assumptions, AAA's estimate of cash flows for a 10-year period resulted in an indicated value of $8,800,000 through the discounted cash flow method. The reversion value contributed approximately 39% of the value.

     Under the direct capitalization method, utilizing a capitalization rate of 9.50%, the projected NOI resulted in a value (after rounding) of $8,900,000 after adjustments for lease-up costs and present value of concessions.

     Using the income capitalization approach, AAA determined on an as-is basis that the direct capitalization method and the discounted cash flow method indicated the value for the Loft was $8,800,000.

     Reconciliation of Values and Conclusions of Appraisal. The final step in the appraisal process was to reconcile the sales comparison approach and the income capitalization approach values to arrive at a final value conclusion. The reconciliation of the two approaches involved weighing the valuation techniques in relation to their substantiation by market and other sources of data, the relativity and applicability of the approaches to the property type, and the purpose of the valuation. AAA concluded that the estimated market value under the sales comparison approach was $8,600,000 and the estimated market value under the income capitalization approach was $8,800,000. After reconciling the various factors, AAA determined a final "as is" market value for the Loft of $8,800,000 as of May 13, 2003.

THE KNOLLS

     Valuation Under Sales Comparison Approach. AAA compared five apartment complexes with The Knolls that were sold between July 2001 and January 2003 and located in the property's real estate market area. Based on its qualitative analysis, AAA rated the locations of two comparable properties as superior, one comparable property as comparable and two comparable properties as inferior to the location of the Knolls. AAA rated the quality/appeal of one comparable property as superior, two comparable properties as comparable and two comparable properties as inferior to the quality/appeal of the Knolls. AAA rated the amenities of two comparable properties as comparable and three comparable properties as inferior to the amenities of the Knolls.

     AAA made adjustments to the sales price per unit of each comparable property to reflect differences from the Knolls in location, number of units, quality/appeal, age/condition, occupancy at sale, amenities and average unit size. Based on the available data, AAA concluded a value range of $56,146 to $59,860 per unit with a mean or average adjusted price of $57,894 per unit and a median adjusted price of $57,795 per unit. Thus, the estimated value based on a $57,000 sales price per unit for the 262 units was approximately $14,400,000 after adjustment for lease-up costs and present value of concessions.

     As part of the sales comparison approach, AAA also conducted a net operating income ("NOI") analysis. NOI effectively takes into account the various physical, location and operating aspects of the sale. AAA compared the Knolls' NOI to the NOI of the five comparable properties and arrived at a percentage adjustment. After applying the percentage adjustment to the sales price per unit of each comparable property, the range of value was between $54,932 and $70,427 per unit, with an average of $63,808 per unit. The appraiser concluded a value of $60,000 per unit for the 262 units of the property, resulting in an estimated "as is" market value of $15,200,000 using the NOI analysis after adjustment for lease-up costs and present value of concessions.

     AAA also performed an effective gross income multiplier ("EGIM") analysis. The EGIM measures the relationship between the sales price of a property and its effective gross income, which is the total annual income that a property would produce after an allowance for vacancy and credit loss. AAA estimated the operating expense ratio ("OER") of the Knolls to be 32.63% before reserves, with the expense ratios of the five comparable properties ranging from 34.96% to 51.59%, resulting in EGIMs ranging from 6.23 to 8.64. Thus, AAA concluded an EGIM of 7.10 for the Knolls, and applied the EGIM to the stabilized effective gross income for the property (see Income Approach section below), resulting in a value conclusion of approximately $14,400,000 after adjustment for lease-up costs and present value of concessions.

     AAA estimated the value using the price per unit analysis at $14,400,000, the value using the NOI analysis at $15,200,000 and the value using the EGIM analysis at $14,400,000. Based on these three valuation methods, AAA concluded that the reconciled value for the Knolls under the sales comparison approach was $14,500,000. AAA assumed a marketing and exposure period of 6 to 12 months.

     Valuation Under Income Capitalization Approach. Under the income capitalization approach, AAA performed: (1) a direct capitalization analysis and
(2) a discounted cash flow analysis to derive a value for the Knolls.

     AAA first utilized a discounted cash flow method to analyze the value of the property. Under this method, anticipated future cash flow and a reversionary value are discounted at an appropriate rate of return to arrive at an estimate of present value. AAA also employed a direct capitalization analysis on the property by dividing a forecast of net operating income ("NOI") by an appropriate capitalization rate. AAA performed a market rent analysis for the property to derive a projected rental income. The analysis included both a review of the subject's current asking and actual rent rates as well as a comparison with comparable apartment properties. AAA calculated the Knolls' effective gross income ("EGI") by adding apartment rental collections to other income and then making an adjustment for vacancy and collection loss. Under this analysis, AAA arrived at an EGI of $2,105,264. Once the EGI was established, operating expenses were deducted from the EGI in order to arrive at an NOI for the Knolls of approximately $1,365,961. AAA performed a pro forma analysis of revenue and expenses for the property to derive the subject's stabilized NOI. AAA relied on the subject's historical and budgeted income and expenses for this estimate. AAA derived appropriate investment criteria, including an overall capitalization rate, terminal capitalization rate and a discount rate based upon analysis of comparable sales and a survey of real estate investors.

     The assumptions employed by AAA to determine the value of the Knolls under the income approach included:

          (1) stabilized vacancy and collection loss rate of 11.5%;

          (2) replacement reserve of $200 per unit;

          (3) overall capitalization rate of 9.00%;

          (4) terminal capitalization rate of 9.50%;

          (5) discount rate of 11.50%;

          (6) 2.00% cost of sale at reversion; and

          (7) holding period of 10 years.

An adjustment was made for lease-up costs because the Knolls 's occupancy level was below a stabilized occupancy projection Thus, AAA assumed a 12-month lease up period. An adjustment was made for concessions due to soft market conditions, and AAA estimated the present value of concessions to be $468,000. Based on these assumptions, AAA's estimate of cash flows for a 10-year period resulted in an indicated value of $14,200,000 through the discounted cash flow method. The reversion value contributed approximately 42% of the value.

     Under the direct capitalization method, utilizing a capitalization rate of 9.00%, the projected NOI resulted in a value (after rounding) of $14,600,000 after adjustments for lease-up costs and present value of concessions.

     Using the income capitalization approach, AAA determined on an as-is basis that the direct capitalization method and the discounted cash flow method indicated the value for the Knolls was $14,400,000.

     Reconciliation of Values and Conclusions of Appraisal. The final step in the appraisal process was to reconcile the sales comparison approach and the income capitalization approach values to arrive at a final value conclusion. The reconciliation of the two approaches involved weighing the valuation techniques in relation to their substantiation by market and other sources of data, the relativity and applicability of the approaches to the property type, and the purpose of the valuation. AAA concluded that the estimated market value under the sales comparison approach was $14,500,000 and the estimated market value under the income capitalization approach was $14,400,000. After reconciling the various factors, AAA determined a final "as is" market value for the Knolls of $14,400,000 as of May 15, 2003.

PALM LAKE

     Valuation Under Sales Comparison Approach. AAA compared five apartment complexes with Palm Lake that were sold between March 2001 and June 2003 and located in the property's real estate market area. Based on its qualitative analysis, AAA rated the locations of one comparable property as comparable and four comparable properties as inferior to the location of Palm Lake. AAA rated the quality/appeal of all five comparable properties as comparable to the quality/appeal of Palm Lake. AAA rated the amenities of all five comparable properties as comparable to the amenities of Palm Lake.

     AAA made adjustments to the sales price per unit of each comparable property to reflect differences from Palm Lake in location, number of units, quality/appeal, age/condition, occupancy at sale, amenities and average unit size. Based on the available data, AAA concluded a value range of $25,915 to $29,613 per unit with a mean or average adjusted price of $27,728 per unit and a median adjusted price of $27,303 per unit. Thus, the estimated value based on a $27,000 sales price per unit for the 150 units was approximately $4,100,000.

     As part of the sales comparison approach, AAA also conducted a net operating income ("NOI") analysis. NOI effectively takes into account the various physical, location and operating aspects of the sale. AAA compared Palm Lake's NOI to the NOI of the five comparable properties and arrived at a percentage adjustment. After applying the percentage adjustment to the sales price per unit of each comparable property, the range of value was between $18,424 and $31,303 per unit, with an average of $23,615 per unit. The appraiser concluded a value of $28,000 per unit for the 150 units of the property, resulting in an estimated "as is" market value of $4,200,000 using the NOI analysis.

     AAA also performed an effective gross income multiplier ("EGIM") analysis. The EGIM measures the relationship between the sales price of a property and its effective gross income, which is the total annual income that a property would produce after an allowance for vacancy and credit loss. AAA estimated the operating expense ratio ("OER") of Palm Lake to be 55.23% before reserves, with the expense ratios of the five comparable properties ranging from 45.00% to 61.84%, resulting in EGIMs ranging from 3.41 to 4.61. Thus, AAA concluded an EGIM of 3.70 for Palm Lake, and applied the EGIM to the stabilized effective gross income for the property (see Income Approach section below), resulting in a value conclusion of approximately $4,300,000.

     AAA estimated the value using the price per unit analysis at $4,100,000, the value using the NOI analysis at $4,200,000 and the value using the EGIM analysis at $4,300,000. Based on these three valuation methods, AAA concluded that the reconciled value for Palm Lake under the sales comparison approach was $4,200,000. AAA assumed a marketing and exposure period of 6 to 12 months.

     Valuation Under Income Capitalization Approach. Under the income capitalization approach, AAA performed: (1) a direct capitalization analysis and
(2) a discounted cash flow analysis to derive a value for Palm Lake.

     AAA first utilized a discounted cash flow method to analyze the value of the property. Under this method, anticipated future cash flow and a reversionary value are discounted at an appropriate rate of return to arrive at an estimate of present value. AAA also employed a direct capitalization analysis on the property by dividing a forecast of net operating income ("NOI") by an appropriate capitalization rate. AAA performed a market rent analysis for the property to derive a projected rental income. The analysis included both a review of the subject's current asking and actual rent rates as well as a comparison with comparable apartment properties. AAA calculated Palm Lake's effective gross income ("EGI") by adding apartment rental collections to other income and then making an adjustment for vacancy and collection loss. Under this analysis, AAA arrived at an EGI of $1,164,120. Once the EGI was established, operating expenses were deducted from the EGI in order to arrive at an NOI for Palm Lake of approximately $446,185. AAA performed a pro forma analysis of revenue and expenses for the property to derive the subject's stabilized NOI. AAA relied on the subject's historical and budgeted income and expenses for this estimate. AAA derived appropriate investment criteria, including an overall capitalization rate, terminal capitalization rate and a discount rate based upon analysis of comparable sales and a survey of real estate investors.

     The assumptions employed by AAA to determine the value of Palm Lake under the income approach included:

          (1) stabilized vacancy and collection loss rate of 15%;

          (2) replacement reserve of $500 per unit;

          (3) overall capitalization rate of 10.00%;

          (4) terminal capitalization rate of 10.50%;

          (5) discount rate of 12.00%;

          (6) 2.00% cost of sale at reversion; and

          (7) holding period of 10 years.

No adjustment was made for lease-up costs because the property was near or at a stabilized condition. No adjustment was made for concessions. Based on these assumptions, AAA's estimate of cash flows for a 10-year period resulted in an indicated value of $4,400,000 through the discounted cash flow method. The reversion value contributed approximately 36% of the value.

     Under the direct capitalization method, utilizing a capitalization rate of 10.00%, the projected NOI resulted in a value (after rounding) of $4,500,000.

     Using the income capitalization approach, AAA determined on an as-is basis that the direct capitalization method and the discounted cash flow method indicated the value for Palm Lake was $4,400,000.

     Reconciliation of Values and Conclusions of Appraisal. The final step in the appraisal process was to reconcile the sales comparison approach and the income capitalization approach values to arrive at a final value conclusion. The reconciliation of the two approaches involved weighing the valuation techniques in relation to their substantiation by market and other sources of data, the relativity and applicability of the approaches to the property type, and the purpose of the valuation. AAA concluded that the estimated market value under the sales comparison approach was $4,200,000 and the estimated market value under the income capitalization approach was $4,400,000. After reconciling the various factors, AAA determined a final "as is" market value for Palm Lake of $4,300,000 as of December 8, 2003.

PLANTATION GARDENS

     Valuation Under Sales Comparison Approach. AAA compared five apartment complexes with Plantation Gardens that were sold between March 2001 and September 2003 and located in the property's real estate market area. Based on its qualitative analysis, AAA rated the locations of two comparable properties as comparable and three comparable properties as inferior to the location of Plantation Gardens. AAA rated the quality/appeal of three comparable properties as comparable and two comparable properties as inferior to the quality/appeal of Plantation Gardens. AAA rated the amenities of three comparable properties as comparable and two comparable properties as inferior to the amenities of Plantation Gardens.

     AAA made adjustments to the sales price per unit of each comparable property to reflect differences from Plantation Gardens in location, number of units, quality/appeal, age/condition, occupancy at sale, amenities and average unit size. Based on the available data, AAA concluded a value range of $49,875 to $55,967 per unit with a mean or average adjusted price of $52,101 per unit and a median adjusted price of $52,213 per unit. Thus, the estimated value based on a $52,000 sales price per unit for the 372 units was approximately $19,100,000 after adjustment for deferred maintenance.

     As part of the sales comparison approach, AAA also conducted a net operating income ("NOI") analysis. NOI effectively takes into account the various physical, location and operating aspects of the sale. AAA compared Plantation Gardens' NOI to the NOI of the five comparable properties and arrived at a percentage adjustment. After applying the percentage adjustment to the sales price per unit of each comparable property, the range of value was between $43,123 and $54,411 per unit, with an average of $50,401 per unit. The appraiser concluded a value of $52,000 per unit for the 372 units of the property, resulting in an estimated "as is" market value of $19,100,000 using the NOI analysis after adjustment for deferred maintenance.

     AAA also performed an effective gross income multiplier ("EGIM") analysis. The EGIM measures the relationship between the sales price of a property and its effective gross income, which is the total annual income that a property would produce after an allowance for vacancy and credit loss. AAA estimated the operating expense ratio ("OER") of Plantation Gardens to be 50.22% before reserves, with the expense ratios of the five comparable properties ranging from 36.08% to 58.25%, resulting in EGIMs ranging from 4.99 to 6.94. Thus, AAA concluded an EGIM of 5.50 for Plantation Gardens, and applied the EGIM to the stabilized effective gross income for the property (see Income Approach section below), resulting in a value conclusion of approximately $19,300,000 after adjustment for deferred maintenance.

     AAA estimated the value using the price per unit analysis at $19,100,000, the value using the NOI analysis at $19,100,000 and the value using the EGIM analysis at $19,300,000. Based on these three valuation methods, AAA concluded that the reconciled value for Plantation Gardens under the sales comparison approach was $19,100,000. AAA assumed a marketing and exposure period of 6 to 12 months.

     Valuation Under Income Capitalization Approach. Under the income capitalization approach, AAA performed: (1) a direct capitalization analysis and
(2) a discounted cash flow analysis to derive a value for Plantation Gardens.

     AAA first utilized a discounted cash flow method to analyze the value of the property. Under this method, anticipated future cash flow and a reversionary value are discounted at an appropriate rate of return to arrive at an estimate of present value. AAA also employed a direct capitalization analysis on the property by dividing a forecast of net operating income ("NOI") by an appropriate capitalization rate. AAA performed a market rent analysis for the property to derive a projected rental income. The analysis included both a review of the subject's current asking and actual rent rates as well as a comparison with comparable apartment properties. AAA calculated Plantation Gardens' effective gross income ("EGI") by adding apartment rental collections to other income and then making an adjustment for vacancy and collection loss. Under this analysis, AAA arrived at an EGI of $3,557,916. Once the EGI was established, operating expenses were deducted from the EGI in order to arrive at an NOI for Plantation Gardens of approximately $1,678,120. AAA performed a pro forma analysis of revenue and expenses for the property to derive the subject's stabilized NOI. AAA relied on the subject's historical and budgeted income and expenses for this estimate. AAA derived appropriate investment criteria, including an overall capitalization rate, terminal capitalization rate and a discount rate based upon analysis of comparable sales and a survey of real estate investors.

     The assumptions employed by AAA to determine the value of Plantation Gardens under the income approach included:

          (1) stabilized vacancy and collection loss rate of 8%;

          (2) replacement reserve of $250 per unit;

          (3) overall capitalization rate of 8.75%;

          (4) terminal capitalization rate of 9.25%;

          (5) discount rate of 11.00%;

          (6) 2.00% cost of sale at reversion; and

          (7) holding period of 10 years.

No adjustment was made for lease-up costs because the property was near or at a stabilized condition. No adjustment was made for concessions. An adjustment of $280,000 was made for deferred maintenance. Based on these assumptions, AAA's estimate of cash flows for a 10-year period resulted in an indicated value of $19,500,000 through the discounted cash flow method. The reversion value contributed approximately 41% of the value.

     Under the direct capitalization method, utilizing a capitalization rate of 8.75%, the projected NOI resulted in a value (after rounding) of $18,900,000 after adjustments for deferred maintenance.

     Using the income capitalization approach, AAA determined on an as-is basis that the direct capitalization method and the discounted cash flow method indicated the value for Plantation Gardens was $19,000,000

     Reconciliation of Values and Conclusions of Appraisal. The final step in the appraisal process was to reconcile the sales comparison approach and the income capitalization approach values to arrive at a final value conclusion. The reconciliation of the two approaches involved weighing the valuation techniques in relation to their substantiation by market and other sources of data, the relativity and applicability of the approaches to the property type, and the purpose of the valuation. AAA concluded that the estimated market value under the sales comparison approach was $19,100,000 and the estimated market value under the income capitalization approach was $19,000,000. After reconciling the various factors, AAA determined a final "as is" market value for Plantation Gardens of $19,000,000 as of December 11, 2003.

REGENCY OAKS

     Valuation Under Sales Comparison Approach. AAA compared five apartment complexes with Regency Oaks that were sold between May 2001 and May 2003 and located in the property's real estate market area. Based on its qualitative analysis, AAA rated the locations of all five comparable properties as superior to the location of Regency Oaks. AAA rated the quality/appeal of all five comparable properties as superior to the quality/appeal of Regency Oaks. AAA rated the amenities of all five comparable properties as comparable to the amenities of Regency Oaks.

     AAA made adjustments to the sales price per unit of each comparable property to reflect differences from Regency Oaks in location, number of units, quality/appeal, age/condition, occupancy at sale, amenities and average unit size. Based on the available data, AAA concluded a value range of $26,268 to $29,861 per unit with a mean or average adjusted price of $28,195 per unit and a median adjusted price of $28,339 per unit. Thus, the estimated value based on a $28,000 sales price per unit for the 343 units was approximately $9,600,000.

     As part of the sales comparison approach, AAA also conducted a net operating income ("NOI") analysis. NOI effectively takes into account the various physical, location and operating aspects of the sale. AAA compared Regency Oaks' NOI to the NOI of the five comparable properties and arrived at a percentage adjustment. After applying the percentage adjustment to the sales price per unit of each comparable property, the range of value was between $23,103 and $28,261 per unit, with an average of $25,864 per unit. The appraiser concluded a value of $26,000 per unit for the 343 units of the property, resulting in an estimated "as is" market value of $8,900,000 using the NOI analysis.

     AAA also performed an effective gross income multiplier ("EGIM") analysis. The EGIM measures the relationship between the sales price of a property and its effective gross income, which is the total annual income that a property would produce after an allowance for vacancy and credit loss. AAA estimated the operating expense ratio ("OER") of Regency Oaks to be 56.23% before reserves, with the expense ratios of the five comparable properties ranging from 41.74% to 48.94%, resulting in EGIMs ranging from 5.30 to 5.84. Thus, AAA concluded an EGIM of 4.00 for Regency Oaks, and applied the EGIM to the stabilized effective gross income for the property (see Income Approach section below), resulting in a value conclusion of approximately $9,500,000.

     AAA estimated the value using the price per unit analysis at $9,600,000, the value using the NOI analysis at $8,900,000 and the value using the EGIM analysis at $9,500,000. Based on these three valuation methods, AAA concluded that the reconciled value for Regency Oaks under the sales comparison approach was $9,200,000. AAA assumed a marketing and exposure period of 6 to 12 months.

     Valuation Under Income Capitalization Approach. Under the income capitalization approach, AAA performed: (1) a direct capitalization analysis and
(2) a discounted cash flow analysis to derive a value for Regency Oaks.

     AAA first utilized a discounted cash flow method to analyze the value of the property. Under this method, anticipated future cash flow and a reversionary value are discounted at an appropriate rate of return to arrive at an estimate of present value. AAA also employed a direct capitalization analysis on the property by dividing a forecast of net operating income ("NOI") by an appropriate capitalization rate. AAA performed a market rent analysis for the property to derive a projected rental income. The analysis included both a review of the subject's current asking and actual rent rates as well as a comparison with comparable apartment properties. AAA calculated Regency Oaks' effective gross income ("EGI") by adding apartment rental collections to other income and then making an adjustment for vacancy and collection loss. Under this analysis, AAA arrived at an EGI of $2,380,470. Once the EGI was established, operating expenses were deducted from the EGI in order to arrive at an NOI for Regency Oaks of approximately $870,478. AAA performed a pro forma analysis of revenue and expenses for the property to derive the subject's stabilized NOI. AAA relied on the subject's historical and budgeted income and expenses for this estimate. AAA derived appropriate investment criteria, including an overall capitalization rate, terminal capitalization rate and a discount rate based upon analysis of comparable sales and a survey of real estate investors.

     The assumptions employed by AAA to determine the value of Regency Oaks under the income approach included:

          (1) stabilized vacancy and collection loss rate of 18%;

          (2) replacement reserve of $500 per unit;

          (3) overall capitalization rate of 9.75%;

          (4) terminal capitalization rate of 10.25%;

          (5) discount rate of 12.00%;

          (6) 2.00% cost of sale at reversion; and

          (7) holding period of 10 years.

No adjustment was made for lease-up costs because the property was near or at a stabilized condition. No adjustment was made for concessions. Based on these assumptions, AAA's estimate of cash flows for a 10-year period resulted in an indicated value of $8,700,000 through the discounted cash flow method. The reversion value contributed approximately 36% of the value.

     Under the direct capitalization method, utilizing a capitalization rate of 9.75%, the projected NOI resulted in a value (after rounding) of $8,900,000.

     Using the income capitalization approach, AAA determined on an as-is basis that the direct capitalization method and the discounted cash flow method indicated the value for Regency Oaks was $8,800,000.

     Reconciliation of Values and Conclusions of Appraisal. The final step in the appraisal process was to reconcile the sales comparison approach and the income capitalization approach values to arrive at a final value conclusion. The reconciliation of the two approaches involved weighing the valuation techniques in relation to their substantiation by market and other sources of data, the relativity and applicability of the approaches to the property type, and the purpose of the valuation. AAA concluded that the estimated market value under the sales comparison approach was $9,200,000 and the estimated market value under the income capitalization approach was $8,800,000. After reconciling the various factors, AAA determined a final "as is" market value for Regency Oaks of $8,800,000 as of December 9, 2003.

SILVERADO

     Valuation Under Sales Comparison Approach. AAA compared five apartment complexes with Silverado that were sold between November 1999 and November 2002 and located in the property's real estate market area. Based on its qualitative analysis, AAA rated the locations of all five comparable properties as comparable to the location of Silverado. AAA rated the quality/appeal of four comparable properties as superior and one comparable property as inferior to the quality/appeal of Silverado. AAA rated the amenities of one comparable property as superior and four comparable properties as comparable to the amenities of Silverado.

     AAA made adjustments to the sales price per unit of each comparable property to reflect differences from Silverado in location, number of units, quality/appeal, age/condition, occupancy at sale, amenities and average unit size. Based on the available data, AAA concluded a value range of $20,553 to $25,736 per unit with a mean or average adjusted price of $23,097 per unit and a median adjusted price of $22,367 per unit. Thus, the estimated value based on a $23,000 sales price per unit for the 248 units was approximately $5,700,000.

     As part of the sales comparison approach, AAA also conducted a net operating income ("NOI") analysis. NOI effectively takes into account the various physical, location and operating aspects of the sale. AAA compared Silverado's NOI to the NOI of the five comparable properties and arrived at a percentage adjustment. After applying the percentage adjustment to the sales price per unit of each comparable property, the range of value was between $18,296 and $24,234 per unit, with an average of $21,572 per unit. The appraiser concluded a value of $22,000 per unit for the 248 units of the property, resulting in an estimated "as is" market value of $5,500,000 using the NOI analysis.

     AAA also performed an effective gross income multiplier ("EGIM") analysis. The EGIM measures the relationship between the sales price of a property and its effective gross income, which is the total annual income that a property would produce after an allowance for vacancy and credit loss. AAA estimated the operating expense ratio ("OER") of Silverado to be 55.96% before reserves, with the expense ratios of the five comparable properties ranging from 38.00% to 48.00%, resulting in EGIMs ranging from 4.33 to 6.84. Thus, AAA concluded an EGIM of 4.00 for Silverado, and applied the EGIM to the stabilized effective gross income for the property (see Income Approach section below), resulting in a value conclusion of approximately $5,500,000.

     AAA estimated the value using the price per unit analysis at $5,700,000, the value using the NOI analysis at $5,500,000 and the value using the EGIM analysis at $5,500,000. Based on these three valuation methods, AAA concluded that the reconciled value for Silverado under the sales comparison approach was $5,500,000. AAA assumed a marketing and exposure period of 6 to 12 months.

     Valuation Under Income Capitalization Approach. Under the income capitalization approach, AAA performed: (1) a direct capitalization analysis and
(2) a discounted cash flow analysis to derive a value for Silverado.

     AAA first utilized a discounted cash flow method to analyze the value of the property. Under this method, anticipated future cash flow and a reversionary value are discounted at an appropriate rate of return to arrive at an estimate of present value. AAA also employed a direct capitalization analysis on the property by dividing a forecast of net operating income ("NOI") by an appropriate capitalization rate. AAA performed a market rent analysis for the property to derive a projected rental income. The analysis included both a review of the subject's current asking and actual rent rates as well as a comparison with comparable apartment properties. AAA calculated Silverado's effective gross income ("EGI") by adding apartment rental collections to other income and then making an adjustment for vacancy and collection loss. Under this analysis, AAA arrived at an EGI of $1,377,200. Once the EGI was established, operating expenses were deducted from the EGI in order to arrive at an NOI for Silverado of approximately $544,500. AAA performed a pro forma analysis of revenue and expenses for the property to derive the subject's stabilized NOI. AAA relied on the subject's historical and budgeted income and expenses for this estimate. AAA derived appropriate investment criteria, including an overall capitalization rate, terminal capitalization rate and a discount rate based upon analysis of comparable sales and a survey of real estate investors.

     The assumptions employed by AAA to determine the value of Silverado under the income approach included:

          (1) stabilized vacancy and collection loss rate of 10%;

          (2) replacement reserve of $250 per unit;

          (3) overall capitalization rate of 10.00%;

          (4) terminal capitalization rate of 11.00%;

          (5) discount rate of 12.50%;

          (6) 2.00% cost of sale at reversion; and

          (7) holding period of 10 years.

No adjustment was made for lease-up costs because the property was near or at a stabilized condition. No adjustment was made for concessions. Based on these assumptions, AAA's estimate of cash flows for a 10-year period resulted in an indicated value of $5,600,000 through the discounted cash flow method. The reversion value contributed approximately 36% of the value.

     Under the direct capitalization method, utilizing a capitalization rate of 10.00%, the projected NOI resulted in a value (after rounding) of $5,400,000.

     Using the income capitalization approach, AAA determined on an as-is basis that the direct capitalization method and the discounted cash flow method indicated the value for Silverado was $5,600,000.

     Reconciliation of Values and Conclusions of Appraisal. The final step in the appraisal process was to reconcile the sales comparison approach and the income capitalization approach values to arrive at a final value conclusion. The reconciliation of the two approaches involved weighing the valuation techniques in relation to their substantiation by market and other sources of data, the relativity and applicability of the approaches to the property type, and the purpose of the valuation. AAA concluded that the estimated market value under the sales comparison approach was $5,500,000 and the estimated market value under the income capitalization approach was $5,600,000. After reconciling the various factors, AAA determined a final "as is" market value for Silverado of $5,600,000 as of May 11, 2003.

STERLING APARTMENT HOMES & STERLING COMMERCIAL CENTER

     Valuation Under Sales Comparison Approach. AAA compared three apartment complexes with Sterling Apartment Homes that were sold between May 2001 and May 2003 and located in the property's real estate market area. Based on its qualitative analysis, AAA rated the locations of two comparable properties as comparable and one comparable property as inferior to the location of Sterling Apartment Homes. AAA rated the quality/appeal of two comparable properties as comparable and one comparable property as inferior to the quality/appeal of Sterling Apartment Homes. AAA rated the amenities of one comparable property as superior, one comparable property as comparable and one comparable property as inferior to the amenities of Sterling Apartment Homes. In addition, AAA rated the commercial units of two comparable properties as comparable and one comparable property as inferior to the commercial units of Sterling Apartment Homes.

     AAA made adjustments to the sales price per unit of each comparable property to reflect differences from Sterling Apartment Homes in location, number of units, quality/appeal, age/condition, occupancy at sale, amenities, average unit size and commercial units. Based on the available data, AAA concluded a value range of $116,175 to $125,071 per unit with a mean or average adjusted price of $121,230 per unit and a median adjusted price of $122,443 per unit. Thus, the estimated value based on a $120,000 sales price per unit for the 536 units was approximately $64,000,000 after adjustment for lease-up costs.

     As part of the sales comparison approach, AAA also conducted a net operating income ("NOI") analysis. NOI effectively takes into account the various physical, location and operating aspects of the sale. AAA compared Sterling's NOI to the NOI of the three comparable properties and arrived at a percentage adjustment. After applying the percentage adjustment to the sales price per unit of each comparable property, the range of value was between $119,168 and $138,744 per unit, with an average of $128,956 per unit. The appraiser concluded a value of $125,000 per unit for the 536 units of the property, resulting in an estimated "as is" market value of $66,700,000 using the NOI analysis after adjustment for lease-up costs.

     AAA also performed an effective gross income multiplier ("EGIM") analysis. The EGIM measures the relationship between the sales price of a property and its effective gross income, which is the total annual income that a property would produce after an allowance for vacancy and credit loss. AAA estimated the operating expense ratio ("OER") of Sterling Apartment Homes to be 40.47% before reserves, with the expense ratios of the two comparable properties ranging from 35.00% to 53.86%, resulting in EGIMs ranging from 5.65 to 9.27. Thus, AAA concluded an EGIM of 7.50 for Sterling Apartment Homes, and applied the EGIM to the stabilized effective gross income for the property (see

Income Approach section below), resulting in a value conclusion of approximately $66,800,000 after adjustment for lease-up costs.

     AAA estimated the value using the price per unit analysis at $64,000,000, the value using the NOI analysis at $66,700,000 and the value using the EGIM analysis at $66,800,000. Based on these three valuation methods, AAA concluded that the reconciled value for Sterling Apartment Homes under the sales comparison approach was $66,000,000. AAA assumed a marketing and exposure period of 6 to 12 months.

     Valuation Under Income Capitalization Approach. Under the income capitalization approach, AAA performed: (1) a direct capitalization analysis and
(2) a discounted cash flow analysis to derive a value for both Sterling Apartment Homes and Sterling Commerce Center.

     AAA first utilized a discounted cash flow method to analyze the value of the property. Under this method, anticipated future cash flow and a reversionary value are discounted at an appropriate rate of return to arrive at an estimate of present value. AAA also employed a direct capitalization analysis on the property by dividing a forecast of net operating income ("NOI") by an appropriate capitalization rate. AAA performed a market rent analysis for the property to derive a projected rental income. The analysis included both a review of the subject's current asking and actual rent rates as well as a comparison with comparable apartment properties. AAA calculated Sterling's effective gross income ("EGI") by adding apartment rental collections to other income and then making an adjustment for vacancy and collection loss. Under this analysis, AAA arrived at an EGI of $8,939,001. Once the EGI was established, operating expenses were deducted from the EGI in order to arrive at an NOI for Sterling of approximately $5,214,411. AAA performed a pro forma analysis of revenue and expenses for the property to derive the subject's stabilized NOI. AAA relied on the subject's historical and budgeted income and expenses for this estimate. AAA derived appropriate investment criteria, including an overall capitalization rate, terminal capitalization rate and a discount rate based upon analysis of comparable sales and a survey of real estate investors.

     The assumptions employed by AAA to determine the value of Sterling Apartment Homes under the income approach included:

          (1) stabilized vacancy and collection loss rate of 6%;

          (2) replacement reserve of $200 per unit;

          (3) overall capitalization rate of 8.00%;

          (4) terminal capitalization rate of 8.50%;

          (5) discount rate of 10.50%;

          (6) 2.00% cost of sale at reversion; and

          (7) holding period of 10 years.

An adjustment was made for lease-up costs because Sterling Apartment Homes' occupancy level was below a stabilized occupancy projection Thus, AAA assumed a 24-month lease up period. No adjustment was made for concessions. Based on these assumptions, AAA's estimate of cash flows for a 10-year period resulted in an indicated value of $63,900,000 through the discounted cash flow method. The reversion value contributed approximately 44% of the value.

     Under the direct capitalization method, utilizing a capitalization rate of 8.00%, the projected NOI resulted in a value (after rounding) of $64,900,000 after adjustments for lease-up costs.

     Using the income capitalization approach, AAA determined on an as-is basis that the direct capitalization method and the discounted cash flow method indicated the value for Sterling Apartment Homes was $64,500,000.

     For Sterling Commerce Center, because the commercial space is only 54.1% occupied and is not projected to reach a stabilized level of occupancy until the third year, AAA only performed a discounted cash flow analysis. A direct capitalization analysis was not considered applicable. The assumptions employed by AAA to determine the value of Sterling Commerce Center under a discounted cash flow analysis included:

          (1) stabilized vacancy and collection loss rate of 12%;

          (2) replacement reserve of $0.20 per square foot;

          (3) 50% renewal probability;

          (4) flat market rent for the first two years, and increasing 3% per year thereafter;

          (5) inflation rate of 3% per year for operating expenses;

          (6) discount rate of 11.50%;

          (7) terminal capitalization rate of 9.0%

          (8) 2.00% cost of sale at reversion; and

          (9) holding period of 10 years.

Based on these assumptions, AAA's estimate of cash flows for a 10-year period resulted in an indicated value of $3,200,000 through the discounted cash flow method.

     Reconciliation of Values and Conclusions of Appraisal. The final step in the appraisal process was to reconcile the sales comparison approach and the income capitalization approach values to arrive at a final value conclusion. The reconciliation of the two approaches involved weighing the valuation techniques in relation to their substantiation by market and other sources of data, the relativity and applicability of the approaches to the property type, and the purpose of the valuation. AAA concluded that the estimated market value for Sterling Apartment Homes under the sales comparison approach was $66,000,000 and the estimated market value under the income capitalization approach was $64,500,000. After reconciling the various factors, AAA determined a final "as is" market value for Sterling Apartment Homes of $65,500,000. Utilizing only the income approach, AAA determined a final "as is" market value for Sterling Commerce Center of $3,200,000. Therefore, AAA determined a combined, final "as is" market value for Sterling Apartment Homes and Sterling Commerce Center of $68,700,000 as of May 13, 2003.

TATES CREEK VILLAGE

     Valuation Under Sales Comparison Approach. AAA compared five apartment complexes with Tates Creek Village that were sold between February 2003 and October 2003 and located in the property's real estate market area. Based on its qualitative analysis, AAA rated the locations of all five comparable properties as comparable to the location of Tates Creek Village. AAA rated the quality/appeal of three comparable properties as superior and two comparable properties as comparable to the quality/appeal of Tates Creek Village. AAA rated the amenities of all five comparable properties as comparable to the amenities of Tates Creek Village.

     AAA made adjustments to the sales price per unit of each comparable property to reflect differences from Tates Creek Village in location, number of units, quality/appeal, age/condition, occupancy at sale, amenities and average unit size. Based on the available data, AAA concluded a value range of $26,180 to $34,653 per unit with a mean or average adjusted price of $31,158 per unit and a median adjusted price of $32,618 per unit. Thus, the estimated value based on a $32,500 sales price per unit for the 204 units was approximately $6,600,000.

     As part of the sales comparison approach, AAA also conducted a net operating income ("NOI") analysis. NOI effectively takes into account the various physical, location and operating aspects of the sale. AAA compared Tates Creek Village's NOI to the NOI of the five comparable properties and arrived at a percentage adjustment. After applying the percentage adjustment to the sales price per unit of each comparable property, the range of value was between $26,569 and $41,149 per unit, with an average of $34,288 per unit. The appraiser concluded a value of $32,000 per unit for the 204 units of the property, resulting in an estimated "as is" market value of $6,500,000 using the NOI analysis.

     AAA also performed an effective gross income multiplier ("EGIM") analysis. The EGIM measures the relationship between the sales price of a property and its effective gross income, which is the total annual income that a property would produce after an allowance for vacancy and credit loss. AAA estimated the operating expense ratio ("OER") of Tates Creek Village to be 49.74% before reserves, with the expense ratios of the five comparable properties ranging from 33.66% to 45.26%, resulting in EGIMs ranging from 4.41 to 8.11. Thus, AAA concluded an EGIM of 4.25 for Tates Creek Village, and applied the EGIM to the stabilized effective gross income for the property (see Income Approach section below), resulting in a value conclusion of approximately $6,200,000.

     AAA estimated the value using the price per unit analysis at $6,600,000, the value using the NOI analysis at $6,500,000 and the value using the EGIM analysis at $6,200,000. Based on these three valuation methods, AAA concluded that the reconciled value for Tates Creek Village under the sales comparison approach was $6,500,000. AAA assumed a marketing and exposure period of 6 to 12 months.

     Valuation Under Income Capitalization Approach. Under the income capitalization approach, AAA performed: (1) a direct capitalization analysis and
(2) a discounted cash flow analysis to derive a value for Tates Creek Village.

     AAA first utilized a discounted cash flow method to analyze the value of the property. Under this method, anticipated future cash flow and a reversionary value are discounted at an appropriate rate of return to arrive at an estimate of present value. AAA also employed a direct capitalization analysis on the property by dividing a forecast of net operating income ("NOI") by an appropriate capitalization rate. AAA performed a market rent analysis for the property to derive a projected rental income. The analysis included both a review of the subject's current asking and actual rent rates as well as a comparison with comparable apartment properties. AAA calculated Tates Creek Village's effective gross income ("EGI") by adding apartment rental collections to other income and then making an adjustment for vacancy and collection loss. Under this analysis, AAA arrived at an EGI of $1,461,240. Once the EGI was established, operating expenses were deducted from the EGI in order to arrive at an NOI for Tates Creek Village of approximately $673,158. AAA performed a pro forma analysis of revenue and expenses for the property to derive the subject's stabilized NOI. AAA relied on the subject's historical and budgeted income and expenses for this estimate. AAA derived appropriate investment criteria, including an overall capitalization rate, terminal capitalization rate and a discount rate based upon analysis of comparable sales and a survey of real estate investors.

     The assumptions employed by AAA to determine the value of Tates Creek Village under the income approach included:

          (1) stabilized vacancy and collection loss rate of 10%;

          (2) replacement reserve of $300 per unit;

          (3) overall capitalization rate of 10.50%;

          (4) terminal capitalization rate of 11.50%;

          (5) discount rate of 12.50%;

          (6) 2.00% cost of sale at reversion; and

          (7) holding period of 10 years.

No adjustment was made for lease-up costs because the property was near or at a stabilized condition. No adjustment was made for concessions. Based on these assumptions, AAA's estimate of cash flows for a 10-year period resulted in an indicated value of $6,800,000 through the discounted cash flow method. The reversion value contributed approximately 35% of the value.

     Under the direct capitalization method, utilizing a capitalization rate of 10.50%, the projected NOI resulted in a value (after rounding) of $6,400,000 after adjustments for present value of concessions.

     Using the income capitalization approach, AAA determined on an as-is basis that the direct capitalization method and the discounted cash flow method indicated the value for Tates Creek Village was $6,500,000.

     Reconciliation of Values and Conclusions of Appraisal. The final step in the appraisal process was to reconcile the sales comparison approach and the income capitalization approach values to arrive at a final value conclusion. The reconciliation of the two approaches involved weighing the valuation techniques in relation to their substantiation by market and other sources of data, the relativity and applicability of the approaches to the property type, and the purpose of the valuation. AAA concluded that the estimated market value under the sales comparison approach was $6,500,000 and the estimated market value under the income capitalization approach was $6,500,000. After reconciling the various factors, AAA determined a final "as is" market value for Tates Creek Village of $6,500,000 as of November 19, 2003.

THE DUNES APARTMENT HOMES

     Valuation Under Sales Comparison Approach. AAA compared five apartment complexes with The Dunes Apartment Homes that were sold between July 2002 and September 2003 and located in the property's real estate market area. Based on its qualitative analysis, AAA rated the locations of all five comparable properties as inferior to the location of the Dunes Apartment Homes. AAA rated the quality/appeal of three comparable properties as comparable and two comparable properties as inferior to the quality/appeal of the Dunes Apartment Homes. AAA rated the amenities of three comparable properties as comparable and two comparable properties as inferior to the amenities of the Dunes Apartment Homes.

     AAA made adjustments to the sales price per unit of each comparable property to reflect differences from the Dunes Apartment Homes in location, number of units, quality/appeal, age/condition, occupancy at sale, amenities and average unit size. Based on the available data, AAA concluded a value range of $26,950 to $40,984 per unit with a mean or average adjusted price of $33,645 per unit and a median adjusted price of $31,344 per unit. Thus, the estimated value based on a $33,000 sales price per unit for the 200 units was approximately $6,600,000.

     As part of the sales comparison approach, AAA also conducted a net operating income ("NOI") analysis. NOI effectively takes into account the various physical, location and operating aspects of the sale. AAA compared the Dunes Apartment Homes' NOI to the NOI of the five comparable properties and arrived at a percentage adjustment. After applying the percentage adjustment to the sales price per unit of each comparable property, the range of value was between $26,367 and $39,850 per unit, with an average of $34,246 per unit. The appraiser concluded a value of $34,000 per unit for the 200 units of the property, resulting in an estimated "as is" market value of $6,800,000 using the NOI analysis.

     AAA also performed an effective gross income multiplier ("EGIM") analysis. The EGIM measures the relationship between the sales price of a property and its effective gross income, which is the total annual income that a property would produce after an allowance for vacancy and credit loss. AAA estimated the operating expense ratio ("OER") of the Dunes Apartment Homes to be 54.41% before reserves, with the expense ratios of the five comparable properties ranging from 39.27% to 64.99%, resulting in EGIMs ranging from 4.42 to 5.58. Thus, AAA concluded an EGIM of 4.75 for the Dunes Apartment Homes, and applied the EGIM to the stabilized effective gross income for the property (see Income Approach section below), resulting in a value conclusion of approximately $6,900,000.

     AAA estimated the value using the price per unit analysis at $6,600,000, the value using the NOI analysis at $6,800,000 and the value using the EGIM analysis at $6,900,000. Based on these three valuation methods, AAA concluded that the reconciled value for the Dunes Apartment Homes under the sales comparison approach was $6,700,000. AAA assumed a marketing and exposure period of 6 to 12 months.

     Valuation Under Income Capitalization Approach. Under the income capitalization approach, AAA performed: (1) a direct capitalization analysis and
(2) a discounted cash flow analysis to derive a value for the Dunes Apartment Homes.

     AAA first utilized a discounted cash flow method to analyze the value of the property. Under this method, anticipated future cash flow and a reversionary value are discounted at an appropriate rate of return to arrive at an estimate of present value. AAA also employed a direct capitalization analysis on the property by dividing a forecast of net operating income ("NOI") by an appropriate capitalization rate. AAA performed a market rent analysis for the property to derive a projected rental income. The analysis included both a review of the subject's current asking and actual rent rates as well as a comparison with comparable apartment properties. AAA calculated the Dunes Apartment Homes' effective gross income ("EGI") by adding apartment rental collections to other income and then making an adjustment for vacancy and collection loss. Under this analysis, AAA arrived at an EGI of $1,461,761. Once the EGI was established, operating expenses were deducted from the EGI in order to arrive at an NOI for the Dunes Apartment Homes of approximately $616,473. AAA performed a pro forma analysis of revenue and expenses for the property to derive the subject's stabilized NOI. AAA relied on the subject's historical and budgeted income and expenses for this estimate. AAA derived appropriate investment criteria, including an overall capitalization rate, terminal capitalization rate and a discount rate based upon analysis of comparable sales and a survey of real estate investors.

     The assumptions employed by AAA to determine the value of the Dunes Apartment Homes under the income approach included:

          (1) stabilized vacancy and collection loss rate of 8%;

          (2) replacement reserve of $250 per unit;

          (3) overall capitalization rate of 9.00%;

          (4) terminal capitalization rate of 9.50%;

          (5) discount rate of 11.50%;

          (6) 2.00% cost of sale at reversion; and

          (7) holding period of 10 years.

No adjustment was made for lease-up costs because the property was near or at a stabilized condition. No adjustment was made for concessions. Based on these assumptions, AAA's estimate of cash flows for a 10-year period resulted in an indicated value of $6,800,000 through the discounted cash flow method. The reversion value contributed approximately 40% of the value.

     Under the direct capitalization method, utilizing a capitalization rate of 9.00%, the projected NOI resulted in a value (after rounding) of $6,800,000.

     Using the income capitalization approach, AAA determined on an as-is basis that the direct capitalization method and the discounted cash flow method indicated the value for the Dunes Apartment Homes was $6,800,000.

     Reconciliation of Values and Conclusions of Appraisal. The final step in the appraisal process was to reconcile the sales comparison approach and the income capitalization approach values to arrive at a final value conclusion. The reconciliation of the two approaches involved weighing the valuation techniques in relation to their substantiation by market and other sources of data, the relativity and applicability of the approaches to the property type, and the purpose of the valuation. AAA concluded that the estimated market value under the sales comparison approach was $6,700,000 and the estimated market value under the income capitalization approach was $6,800,000. After reconciling the various factors, AAA determined a final "as is" market value for the Dunes Apartment Homes of $6,800,000 as of December 12, 2003.

     Assumptions, Limitations and Qualifications of AAA's Valuation. In preparing the appraisal, AAA relied, without independent verification, on the accuracy and completeness of all information supplied or otherwise made available to it by or on behalf of the partnership. In arriving at the appraisal, AAA assumed:

     - good and marketable title to the property;

     - validity of owner's claim to the property;

     - no encumbrances which could not be cleared through normal processes, unless otherwise stated;

     - accuracy of land areas and descriptions obtained from public records;

     - no subsurface mineral and use rights or conditions;

     - no substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials in existence or present on or in the property;

     - full compliance with applicable federal, state and local environmental regulations and laws, unless otherwise stated, defined and considered;

     - possession of all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization and that the renewal of these items is possible;

     - compliance with all applicable zoning and use regulations and restrictions, unless a nonconformity has been stated, defined, and considered;

     - utilization of the land and improvements within property boundaries and no encroachment or trespass of the improvements, unless otherwise stated;

     - the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects not readily apparent during inspection; and

     - compliance with the Americans with Disabilities Act of 1992.

     Compensation of Appraiser. AAA was appointed by the court to perform all the real estate appraisals in connection with the settlement and this Litigation Settlement Offer. AAA was paid a fee of $619,100 for the appraisals. We have agreed to pay 50% of the costs of the appraisals, with the other 50% to be paid from the settlement fund. AAA has conducted other appraisals of property in connection with the other offers being made pursuant to the settlement agreement. Other than the appraisals performed in connection with the settlement agreement, during the prior two years, no material relationship has existed between AAA and your partnership or any of its affiliates, including the AIMCO Entities.

     Availability of Appraisal Reports. You may obtain a full copy of AAA's appraisals upon request, without charge, by contacting the Information Agent at one of the addresses or the telephone number on the back cover of this Litigation Settlement Offer. Copies of the appraisal for the property are also available for inspection and copying at the principal executive offices of the partnership during regular business hours by any interested unitholder or his or her designated representative at his or her cost. In addition, a copy of the appraisals has been filed with the SEC as an exhibit to the Tender Offer Statement and Rule 13e-3 Transaction Statement on Schedule TO.

     In estimating the net liquidation proceeds that would be payable per unit based on the total appraised value of your partnership's properties, we applied the same basic methodology as described under "Valuation of Units", except that we did not deduct any amounts that were reflected in the total appraised value nor did we include any payment from the settlement fund. As indicated below, based on the total appraised value of the partnership properties, the estimated net liquidation proceeds per unit is $343.92, which is higher than our offer price of $239.13.

Appraised value of partnership properties...................  $156,500,000
Plus: Cash and cash equivalents (net of tenant security
  deposits).................................................     3,001,766
Plus: Other partnership assets, including any amounts
  payable by the general partner and its affiliates upon
  liquidation...............................................     1,845,762
Less: Mortgage debt, including accrued interest and any
  payment penalty...........................................   (84,236,243)
Less: Accounts payable and accrued expenses.................    (2,384,848)
                                                              ------------
Partnership valuation before taxes and certain costs........  $ 74,726,437
Less: Disposition fees authorized by the partnership
  agreement.................................................    (1,565,000)
Less: Estimated closing costs...............................    (4,706,340)
                                                              ------------
Estimated net liquidation proceeds of your partnership......  $ 68,455,097
Percentage of estimated net liquidation proceeds allocable
  to holders of units based on the partnership agreement....        100.00%
                                                              ------------
Estimated net liquidation proceeds of units.................  $ 68,455,097
  Total number of units.....................................       199,043
                                                              ------------
Estimated net liquidation proceeds per unit.................  $     343.92
                                                              ============

9.  THE LAWSUIT AND THE SETTLEMENT

  BACKGROUND

     In March 1998, holders of limited partnership units in the partnerships managed by affiliates of Insignia Financial Group (collectively, "Insignia") commenced an action entitled Rosalie Nuanes, et al. v. Insignia Financial Group, Inc., et al. (the "Nuanes action") in the Superior Court of the State of California for the County of San Mateo (the "Court"). The plaintiffs named as defendants, among others, your partnership, its general partner and several of their affiliated partnerships and corporate entities, as well as AIMCO, who had announced a merger with Insignia. The action originally asserted claims on behalf of a putative class of limited partners in over 50 limited partnerships, including your partnership (collectively, the "Partnerships") and derivatively on behalf of those same Partnerships (which are named as nominal defendants) challenging, among other things, the acquisition of interests in certain general partner entities by Insignia; past tender offers by Insignia to acquire limited partnership units; Insignia's management of the Partnerships; and the series of transactions which closed on October 1, 1998 and February 26, 1999 whereby Insignia and Insignia Properties Trust, respectively, were merged into AIMCO (hereinafter, the "Insignia Merger").

  PROCEDURAL HISTORY

     On June 25, 1998, your general partner filed a motion seeking dismissal of the action. In lieu of responding to the motion, the plaintiffs filed an amended complaint. The general partner filed demurrers to the amended complaint which were heard in February 1999. Pending the ruling on such demurrers, settlement negotiations commenced. On November 2, 1999, the parties executed and filed a Stipulation of Settlement, settling claims, subject to court approval, on behalf of your partnership and all limited partners who owned units as of November 3, 1999. Preliminary approval of the settlement was obtained on November 3, 1999 from the Court, at which time the Court set a final approval hearing for December 10, 1999. Prior to the December 10, 1999 hearing, the Court received various objections to the settlement, including a challenge to the Court's preliminary approval based upon the alleged lack of authority of prior lead counsel to enter the settlement.

     On December 14, 1999, the general partner and its affiliates terminated the proposed settlement. In February 2000, counsel for some of the named plaintiffs filed a motion to disqualify plaintiffs' lead and liaison counsel who negotiated the proposed settlement on behalf of plaintiffs. On June 27, 2000, the Court entered an order disqualifying them from the case. An appeal was taken from part of the June 27, 2000 order on October 5, 2000. Subsequently, certain plaintiffs, specifically, BEJ Equity Partners and J-B Investment Partners, withdrew as plaintiffs.

     On December 4, 2000, the Court appointed the law firm of Lieff Cabraser Heimann & Bernstein LLP as new lead counsel for plaintiffs and the putative class. Plaintiffs filed a third amended complaint on January 19, 2001 and the general partner and its affiliates filed a demurrer to the third amended complaint. On July 10, 2001, the Court issued an order granting in part and denying in part defendants' demurrer. Among other things, the Court sustained defendants' demurrer without leave to amend as to those derivative claims involving partnerships in which the named plaintiffs did not own an interest. The Court subsequently denied plaintiffs' motion for reconsideration.

     The fourth amended complaint was filed on September 7, 2001. It was brought by plaintiffs who owned interests in four of the Partnerships. Plaintiffs Jeffrey Homburger, Sean O'Reilly and Norman and Doris Rosenberg formally withdrew from the case on August 20, 2001. The general partner and affiliated defendants filed a demurrer to the fourth amended complaint, which the Court granted in part on January 28, 2002. The Court dismissed without leave to amend plaintiffs' state securities fraud claim under California's Corporate Code
Section 25400(b), plaintiffs' contract claim arising out of the partnership agreements, plaintiffs' derivative claim for statutory unfair competition as to those partnerships in which plaintiffs lack representation, plaintiffs' conversion claim and plaintiffs' claim under California's Corporation Code
Section 15636.

     Only some of the remaining claims in the fourth amended complaint relate to the partnership. Plaintiffs alleged that affiliates of the general partner have issued false and misleading tender offers beginning in 1998 and continuing through to the present for units in the partnership. Plaintiffs allege violations of state securities fraud statutes and common law fraud against both AIMCO and Insignia. Specifically, plaintiffs allege that the tender offers have been misleading because they failed to disclose:

     - that third parties would not use a property's historical income, but would instead use a property's projected income, in calculating a property's value based on the capitalization method.

     - that the property income figures used in the capitalization method were artificially lower because AIMCO charges management fees allegedly in excess of the market.

     - that AIMCO allegedly deducted all capital expenditures from property income despite an alleged AIMCO policy of deducting only $250 to $300 per apartment unit.

     - the rating for the condition of each property, any adjustment made to the capitalization rate as a result, the interest rate on mortgage debt for each property and any corresponding adjustments in the capitalization rates.

     - that AIMCO allegedly negotiated lower capitalization rates for valuing properties it owns in connection with a revolving credit facility.

     - that AIMCO failed to disclose that the valuation methods and/or policies it used for its own business purposes allegedly differ from those used in the tender offers.

     - internal valuations of the properties it used in connection with the Insignia merger or the capitalization rates used in connection with those valuations.

Plaintiffs alleged that the general partner breached its fiduciary duty by assisting Insignia and AIMCO in making the tender offers by providing financial information, failing to correct supposedly misleading information given to unitholders, recommending that the prices offered were fair and preventing third parties from making tender offers. Plaintiffs have also included a statutory unfair competition claim against all the defendants, a claim for tortious interference with contract, unjust enrichment and judicial dissolution.

  THE HELLER COMPLAINT

     During the third quarter of 2001, a complaint was filed against the same defendants that are named in the Nuanes action, captioned Heller v. Insignia Financial Group, Inc., et al. (the "Heller action"). The Heller complaint was filed in order to preserve derivative claims that were dismissed without leave to amend in the Nuanes action by the Court's July 10, 2001 order. The first amended complaint in the Heller action was brought as a purported derivative action, and asserted claims for, among other things, breach of fiduciary duty; unfair competition; conversion, unjust enrichment; and judicial dissolution. On January 28, 2002, however, the Court, on motion by the general partner and its affiliates, struck the Heller complaint as a violation of its July 10, 2001 order in the Nuanes action. On March 27, 2002, plaintiffs in the Heller action filed a notice of appeal of the Court's January 28, 2002 order striking the complaint.

  THE SETTLEMENT OF THE NUANES AND HELLER COMPLAINTS

     On December 20, 2002, the parties to the above-entitled litigation executed a Stipulation of Settlement of the two actions. That settlement was the result of over one year of negotiations and the involvement of two separate settlement judges. Class counsel and defendants' counsel first met with the Honorable William J. Cahill, Retired California Superior Court Judge, on two separate occasions. Counsel also met on four separate occasions with the Honorable Margaret J. Kemp, California Superior Court Judge, before reaching a settlement in principle. The parties initially met with Judge Cahill on two occasions in the fall of 2000, but were ultimately unsuccessful in reaching a definitive settlement agreement. At the Court's direction, they renewed formal settlement discussions before Judge Kemp. The parties first attended a settlement conference before Judge Kemp in September or October 2002 and then subsequently met with her on October 28, 2002, November 26, 2002 and December 2, 2002. The parties reached final agreement on the material terms of the settlement at the last settlement conference with Judge Kemp on December 2, 2002 and put the terms of that agreement on the record in open court.

     In each of the conferences described above, counsel from Lieff Cabraser Heimann & Bernstein LLP, Farella Braun & Martel LLP & Berman Devalerio Pease & Tobacco attended on behalf of the named plaintiffs and the putative settlement class; counsel from Skadden Arps Slate Meagher & Flom LLP attended on behalf of AIMCO and its affiliated entities, including your general partner, and Orrick Herrington & Sutcliffe attended on behalf of the remaining defendants. AIMCO Executive Vice President Patrick Foye also attended each of these meetings. Mr. Vincent Gresham of the Law Offices of Vincent Gresham also participated on behalf of plaintiffs and the putative settlement class in those settlement discussions before the Hon. Cahill, Retired. At these meetings, discussions included possible transactions that could provide liquidity to investors and form the basis of a settlement, the use of a settlement fund and the amount of such fund, the timing and distribution of any settlement fund, selection and use of an appraiser and disclosures that would accompany any contemplated transaction(s). The participants considered but ultimately rejected a merger or roll-up of the various partnerships as possible alternatives to cash tender offers. The parties ultimately concluded, however, that a merger or roll-up could be potentially complicated and time consuming and that a cash tender offer would be a less coercive form of providing liquidity to those investors who desired it.

     The Settlement Agreement requires each tender offer to attach executive summaries of partnership property appraisals commissioned specifically for the settlement tender offers and to provide an explanation of how the appraised values of the properties compare to the per Unit price(s) being offered. It also requires the payment of an allocable portion of the settlement fund for each unit tendered pursuant to the settlement fund, details the scope of the release and covenants not to sue which will bind class members, requires that tender offers be made no more than one year after final approval of the settlement and imposes certain restrictions on the length of time in which the tender offers can remain open, as well as with regard to other disclosures made therein. On April 4, 2003, the Court preliminarily approved the settlement and, on June 13, 2003, entered an order finally approving the settlement and dismissing both the Heller and Nuanes litigation with prejudice.

     On August 12, 2003, an objector filed an appeal of the court's order approving the settlement and is seeking to reverse or vacate the Court's order and the judgment entered thereto. Although we reserve our right to terminate or amend our offer if final court approval of the settlement is reversed or vacated, we have nevertheless elected to proceed with this offer under the terms of the settlement. On November 24, 2003, the objector appealing the settlement and judgment entered thereto filed an application requesting the Court order AIMCO to withdraw the settlement tender offers, refrain from making further offers pending the appeal and auction any units tendered to third parties. The objector contends that this offer does not conform with the terms of the Settlement. Alternatively, counsel for the objector has requested the Court on behalf of a settlement class member order AIMCO to pay all non-tendering settlement class members their pro rata share of the Settlement Fund whether or not the settlement and judgment entered thereto is vacated on appeal and to notify settlement class members that the releases and covenant not to sue are not binding unless the settlement and judgment entered thereto is affirmed on appeal. On December 18, 2003, the Court heard oral argument on the applications brought on behalf of the objector and denied them in their entirety.

     On February 3, 2004, the objector filed his brief in support of his appeal from the underlying judgment. On March 18, 2004, class plaintiffs filed a respondent's brief in support of the judgment. AIMCO is currently scheduled to file a respondent's brief no later than April 23, 2004. The objector has twenty days from filing of the respondent's briefs to file replies, if any. On February 23, 2004, appeals were also taken from the Court's December 2003 orders denying injunctive relief in connection with the settlement offers.

     Under the terms of the settlement, we have agreed to make cash tender offers for all outstanding limited partnership interests in your partnership and 43 other partnerships (the "Tender Offer Partnerships") within a year of the Court's final approval of the settlement and to accompany each of those offers with executive summaries of appraisals of partnership properties prepared by an independent appraiser appointed by the Court. Our affiliate has agreed to pay 50% of the costs of the appraisals, with the other 50% to be paid from the settlement fund. The appraiser was paid $619,100 for the appraisals. To the extent if the costs of the appraisals exceeded $2 million, the excess amount would have been paid from the settlement fund. Under the settlement, we have the option of making a second round of tender offers (in our sole and absolute discretion) to purchase all remaining outstanding limited partnership interests, at the same price, or at a higher or lower price, within 18 months of the order finally approving the settlement.

     In addition, as part of the settlement, we agreed to create a settlement fund for the benefit of settlement class members in the principal amount of $9.9 million. The settlement class members consists of all limited partners in the Tender Offer Partnerships, including your partnership, who owned units as of December 20, 2002, and who did not validly request exclusion from the settlement. After deducting attorneys' fees and other settlement costs, including a portion of the costs of appraisal and certain costs of administration of the settlement fund, we have allocated the remaining amount in the settlement fund among the Tender Offer Partnerships pro rata based on partnership revenue for the year ended December 31, 2002 allocable to units held by members of the settlement class, as set forth below:

                                                               (C)
                                                            OWNERSHIP                      ALLOCATED
                                                          PERCENTAGE OF        (D)         PORTION OF
(A)                                            (B)         SETTLEMENT        ADJUSTED      SETTLEMENT
PARTNERSHIP                                 REVENUE(1)      CLASS(2)        REVENUE(3)      FUND(4)
-----------                                ------------   -------------   --------------   ----------
Angeles Income Properties, Ltd. II.......  $  6,721,398      38.11%       $ 2,561,680.99      2.12%
Angeles Income Properties, Ltd. III......       757,234      47.99%           363,400.46      0.30%
Angeles Income Properties, Ltd. VI.......     3,314,969      57.18%         1,895,539.00      1.57%
Angeles Opportunity Properties, Ltd. ....     2,487,492      50.42%         1,254,256.40      1.04%
Angeles Partners VII.....................     1,382,326      32.28%           446,158.51      0.37%
Angeles Partners IX......................     3,053,411      32.79%         1,001,090.64      0.83%
Angeles Partners X.......................     2,363,419      40.94%           967,701.17      0.80%

                                                               (C)
                                                            OWNERSHIP                      ALLOCATED
                                                          PERCENTAGE OF        (D)         PORTION OF
(A)                                            (B)         SETTLEMENT        ADJUSTED      SETTLEMENT
PARTNERSHIP                                 REVENUE(1)      CLASS(2)        REVENUE(3)      FUND(4)
-----------                                ------------   -------------   --------------   ----------
Angeles Partners XI......................     8,102,088      37.05%         3,002,068.40      2.49%
Angeles Partners XII.....................    17,579,608      30.85%         5,423,897.42      4.50%
Century Properties Fund XIV..............     5,754,231      33.27%         1,914,451.55      1.59%
Century Properties Fund XV...............     7,891,876      35.11%         2,770,502.79      2.30%
Century Properties Fund XVI..............     3,129,310      38.59%         1,207,704.29      1.00%
Century Properties Fund XVII.............    13,989,178      39.81%         5,568,998.68      4.62%
Century Properties Fund XVIII............     4,652,589      44.57%         2,073,721.09      1.72%
Century Properties Fund XIX..............    15,838,890      41.77%         6,615,207.49      5.48%
Century Properties Growth Fund XXII......    18,750,167      44.10%         8,268,717.87      6.86%
Consolidated Capital Growth Fund.........    11,095,122      35.45%         3,933,281.02      3.26%
Consolidated Capital Institutional
  Properties.............................    17,492,318      34.85%         6,095,971.72      5.05%
Consolidated Capital Institutional
  Properties 2...........................     4,531,076      50.40%         2,283,507.96      1.89%
Consolidated Capital Institutional
  Properties 3...........................    11,898,507      46.92%         5,583,341.99      4.63%
Consolidated Capital Properties III......     3,319,845      48.56%         1,612,222.94      1.34%
Consolidated Capital Properties IV.......    26,375,116      43.55%        11,486,890.81      9.52%
Consolidated Capital Properties VI.......     1,790,898      49.39%           884,610.64      0.73%
Davidson Diversified Real Estate I,
  L.P. ..................................       926,289      57.35%           531,230.56      0.44%
Davidson Diversified Real Estate II,
  L.P. ..................................     6,679,248      50.21%         3,353,945.59      2.78%
Davidson Diversified Real Estate III,
  L.P. ..................................     4,914,862      59.79%         2,938,470.22      2.44%
Davidson Growth Plus, L.P. ..............     5,497,496      42.55%         2,339,052.86      1.94%
Davidson Income Real Estate, L.P. .......     4,824,647      55.50%         2,677,466.62      2.22%
Fox Strategic Housing Income Partners....     2,905,478      59.32%         1,723,635.91      1.43%
Johnstown/Consolidated Income Partners...     1,109,711      45.50%           504,939.49      0.42%
Multi-Benefit Realty Fund 87-1...........     3,584,756
  Class A Investors......................     1,993,125      35.01%           697,750.93      0.58%
  Class B Investors......................     1,591,632      47.59%           757,524.59      0.63%
National Property Investors III..........     8,886,583      25.79%         2,291,879.79      1.90%
National Property Investors 4............     7,248,900      24.52%         1,777,282.20      1.47%
National Property Investors 5............     4,610,576      36.17%         1,667,480.41      1.38%
National Property Investors 6............    10,168,298      34.73%         3,531,813.61      2.93%
National Property Investors 7............     7,235,037      31.17%         2,255,187.60      1.87%
National Property Investors 8............     4,334,235      38.98%         1,689,580.96      1.40%
Shelter Properties I Limited
  Partnership............................     4,908,445      20.51%         1,006,722.11      0.83%
Shelter Properties II Limited
  Partnership............................     5,148,389      29.25%         1,505,669.73      1.25%
Shelter Properties III Limited
  Partnership............................     5,155,756      35.20%         1,814,826.22      1.50%
Shelter Properties IV Limited
  Partnership............................     9,682,744      31.49%         3,048,820.05      2.53%
Shelter Properties V Limited
  Partnership............................    13,237,273      28.68%         3,796,475.63      3.15%
Shelter Properties VI Limited
  Partnership............................     8,475,852      34.45%         2,920,007.57      2.42%
Shelter Properties VII Limited
  Partnership............................     1,497,429      37.87%           567,007.84      0.47%
                                           ------------                   --------------    -------
  Total..................................  $313,303,073                   $  120,611,694    100.00%
                                           ============                   ==============    =======

---------------

(1) For the year ended December 31, 2002.

(2) Excludes units owned by AIMCO and its affiliates and other limited partners who have requested exclusion from the settlement class.

(3) Determined, for each partnership, by multiplying the amount of revenue (column (B)) by the percentage of outstanding units held by members of the settlement class (column (C)).

(4) Determined, for each partnership, by dividing the amount of adjusted revenue (column (D)) by the total amount of adjusted revenue for all partnerships.

     The amount allocated to a Tender Offer Partnership is then divided by the total number of outstanding units owned by settlement class members in such Tender Offer Partnership (excluding units held by us and our affiliates), and the resulting amount is included in the offer price for units in that Tender Offer Partnership. For each unit validly tendered in the offers and accepted by us, an amount equal to the portion of the settlement fund included in the per unit offer price will be deducted from the settlement fund and paid to us (other than units tendered by limited partners who have requested exclusion from the settlement class). All limited partners who tender their units in response to the offers will receive the same price per unit, including those persons who may have requested exclusion from the settlement class.

     If we choose to make a second round of litigation settlement offers, as described above, any amount remaining in the settlement fund will be allocated in the manner described above the first round of litigation settlement offers but calculated using revenue for the most recent 12-month period and more recent information as to the ownership of each partnership. Any balance remaining thereafter or, in the event we do not initiate a second round of litigation settlement offers, the entire balance will be paid to settlement class members who have retained any units based on the allocation method used in the litigation settlement offers no later than June 2005 if the Court's order approving the settlement and entering judgment thereto is affirmed on appeal. If the Court's order is reversed or vacated by virtue of the appeal, however, you will not be entitled to receive a pro rata share of the settlement fund unless you tender your units in this offer. The general partners of the Tender Offer Partnerships have also agreed, as part of the settlement, to waive our right to seek reimbursement and/or indemnification for the full amount of fees and costs incurred in the defense of the class and derivative litigation; provided, however, that they may charge fees and costs to your partnership and the other partnerships involved in the litigation in an amount not to exceed $1,500,000 (which is approximately 50% of the outstanding fees and costs).

     In consideration for the terms described above, plaintiffs and settlement class members agreed, among other things, to dismiss the Nuanes action and the Heller action with prejudice, release the defendants from all liability with respect to all claims and causes of action, whether brought individually, on behalf of a class, or derivatively, whether known or unknown, that have been asserted or that could have been asserted that arise out of or relate to (i) those matters and claims set forth in the complaints in the Heller and Nuanes actions, (ii) ownership of one or more units in any of the Tender Offer Partnerships, (iii) the purchase, acquisition, holding, sale, tender or voting of one or more units in any of the Tender Offer Partnerships, and (iv) any of the facts, circumstances, allegations, claims, causes of action, representations, statements, reports, disclosures, transactions, events, occurrences, acts, omissions or failures to act, of whatever kind or character whatsoever, irrespective of the state of mind of the actor performing or omitting to perform the same, that have been or could have been alleged in any pleadings, amended pleading, argument, complaint, amended complaint, brief, motion, report or filing in either the Nuanes action or the Heller action, provided, however, that the released claims are not intended to include any unrelated claims that are unique to a particular settlement class member (e.g., a settlement class member slips and falls on property owned by one of our affiliates, loses or did not receive a distribution check distributed to other limited partners in your partnership, or is an employee and has an employee related claim). Settlement class members also covenanted and agreed not to bring any action, claim, suit, or proceeding against any of the defendants in the class and derivative litigation that concerns any of the matters which are the subject of the settlement and that the stipulation of settlement will act as a bar to any such claim, action, suit or proceeding. The plaintiffs and settlement class members also agreed that they would not oppose a request that the Court withdraw the finding regarding Robert A. Stanger & Co. made in the June 27, 2000 order disqualifying lead and liaison counsel.

     Under the terms of the settlement, neither we nor our affiliates admit to any wrongdoing, and we deny liability under all claims brought in the litigation. The final settlement of the lawsuit is the product of good faith, arm's length negotiations between settlement class counsel and counsel for the defendants. These negotiations resulted in the settlement set forth in the Stipulation.

10.  INFORMATION CONCERNING US AND CERTAIN OF OUR AFFILIATES

     General. We are AIMCO Properties, L.P., a Delaware limited partnership. Together with our subsidiaries, we conduct substantially all of the operations of Apartment Investment and Management Company, a Maryland corporation ("AIMCO"). AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange under the symbol "AIV." As of December 31, 2003, we owned or managed 287,560 apartment units in 1,629 properties located in 47 states, the District of Columbia and Puerto Rico. Based on apartment unit data compiled by the National Multi Housing Council, we believe that we are one of the largest owners and managers of multi-family apartment properties in the United States. As of December 31, 2003, we:

     - owned or controlled (consolidated) 174,172 units in 679 apartment properties;

     - held an equity interest in (unconsolidated) 62,823 units in 441 apartment properties; and

     - provided services or managed, for third party owner, 50,565 units in 509 apartment properties, primarily pursuant to long term, non-cancelable agreements (including 39,428 units in 413 properties that are asset managed only, and not property managed).

     Our general partner is AIMCO-GP, Inc., a Delaware corporation, which is a wholly owned subsidiary of AIMCO. Our principal executive offices is located at 4582 South Ulster Street Parkway, Suite 1100, Denver, Colorado 80237, and our telephone number is (303) 757-8101.

     The names, positions and business addresses of the directors and executive officers of AIMCO and your general partner (which is our affiliate), as well as a biographical summary of the experience of such persons for the past five years or more, are set forth on Annex I attached hereto and are incorporated herein by reference.

     We and AIMCO are both subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, file reports and other information with the Securities and Exchange Commission relating to our business, financial condition and other matters, including the complete financial statements summarized below. Such reports and other information may be inspected at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can also be obtained from the Public Reference Room of the SEC in Washington, D.C. at prescribed rates. The SEC also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. In addition, information filed by AIMCO with the New York Stock Exchange may be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

     For more information regarding AIMCO and AIMCO Properties, L.P., please refer to our respective Annual Reports on Form 10-K for the year ended December 31, 2003 and other reports and documents we have filed with the SEC.

     Except as described in "The Litigation Settlement Offer -- Section 11. Background and Reasons for the Offer," "-- Section 13. Conflicts of Interest and Transactions with Affiliates" and "-- Section 15. Certain Information Concerning Your Partnership -- Ownership and Voting," neither we nor, to the best of our knowledge, any of the persons listed on Annex I attached hereto, (i) beneficially own or have a right to acquire any units, (ii) has effected any transaction in the units in the past 60 days, or (iii) have any contract, arrangement, understanding or relationship with any other person with respect to any securities of your partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies. Neither we nor our affiliates intend to tender any units beneficially owned in this offer.

     Summary Selected Financial Information for AIMCO Properties, L.P. The historical financial data set forth below for AIMCO Properties, L.P. for the years ended December 31, 2003, 2002 and 2001 is based on audited financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in AIMCO Properties, L.P.'s Annual Report on Form 10-K for the year ended December 31, 2003.

                                                                  FOR THE YEAR ENDED DECEMBER 31,
                                                           ---------------------------------------------
                                                               2003           2002(1)         2001(1)
                                                           -------------   -------------   -------------
                                                           (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
Total revenues...........................................   $1,516,283      $1,387,831      $1,273,037
Total expenses...........................................    1,059,350         889,372         878,734
Operating income.........................................       80,551         201,479         143,953
Income from continuing operations........................       78,490         186,924         107,117
Income from discontinued operations, net.................       99,378          19,278          13,947
Net income...............................................      177,868         206,202         121,064
PER SHARE DATA:
Earnings (loss) per common share -- basic:
  Income (loss) from continuing operations (net of
     preferred dividends)................................   $    (0.24)     $     0.81      $     0.80
  Net income attributable to common stockholders.........         0.71            1.00            0.25
Earnings (loss) per common share -- diluted:
  Income (loss) from continuing operations (net of
     preferred dividends)................................        (0.24)           0.80            0.08
  Net income attributable to common stockholders.........         0.71            0.99            0.25
Dividends declared per common share......................         2.84            3.28            3.16
BALANCE SHEET DATA (END OF PERIOD):
Real estate, net of accumulated depreciation.............    8,753,771       8,615,287       6,330,521
Total assets.............................................   10,124,617      10,355,329       8,200,526
Total indebtedness.......................................    6,197,907       6,021,990       4,420,399
Stockholders' equity.....................................    3,174,815       3,576,083       3,080,071
CASH FLOW DATA:
Cash provided by operating activities....................      430,258         496,670         491,846
Cash provided by (used in) investing activities..........      313,164        (873,832)       (140,638)
Cash provided by (used in) financing activities..........     (728,543)        398,637        (430,245)
OTHER DATA:
Funds from operations available to common stockholders --
  diluted(2).............................................      349,108         498,589         528,655
Weighted average number of common shares, common share
  equivalents and dilutive preferred securities
  outstanding............................................      108,151         109,538         102,147

---------------

(1) Certain reclassifications have been made to the 2002 and 2001 amounts to conform to the 2003 presentation. These reclassifications primarily represent presentation changes related to discontinued operations resulting from the 2002 adoption of Statement of Financial Accounting Standards No. 144.

(2) Funds From Operations, or FFO, is a financial measure not calculated in accordance with generally accepted accounting principles, or GAAP, that we believe, when considered with the financial data determined in accordance with GAAP, is helpful to investors in understanding our performance because it captures features particular to real estate performance by recognizing that real estate generally appreciates over time or maintains residual value to a much greater extent than do other depreciable assets such as machinery, computers or other personal property. The Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT, defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from extraordinary items, gains on dispositions of depreciable real estate, gains on dispositions of real estate from discontinued operations, net of related income taxes, plus real estate related depreciation and amortization (excluding amortization of financing costs), including depreciation for unconsolidated real estate partnerships, joint ventures and discontinued operations. We calculate FFO based on the NAREIT definition, as further adjusted for amortization of intangibles and deficit distributions to minority partners. We calculate FFO (diluted) by subtracting redemption related preferred OP unit issuance costs and dividends on preferred OP units, adding back dividends/distributions on dilutive preferred securities and adding back the interest expense on dilutive mandatorily redeemable convertible preferred securities. FFO should not be considered an alternative to net income or net cash flows from operating activities, as calculated in accordance with GAAP, as an indication of our performance or as a measure of liquidity. FFO is not necessarily indicative of cash available to fund future cash needs. In addition, although FFO is a measure used for comparability in assessing the performance of real estate investment trusts, there can be no assurance that our basis for computing FFO is comparable with that of other real estate investment trusts.

     For the years ended December 31, 2003, 2002 and 2001, our FFO is calculated as follows:

                                                      2003        2002        2001
                                                    ---------   ---------   ---------
                                                             (IN THOUSANDS)
NET INCOME ATTRIBUTABLE TO UNITHOLDERS(A).........  $  74,242   $  98,556   $  20,930
  Adjustments:
  Depreciation on rental property, net of minority
     partners' interest(B)........................    298,255     241,325     295,113
  Depreciation on rental property related to
     unconsolidated entities......................     25,817      33,549      57,506
  (Gain) loss on dispositions of real estate......     (3,178)     22,362     (18,848)
  Deficit distributions to minority partners......     22,672      26,979      46,359
  Amortization of intangibles.....................      6,702       4,026      18,729
  Income tax arising from disposals...............         --          --       3,202
  Gain on disposition of land.....................         --          --       3,843
  Discontinued operations:........................
     Depreciation on rental property, net of
       minority partners' interest................     14,906      29,192      34,552
     (Gain) loss on dispositions of real estate,
       net of minority partners' interest.........   (101,849)     (4,374)         --
     Deficit distributions to minority partners...    (10,718)      1,401       1,342
     Income tax arising from disposals............     12,134       2,507          --
Preferred OP Unit distributions...................     95,981     107,646     100,134
Redemption related preferred OP Unit costs........      7,645          --          --
                                                    ---------   ---------   ---------
FUNDS FROM OPERATIONS:............................  $ 442,609   $ 563,169   $ 562,832
Preferred OP Unit distributions...................    (95,981)   (107,646)   (100,134)
Redemption related preferred OP Unit issuance
  costs...........................................     (7,645)         --          --
Distributions on dilutive preferred securities....      9,138      41,905      64,389
Interest expense on mandatorily redeemable
  convertible preferred securities................        987       1,161       1,568
                                                    ---------   ---------   ---------
Funds from Operations attributable to common
  unitholders -- diluted..........................  $ 349,108   $ 498,589   $ 528,655
                                                    =========   =========   =========
WEIGHTED AVERAGE NUMBER OF COMMON UNITS, COMMON
  UNIT EQUIVALENTS AND DILUTIVE PREFERRED
  SECURITIES OUTSTANDING:
  Common unit and equivalents(C)..................    104,861      99,168      84,960
  Dilutive preferred securities...................      3,290      10,370      17,187
                                                    ---------   ---------   ---------
       Total......................................    108,151     109,538     102,147
                                                    =========   =========   =========

---------------

(A) Represents our numerator for earnings per common share calculated in accordance with GAAP.

(B) "Minority partners' interest," as referenced on this line item and others in this presentation means minority interest in AIMCO's consolidated real estate partnerships.

(C) Represents our denominator for earnings per common share -- diluted, calculated in accordance with GAAP.

11.  BACKGROUND AND REASONS FOR THE OFFER

     Settlement of Class Action. We are making this offer pursuant to the terms of the settlement agreement described in "The Litigation Settlement
Offer -- Section 9. The Lawsuit and the Settlement." Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to liquidate your current investment. The settlement agreement also provides for the creation of a $9.9 million fund for members of the settlement class, a portion of which will be paid to those who accept this offer and is included in our offer price. If you request exclusion from the settlement, you may tender any units in this offer and you will be entitled to receive the same price per unit as those unitholders who have not opted out of the settlement class. However, no portion of the price paid to you will come from the settlement fund. If you do not request exclusion from the settlement and do not tender any units in this offer, you will be entitled to receive your pro rata share of the settlement fund (subject to adjustment) no later than June 2005 if the Court's order approving the settlement and entering judgment thereto is affirmed on appeal. If the Court's order is reversed or vacated by virtue of the appeal, however, you will not be entitled to receive a pro rata share of the settlement fund unless you tender your units in this offer.

     Neither the Court nor counsel for the parties in the class and derivative litigation make any recommendation regarding whether you should accept our offer. You are encouraged to carefully review this Litigation Settlement Offer, the executive summary of the independent appraiser's report (attached as Annex
II) and any other information available to you and to seek advice from your independent lawyer, tax advisor and/or financial advisor with respect to your particular circumstances before deciding whether or not to accept our offer.

     Alternatives Considered by Your General Partner. From time to time in the past, we have made offers to acquire units of limited partnership interest in your partnership. Before making this offer and the previous offers, your general partner (which is our affiliate) considered a number of alternative transactions. The following is a brief discussion of the advantages and disadvantages of the alternatives considered by your general partner.

  LIQUIDATION

     One alternative would be for the partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with the agreement of limited partnership, and thereafter dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of partnership assets. Instead, such assets would be valued through negotiations with prospective purchasers (in many cases unrelated third parties).

     If your partnership was liquidated, and the properties sold at prices equal to the values recently determined by the independent appraiser (see Annex II), we estimate that your net liquidation proceeds would be $343.92 per unit. See "The Litigation Settlement Offer -- Section 8. Valuation of Units." However, a liquidating sale of all of your partnership's property would be a taxable event for all partners, including your general partner. Furthermore, all partners, including those who wish to retain their units, and your general partner would be forced to participate in the liquidation. Lastly, although the future operating results of your partnership and future sales prices of the property owned by your partnership are uncertain, the operating performance of your partnership's property may improve in the future, which, in turn, may result in higher property values, making a sale of your partnership's properties a more attractive option in the future. Such values are also a function of capitalization rates in the market and the interest rate environment at the time. However, because your general partner and property manager (which are our affiliates) receive fees for managing your partnership and its property, a conflict of interest exists between continuing the partnership and receiving such fees, on the one hand, and the liquidation of the partnership and the termination of such fees, on the other. See "The Litigation Settlement
Offer -- Section 15. Certain Information Concerning Your
Partnership -- Investment Objectives and Policies; Sale or

Financing of Investments" and "-- Section 13. Conflicts of Interest and Transactions with Affiliates." The term of the partnership will continue until December 31, 2011, unless the partnership is terminated sooner under the provisions of the partnership agreement.

  CONTINUATION OF THE PARTNERSHIP WITHOUT THE OFFER

     A second alternative would be for your partnership to continue as a separate legal entity with its own assets and liabilities and continue to be governed by its existing agreement of limited partnership, without our offer. A number of advantages could result from the continued operation of your partnership. Given improving rental market conditions or improved operating performance, the level of distributions might increase over time. It is possible that the private resale market for properties could improve over time, making a sale of the partnership's property at some point in the future a more attractive option than it is currently. The continuation of your partnership will allow you to continue to participate in the net income and any increases in revenue of your partnership and any net proceeds from the sale of the property owned by your partnership. However, no assurance can be given as to future operating results or as to the results of any future attempts to sell the property owned by your partnership.

     The primary disadvantage of continuing the operations of your partnership without our offer is that you would be limited in your ability to sell your units. Although you could sell your units to a third party, any such sale might be at a price less than our offer price.

     Alternative Transactions Considered by Us. At the present time, we have decided to proceed with this offer pursuant to the court approved settlement. From time to time in the past, we have considered proposing a number of alternative transactions, including the purchase of your partnership's property or a merger of your partnership in which you would receive cash in exchange for your units. We decided not to pursue these alternative transactions because, in each case, we determined that a tender offer would be a less expensive means of acquiring additional interests in your partnership, and would not require the consent or approval of any limited partners (other than those who elect to tender their units). In the future, however, we may consider purchasing your partnership's property or effecting such a merger. See "The Litigation Settlement Offer -- Section 14. Future Plans of the Purchaser." We also considered an offer to exchange units in your partnership for limited partnership interests in AIMCO Properties, L.P. However, because of the expense and delay associated with making such an exchange offer, we decided to make an offer for cash only. In addition, our historical experience has been that when we have offered limited partners an opportunity to receive cash or limited partnership interests in AIMCO Properties, L.P., the limited partners who tender usually prefer the cash option.

12.  POSITION OF THE GENERAL PARTNER OF YOUR PARTNERSHIP WITH RESPECT TO THE
     OFFER

     The partnership and the general partner of your partnership (which is our affiliate) have provided the following information for inclusion in this Litigation Settlement Offer:

     Factors in Favor of Fairness Determination. The general partner of your partnership believes the offer price and the structure of the transaction are fair to the unaffiliated limited partners whether or not they tender units in the offer. In support of such determination, the general partner considered the factors and information set forth below, but did not quantify or otherwise attach particular weight to any such factors or information:

     The general partner considered the following factors in support of the fairness of the offer to unaffiliated limited partners who do not tender units in the offer:

     - the Court's approval of the settlement pursuant to which the offer is being made;

     - the fact that the interests of the unaffiliated limited partners were represented by counsel in the negotiation of the settlement agreement;

     - the fact that the offer does not require the approval of a majority of unaffiliated limited partners and, as a result, each limited partner has an opportunity to make an individual decision on whether to tender his or her units (and how many to tender) or to continue to hold them;

     - the fact that no unaffiliated limited partners would be able to participate in the future performance of the partnership or its properties following an alternative transaction such as a property sale or a liquidation of the partnership.

     The general partner considered following factors in support of the fairness of the offer to unaffiliated limited partners who tender units in the offer:

     - the Court's approval of the settlement pursuant to which the offer is being made;

     - the fact that the interests of the unaffiliated limited partners were represented by counsel in the negotiation of the settlement agreement;

     - the fact that the offer does not require the approval of a majority of unaffiliated limited partners and, as a result, each limited partner has an opportunity to make an individual decision on whether to tender his or her units (and how many to tender) or to continue to hold them;

     - the method we used to determine our offer price is a method commonly relied upon by investors to value income producing property;

     - there is no established trading market for the limited partnership units, and the offer would provide immediate liquidity for tendering limited partners;

     - the offer price exceeds the book value per unit of $133.55 at December 31, 2003;

     - the uncertainty of the resulting proceeds from the possible alternative transactions, particularly a property sale or a liquidation of the partnership,

     - the fact that our offer price does not reflect any discount for minority interests; and

     - the absence of any other firm offers by third parties for all or substantially all of the partnership's assets, a merger or other extraordinary transaction during the past two years with which to compare the Litigation Settlement Offer.

     Factors Not in Favor of Fairness Determination. In addition to the foregoing factors, the general partner considered the following countervailing factors:

     - the recent valuation of your partnership's property by American Appraisal Associates, Inc., an independent appraiser appointed by the Court, which results in an estimate of net liquidation proceeds per unit of $343.92, which is higher than our offer price of $239.13;

     - the fact that an unaffiliated representative was not retained to act solely on behalf of unaffiliated limited partners for purposes of negotiating the terms of the offer;

     - the fact that the general partner's board of directors is comprised solely of an employee of AIMCO Properties, L.P., and, as a result, the terms of the offer were not approved by a majority of independent directors;

     - the fact that offer prices in our prior tender offers were higher than our current offer price; and

     - prices at which the units have recently sold were higher than our current offer price.

     The general partner does not believe that going concern value of your partnership is relevant to the fairness of the offer because the partnership is not an operating business in the typical sense. Its only assets are its properties; the partnership has no other operations. Going concern value typically reflects independent value for the goodwill of a business as a going concern, over and above its asset value, however, those facts are not present here. Accordingly, the general partner did not consider a separate going concern value of the partnership in determining the fairness of the offer. In this case, the liquidation value was determined based on appraised values of the partnership's properties. These appraised values reflect the value of the properties as a going concern.

     The general partner believes that consideration of the offer was procedurally fair because, among other things, (1) the Court approved the settlement agreement pursuant to which the offer is being made, (2) each limited partner has an opportunity to make an individual decision on whether to tender his or her units (and how many to tender) or to continue to hold them, (3) the unaffiliated limited partners were represented by counsel in the negotiation of the settlement agreement, and (4) limited partners can evaluate our offer price by comparing it to the net liquidation proceeds per unit derived from the independent appraiser's property valuation. In making this determination, the general partner took into account the absence of the following procedural safeguards: (1) the requirement of approval of the offer by a majority of the unaffiliated limited partners, (2) an unaffiliated representative to act solely on behalf of unaffiliated limited partners for purposes of negotiating the terms of the offer, and (3) the approval of the offer by a majority of non-employee directors of your general partner's board of directors.

     The sale of your units pursuant to this offer will not be a taxable transaction for the general partner of your partnership or its affiliates. Consequently, the general partner of your partnership and its affiliates will not recognize gain or loss in connection with this offer. We intend to treat the entire offer price as consideration paid to you for your units, regardless of whether you requested exclusion from the settlement. The general partner makes no recommendation as to whether or not you should tender or refrain from tendering your units in this offer. While the general partner believes that the terms of our offer are fair, the general partner also believes that you must make your own decision whether or not to participate in any offer. The general partner is unable to make a recommendation because each limited partner's circumstances may differ from those of other limited partners. These circumstances, which would impact the desirability of tendering units in the offer, include a limited partner's financial position, his need or desire for liquidity, other financial opportunities available to him, and his tax position and the tax consequences to him of selling his units. YOU ARE ENCOURAGED TO CAREFULLY REVIEW THIS LITIGATION SETTLEMENT OFFER, THE EXECUTIVE SUMMARY OF THE INDEPENDENT APPRAISER'S REPORT (ATTACHED AS ANNEX II) AND ANY OTHER INFORMATION AVAILABLE TO YOU AND TO SEEK ADVICE FROM YOUR INDEPENDENT LAWYER, TAX ADVISOR AND/OR FINANCIAL ADVISOR WITH RESPECT TO YOUR PARTICULAR CIRCUMSTANCES BEFORE DECIDING WHETHER OR NOT TO ACCEPT THIS LITIGATION SETTLEMENT OFFER.

     Neither the general partner of your partnership or its affiliates have any plans or arrangements to tender any units. Except as otherwise provided in "The Litigation Settlement Offer -- Section 14. Future Plans of the Purchaser," the general partner does not have any present plans or proposals which relate to or would result in an extraordinary transaction, such as a merger, reorganization or liquidation, involving your partnership; a purchase or sale or transfer of a material amount of your partnership's assets; or any changes in your partnership's present capitalization, indebtedness or distribution policies. For information relating to certain relationships between your partnership and its general partner, on one hand, and AIMCO and its affiliates, on the other, and conflicts of interests with respect to the tender offer, see "The Litigation Settlement Offer -- Section 11. Background and Reasons for the Offer" and
"-- Section 13. Conflicts of Interest and Transactions with Affiliates." See also "The Litigation Settlement Offer -- Section 8. Valuation of
Units -- Comparison to Alternative Consideration" for certain information regarding transactions with respect to units of your partnership.

     Your partnership did not receive any report, opinion or appraisal with respect to the fairness of this Litigation Settlement Offer or the offer price being offered to limited partners. However, the partnership did receive the appraisals prepared by AAA, as described above.

     Although the AIMCO Entities have interests that may be in conflict with those of the partnership's unaffiliated limited partners, each of the AIMCO Entities believes that the offer price and the structure of the transaction are fair to the unaffiliated limited partners based on the information and factors considered by the general partner of your partnership. Each of AIMCO Entities expressly adopts the analysis, and the factors underlying such analysis, of the general partner of your partnership.

13.  CONFLICTS OF INTEREST AND TRANSACTIONS WITH AFFILIATES

     Conflicts of Interest with Respect to the Offer. The general partner of your partnership is an affiliate of AIMCO. As a result, the general partner has substantial conflicts of interest with respect to the offer. We desire to purchase units at a low price and you desire to sell units at a high price. Such conflicts of interest in connection with the offer differ from those conflicts of interest that exist in connection with the general partner's management of your partnership. Your general partner has filed a Solicitation/ Recommendation Statement on Schedule 14d-9 with the SEC, which indicates that it is remaining neutral and making no recommendation as to whether limited partners should tender their units in the offer. YOU ARE URGED TO READ THIS LITIGATION SETTLEMENT OFFER AND THE SCHEDULE 14D-9 AND THE RELATED MATERIALS CAREFULLY AND IN THEIR ENTIRETY BEFORE DECIDING WHETHER TO TENDER YOUR UNITS.

     Conflicts of Interest That Currently Exist for Your Partnership. We own the general partner of your partnership and are affiliated with the property manager of your partnership's property. We and the general partner of your partnership received total approximate fees and reimbursements (excluding property management fees) of approximately $2,557,000 in 2001, $1,511,000 in 2002 and $1,271,000 in 2003. The property manager is entitled to receive five percent of gross receipts from the partnership's property for providing property management services. It received management fees of approximately $1,604,000 in 2001, $1,424,000 in 2002 and $1,329,000 in 2003. We have no current intention of changing the fee structure for your general partner or the manager of your partnership's property.

     Competition Among Properties. Because AIMCO and your partnership both invest in apartment properties, these properties may compete with one another for tenants. Furthermore, you should bear in mind that AIMCO may acquire properties in general market areas where your partnership's property is located. We believe that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts and other operational efficiencies. In managing AIMCO's properties, we will attempt to reduce conflicts between competing properties by referring prospective customers to the property considered to be most conveniently located for the customer's needs.

     Future Offers. Under the terms of the settlement, we are not obligated to make another tender offer for units in your partnership. We have no current plans to conduct future tender offers for the units in your partnership, but our plans may change based on future circumstances, including tender offers made by third parties. Any such future offers that we make could be at prices that are more or less than the current offer price.

     Transactions with Affiliates. Your partnership has no employees and is dependent on the general partner and us for the management and administration of all partnership activities. The partnership agreement provides for (i) certain payments to us for services and (ii) reimbursement of certain expenses incurred by us on behalf of the partnership. We and the general partner of your partnership received total fees and reimbursements (excluding property management fees) of approximately $2,557,000 in 2001, $1,511,000 in 2002 and $1,271,000 in 2003. We received reimbursement of accountable administrative expenses amounting to approximately $1,818,000, $775,000 and $906,000 for the years ended December 2001, 2002 and 2003 respectively. Approximately $221,000 was payable to us at December 31, 2003. Included in these amounts are fees related to construction management services provided by NHP Management Company (which is our affiliate), of approximately $990,000, $93,000 and $95,000 for the years ended December 31, 2001, 2002 and 2003 respectively. The construction management fees are calculated based on a percentage of current year additions to investment properties. The property manager is entitled to receive 5% of gross receipts from all of the partnership's properties as compensation for providing property management services. It received management fees of approximately $1,604,000, $1,424,000 and $1,329,000 for the years ended December 31, 2001, 2002 and 2003 respectively. Approximately $34,000 was payable to the property manager at December 31, 2003.

     In accordance with the partnership agreement, the general partner advanced the partnership approximately $220,000 for expenses at four of the partnership's properties during the year ended December 31, 2003. This advance was repaid in full prior to December 31, 2003. Interest was charged at the prime rate plus 2% and amounted to less than $1,000 for the year ended December 31, 2003. In November 2003, we advanced the partnership approximately $31,278,000 in order to purchase the four remaining properties held by Consolidated Capital Equity Partners, L.P. at a foreclosure sale. The sale proceeds were sent to the partnership as the lien holder and were used to repay the advance from us. Interest was charged at the prime rate plus 2% and amounted to approximately $114,000 during the year ended December 31, 2003. There were no loans from the general partner or associated interest expense during the years ended December 31, 2001 and 2002.

     The partnership insures its properties up to certain limits through coverage provided by AIMCO which is generally self-insured for a portion of losses and liabilities related to workers compensation, property casualty and vehicle liability. The partnership insures its properties above the AIMCO limits through insurance policies obtained by us from insurers unaffiliated with the general partner. During the years ended December 31, 2001, 2002 and 2003, the partnership was charged by us approximately $319,000, $256,000 and $212,000, respectively, for insurance coverage and fees associated with policy claims administration.

14.  FUTURE PLANS OF THE PURCHASER

     As described above under "The Litigation Settlement Offer -- Section 11. Background and Reasons for the Offer," your general partner is our affiliate and, therefore, we have the ability to control the management of your partnership. In addition, we are affiliated with the manager of your partnership's property. We currently intend that, upon consummation of the offer, we will hold the units acquired and your partnership will continue its business and operations substantially as they are currently being conducted. The offer is not expected to have any effect on partnership operations.

     Under the terms of the settlement, although we are not obligated to do so, we may make another litigation settlement offer within 18 months of the order finally approving the settlement. In addition, we may make future tender offers after that time. However, we have no current plans to conduct future tender offers for units in your partnership. We may acquire additional units or sell units after completion or termination of the offer. Any acquisition may be made through private purchases, through one or more future tender or exchange offers, by merger, consolidation or by any other means deemed advisable. Any acquisition may be at a price higher or lower than the price to be paid for the units purchased pursuant to this offer, and may be for cash, limited partnership interests in AIMCO Properties, L.P. or other consideration. We may consider selling some or all of the units we acquire pursuant to this offer to persons not yet determined, which may include our affiliates. We may also buy your partnership's property, although we have no present intention to do so. There can be no assurance, however, that we will initiate or complete, or will cause your partnership to initiate or complete, any subsequent transaction during any specific time period following the expiration of the offer or at all.

     Except as set forth herein, we do not have any present plans or proposals which relate to or would result in an extraordinary transaction, such as a merger, reorganization or liquidation, involving your partnership; a purchase or sale or transfer of a material amount of your partnership's assets; any changes in composition of your partnership's senior management or personnel or their compensation; any changes in your partnership's present capitalization, indebtedness or distribution policy; or any other material changes in your partnership's structure or business. We or our affiliates may loan funds to your partnership which may be secured by your partnership's property. If any such loans are made, upon default of such loans, we or our affiliates could seek to foreclose on the loan and related mortgage or security interest. However, we expect that, consistent with your general partner's fiduciary obligations, the general partner will seek and review opportunities, including opportunities identified by us, to engage in transactions which could benefit your partnership, such as sales or refinancings of assets or a combination of the partnership with one or more other entities, with the objective of seeking to maximize returns to limited partners.

     We have been advised that the general partner does not currently expect to consider, on behalf of your partnership any of the following transactions: (i) payment of extraordinary distributions; (ii) refinancing, reducing or increasing existing indebtedness of the partnership; (iii) sales of assets, individually or as part of a complete liquidation; and (iv) mergers or other consolidation transactions involving the partnership. Any such merger or consolidation transaction could involve other limited partnerships in which your general partner or its affiliates serve as general partners, or a combination of the partnership with one or more existing, publicly traded entities (including, possibly, affiliates of AIMCO), in any of which limited partners might receive cash, common stock or other securities or consideration. As discussed under "The Litigation Settlement Offer -- Section 15. Certain Information Concerning Your Partnership -- Investment Objectives and Policies; Sale or Financing of Investments," the general partner regularly evaluates the real estate and capital markets. The general partner may consider refinancing the partnership's existing indebtedness to the extent that the general partner is able to obtain a lower interest rate or if such indebtedness is approaching maturity. Furthermore, in the event that the general partner receives an attractive offer for any of your partnership's properties, the general partner would give due consideration to such an offer.

     If any of the transactions referred to above occur, and financial benefits accrue to the limited partners, we will participate in those benefits to the extent of our ownership of units. The agreement of limited partnership prohibits limited partners from voting on actions taken by the partnership, unless otherwise specifically permitted therein. Limited partners may vote on a liquidation, and we will be able to significantly influence or control the outcome of any such vote. Our primary objective in seeking to acquire the units pursuant to the offer is not, however, to influence the vote on any particular transaction, but rather to generate a profit on the investment represented by those units.

15.  CERTAIN INFORMATION CONCERNING YOUR PARTNERSHIP

     General. Your partnership was organized on April 28, 1981, under the laws of the State of California. Its primary business is real estate ownership and related operations. Your partnership was initially formed for the benefit of its limited partners to lend funds to Consolidated Capital Equity Partners, L.P. a California general partnership ("CCEP"). The general partner of CCEP is an affiliate of your general partner. Your partnership loaned funds to CCEP subject to a nonrecourse note with a participation interest (the "Master Loan"). The loans were made to, and the real properties that secure the Master Loan were purchased and are owned by, CCEP.

     The Master Loan matured in November 2000. Your general partner decided to foreclose on the properties that collateralize the Master Loan due to CCEP's inability to repay the Master Loan and accrued interest. Your general partner began the process of foreclosure or executing deeds in lieu of foreclosure during the third quarter of 2002 on all the properties in CCEP. During August 2002, your general partner executed deeds in lieu of foreclosure on four of the active properties of CCEP. In addition, one of the properties held by CCEP was sold in December 2002. On November 10, 2003, your partnership acquired the remaining four properties held by CCEP through a foreclosure sale. As the deeds were executed, title in the properties previously owned by CCEP were transferred to your partnership, subject to the existing liens on such properties, including the first mortgage loans. As a result, your partnership assumed responsibility for the operations of such properties. Your partnership's investment portfolio currently consists of 10 residential apartment complexes. Your partnership had approximately 11,454 limited partners as of December 31, 2003.

     General Partner. The general partner of your partnership is ConCap Equities, Inc., which is an affiliate of AIMCO. Our affiliate serves as manager of the property owned by your partnership. We and the general partner of your partnership received total fees and reimbursements (excluding property management fees) of approximately $2,557,000 in 2001, $1,511,000 in 2002 and $1,271,000 in 2003. The property manager is entitled to receive five percent of gross receipts from the partnership's property for providing property management services. It received management fees of approximately $1,604,000 in 2001, $1,424,000 in 2002 and $1,329,000 in 2003.

     Ownership and Voting. We, together with Cooper River Properties, L.L.C., Reedy River Properties, L.L.C. and AIMCO IPLP, L.P. (which are our affiliates), own 129,695.10 units, or 65.16%, of the outstanding units of your partnership. Because we and our affiliates own a majority of the outstanding units, we have the ability to control most votes of the limited partners. See "The Litigation Settlement Offer -- Section 7. Effects of the Offer" and
"-- Section 16. Voting Power."

     Investment Objectives and Policies; Sale or Financing of Investments. In general, your general partner (which is our affiliate) regularly evaluates the partnership's property by considering various factors, such as the partnership's financial position and real estate and capital markets conditions. The general partner monitors the property's specific locale and sub-market conditions (including stability of the surrounding neighborhood), evaluating current trends, competition, new construction and economic changes. It oversees the property's operating performance and continuously evaluates the physical improvement requirements. In addition, the financing structure for the property (including any prepayment penalties), tax implications, availability of attractive mortgage financing to a purchaser, and the investment climate are all considered. Any of these factors, and possibly others, could potentially contribute to any decision by the general partner to sell, refinance, upgrade with capital improvements or hold the partnership property. If rental market conditions improve, the level of distributions might increase over time. It is possible that the private resale market for properties could improve over time, making a sale of the partnership's property in a private transaction at some point in the future a more viable option than it is currently. After taking into account the foregoing considerations, your general partner is not currently seeking a sale of your partnership's property. Although the future operating results of your partnership and future sales prices of the property owned by your partnership are uncertain, the operating performance of your partnership's property may improve in the future, which, in turn, may result in higher property values, making a sale of your partnership's properties a more attractive option in the future. Such values, however, are also a function of capitalization rates in the market and the interest rate environment at the time. Furthermore, the general partner spent approximately $1,472,000 for capital improvements at the property in 2003 to repair and update the property. Although there can be no assurance as to effect of these expenditures on the future performance of your partnership's property, these expenditures are expected to improve the desirability of the property to tenants. Another significant factor considered by your general partner is the likely tax consequences of a sale of the property for cash. Such a transaction would likely result in tax liabilities for many limited partners.

     Term of Your Partnership. Under your partnership's agreement of limited partnership, the term of the partnership will continue until December 31, 2011, unless sooner terminated as provided in the agreement or by law.

     Capital Replacements. Your partnership has an ongoing program of capital improvements, replacements and renovations, including interior and exterior building improvements, cabinet, floor covering and appliance replacements and other replacements and renovations in the ordinary course of business. All capital improvements and renovation costs, which are budgeted at $1,539,000 for 2004, are expected to be paid from operating cash flows or cash reserves, or from short-term or long-term borrowings.

     Competition. There are other residential properties within the market area of your partnership's property. The number and quality of competitive properties in such an area could have a material effect on the rental market for the apartments at your partnership's property and the rents that may be charged for such apartments. While AIMCO is a significant factor in the United States in the apartment industry, competition for apartments is local. According to data published by the National Multi-Housing Council, we believe AIMCO is the largest owner and manager of multifamily apartment properties in the United States.

     Financial Data. The selected financial information of your partnership set forth below for the years ended December 31, 2003, 2002 and 2001 is based on audited financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership" in the Annual Report on Form 10-K of your partnership for the year ended December 31, 2003. This report and other information may be inspected at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can also be obtained from the Public Reference Room of the SEC in Washington, D.C. at prescribed rates. The SEC also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

                                                           FOR THE YEAR ENDED DECEMBER 31,
                                                       ---------------------------------------
                                                          2003           2002          2001
                                                       -----------    ----------    ----------
                                                       (DOLLARS IN THOUSANDS, EXCEPT PER UNIT
                                                                        DATA)
OPERATING DATA:
  Total revenues.....................................    $ 18,607       $14,646       $15,484
  Net income (loss)..................................       2,030         3,318         7,078
  Net income (loss) per limited partnership unit.....        9.02         16.50         35.20
  Income (loss) per unit from continuing
     operations......................................       (0.14)         7.39         35.20
  Distributions per limited partnership unit.........       17.11         17.79         78.83
  Ratio of earnings to fixed charges (deficit).......       146.7%        233.7%        474.7%
BALANCE SHEET DATA:
  Cash and cash equivalents..........................       2,417         3,175           922
  Investment property, net of accumulated
     depreciation....................................      99,664        62,919        27,253
  Total assets.......................................     105,398        83,331        56,089
  Mortgage note payable..............................      75,195        52,649        26,457
  General partners' capital (deficit)................         128           125           123
  Limited partners' capital (deficit)................      26,582        27,958        28,214
  Partners' capital (deficit)........................      26,710        28,083        28,337
  Book value per limited partnership unit............      133.55        140.46        141.75
CASH FLOWS:
  Net increase (decrease) in cash and cash
     equivalents.....................................        (758)        2,253        (1,114)
  Net cash provided by operating activities..........       4,619         5,427         7,484

     Description of Property. The following shows the location, the date of purchase, the nature of your partnership's ownership interest in and the use of your partnership's property as of December 31, 2003.

                                     DATE OF
PROPERTY                             PURCHASE       TYPE OF OWNERSHIP            USE
--------                             --------       -----------------            ---
The Loft Apartments................  11/19/90   Fee ownership, subject to   Apartment
  Raleigh, NC                                   first mortgage              184 units
The Sterling Apartment Homes and
  Commerce Center..................  12/01/95   Fee ownership, subject to   Apartment
  Philadelphia, PA                              a first mortgage(1)         536 units
                                                                            Commercial
                                                                            110,368 sq ft
Silverado Apartments...............  8/09/02    Fee ownership, subject to   Apartment
  El Paso, TX                                   a first mortgage            248 units
The Knolls Apartments..............  8/09/02    Fee ownership, subject to   Apartment
  Colorado Springs, CO                          a first mortgage            262 units
Indian Creek Village Apartments....  8/09/02    Fee ownership, subject to   Apartment
  Overland Park, KS                             a first mortgage            274 units
Tates Creek Village Apartments.....  8/13/02    Fee ownership, subject to   Apartment
  Lexington, KY                                 a first mortgage            204 units
Plantation Gardens Apartments......  11/10/03   Fee ownership,subject to    Apartment
  Plantation, FL                                a first mortgage            372 units
Palm Lake Apartments...............  11/10/03   Fee ownership,subject to    Apartment
  Tampa, FL                                     a first mortgage            150 units
The Dunes Apartments...............  11/10/03   Fee ownership,subject to    Apartment
  Indian Harbor, FL                             a first mortgage            200 units
Regency Oaks Apartments............  11/10/03   Fee ownership,subject to    Apartment
  Fern Park, FL                                 a first mortgage            343 units

---------------

(1) Property is held by a limited partnership in which the partnership ultimately owns a 100% interest.

     During 2002, the general partner began the process of foreclosure or executing deeds in lieu of foreclosure on all the properties that collateralized the nonrecourse note, or the Master Loan, to CCEP. During August 2002, the general partner executed deeds in lieu of foreclosure on four of the active properties of CCEP. In addition, one property held by CCEP was sold during December 2002. The foreclosure process on the remaining four properties held by CCEP was completed during the fourth quarter of 2003. As the deeds were executed, title in the properties previously owned by CCEP were transferred to the partnership, subject to the existing liens on such properties, including the first mortgage loans. As a result, the partnership assumed responsibility for the operations of such properties during the fourth quarter of 2003 and the third quarter of 2002, respectively.

     In November 2003, the partnership acquired the four remaining properties held by CCEP: Plantation Gardens Apartments, Regency Oaks Apartments, the Dunes Apartments, and Palm Lake Apartments. These properties were sold at a foreclosure sale due to CCEP's inability to repay the Master Loan and accrued interest. We advanced the partnership approximately $31,278,000 in order to purchase these properties at the sale. Approximately $523,000 was retained by the court for its costs and was capitalized as acquisition costs by the partnership and will be amortized over the life of the properties. The advance bore interest at prime plus 2%, and the partnership paid approximately $114,000 in interest expense for the period the loan was outstanding during 2003. The partnership acquired the properties previously held by CCEP subject to the existing liens on the properties including the first mortgage loans. The partnership intends to continue to operate these properties as residential apartment complexes.

     Accumulated Depreciation Schedule. The following shows the gross carrying value and accumulated depreciation of your partnership's property as of December 31, 2003.

                              GROSS CARRYING   ACCUMULATED                         FEDERAL TAX
PROPERTY                          VALUE        DEPRECIATION     RATE     METHOD       BASIS
--------                      --------------   ------------   --------   ------   --------------
                                     (IN THOUSANDS)                               (IN THOUSANDS)
The Loft Apartments.........     $  7,676        $ 4,652      5-30 yrs    S/L        $  4,417
The Sterling Apartment Homes
  and Commerce Center.......       36,426         16,849      5-30 yrs    S/L          23,599
Silverado...................        4,863            198      5-30 yrs    S/L           4,604
The Knolls..................       15,546            617      5-30 yrs    S/L          14,862
Indian Creek Village........       12,377            482      5-30 yrs    S/L          11,716
Tates Creek Village.........        6,458            284      5-30 yrs    S/L           6,075
Plantation Gardens..........       19,282             43      5-30 yrs    S/L          18,951
Palm Lake...................        4,364             13      5-30 yrs    S/L           4,291
The Dunes...................        6,882             19      5-30 yrs    S/L           6,782
Regency Oaks................        8,984             37      5-30 yrs    S/L           8,827
                                 --------        -------                             --------
     Total..................     $122,858        $23,194                             $104,124
                                 ========        =======                             ========

     Schedule of Mortgages. The following shows certain information regarding the outstanding first mortgage encumbering your partnership's property as of December 31, 2003.

                                PRINCIPAL
                                BALANCE AT     STATED
                               DECEMBER 31,   INTEREST     PERIOD     MATURITY   PRINCIPAL BALANCE
PROPERTY                           2003         RATE     AMORTIZED      DATE      DUE AT MATURITY
--------                       ------------   --------   ----------   --------   -----------------
                                   (IN THOUSANDS)                                 (IN THOUSANDS)
The Loft Apartments
  1st mortgage...............    $ 4,064        6.95%    360 months   12/01/05        $ 3,903
The Sterling Apartment Home
  and Commerce Center
  1st mortgage...............     21,654        6.77%    120 months   10/01/08         19,975
Silverado Apartments
  1st mortgage...............      3,264        7.87%    240 months   11/01/10          2,434
The Knolls
  1st mortgage...............      9,180        7.78%    240 months   03/01/10          7,105
Indian Creek Village
  1st mortgage...............      8,117        7.83%    240 months   01/01/10          6,351
Tates Creek Village
  1st mortgage...............      3,909        7.78%    240 months   04/01/10          3,017
Plantation Gardens
  1st mortgage...............      8,999        7.83%    240 months   03/01/10          6,972
Palm Lake Apartments 1st
  mortgage...................      2,777        7.86%    240 months   02/01/10          2,158
The Dunes Apartments 1st
  mortgage...................      3,812        7.81%    240 months   02/01/10          2,960
Regency Oaks Apartments 1st
  mortgage...................      7,078        7.80%    240 months   02/01/10          5,494
                                 -------        ----                                  -------
                                 $72,854
Unamortized mortgage
  premium....................      2,341
                                 -------
     Total...................    $75,195                                              $60,369
                                 =======                                              =======

     Average Rental Rates and Occupancy. The following shows the average rental rates and occupancy percentages for your partnership's property during the periods indicated.

                                                                               AVERAGE
                                                                               ANNUAL
                                               AVERAGE ANNUAL RENTAL RATE     OCCUPANCY
                                               ---------------------------   -----------
PROPERTY                                           2003           2002       2003   2002
--------                                       ------------   ------------   ----   ----
                                                       (PER UNIT)
The Loft Apartments..........................   $8,047/unit    $8,605/unit    85%    90%
The Sterling Apartment Homes.................  $16,893/unit   $16,974/unit    94%    91%
The Sterling Commerce Center                   $17.90/s.f..    $18.17/s.f.    57%    56%
Silverado Apartments.........................   $5,637/unit    $6,661/unit    95%    96%
The Knolls Apartments........................   $8,294/unit   $10,106/unit    81%    88%
Indian Creek Village Apartments..............   $8,266/unit    $9,824/unit    91%    92%
Tates Creek Village Apartments...............   $7,661/unit    $8,615/unit    90%    90%
Plantation Gardens Apartments................   $9,594/unit    $9,669/unit    91%    91%
Palm Lake Apartments.........................   $8,021/unit    $7,987/unit    94%    94%
The Dunes Apartments.........................   $7,676/unit    $7,493/unit    92%    92%
Regency Oaks Apartments......................   $7,260/unit    $7,357/unit    95%    89%

     Property Management. Your partnership's property is managed by one of our affiliates. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership's property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors.

     Distributions. The following table shows, for each of the years indicated, the distributions paid per unit for such years.

YEAR ENDED DECEMBER 31                                        AMOUNT
----------------------                                        -------
2001........................................................  $ 78.83
2002........................................................  $ 17.79
2003........................................................  $ 17.11

     Compensation Paid to the General Partner and its Affiliates. The following table shows, for each of the years indicated, approximate amounts paid to your general partner and its affiliates on a historical basis. The general partner is reimbursed for actual direct costs and expenses incurred in connection with the operation of the partnership. The property manager is entitled to receive fees for transactions involving your partnership and its property and is entitled to receive five percent of the gross receipts from the partnership's property for providing property management services. See "The Litigation Settlement
Offer -- Section 13. Conflicts of Interest and Transactions with Affiliates."

                                                              PARTNERSHIP    PROPERTY
                                                               FEES AND     MANAGEMENT
YEAR                                                           EXPENSES        FEES
----                                                          -----------   ----------
2001........................................................  $2,557,000    $1,604,000
2002........................................................  $1,511,000    $1,429,000
2003........................................................  $1,271,000    $1,329,000

     Legal Proceedings. From time to time, your partnership may be a party to a variety of legal proceedings related to its ownership of properties which arise in the ordinary course of business. See "The Litigation Settlement
Offer -- Section 9. The Lawsuit and the Settlement."

16.  VOTING POWER

     Decisions with respect to the day-to-day management of your partnership are the responsibility of the general partner. Because the general partner of your partnership is our affiliate, we control the management of your partnership. Under your partnership's agreement of limited partnership, limited partners holding a majority of the outstanding units must approve certain extraordinary transactions, including the removal of the general partner, most amendments to the partnership agreement and the sale of all or substantially all of your partnership's assets. We, together with Cooper River Properties, L.L.C., Reedy River Properties, L.L.C. and AIMCO IPLP, L.P. (which are our affiliates), own 129,695.10 units, or 65.16%, of the outstanding units of your partnership. Because we and our affiliates own a majority of the outstanding units, we control most voting decisions made by limited partners. See "The Litigation Settlement Offer -- Section 7. Effects of the Offer."

17.  SOURCE OF FUNDS

     We expect that approximately $16,583,200 will be required to purchase all of the limited partnership units that we are seeking in this offer exclusive of fees and expenses. For more information regarding fees and expenses, see "The Litigation Settlement Offer -- Section 21. Fees and Expenses."

     In addition to this offer, we are concurrently making offers to acquire interests in approximately 43 other limited partnerships pursuant to the terms of the settlement. If all such offers were fully subscribed for cash, we would be required to pay approximately $107 million for all such units. If for some reason we did not have such funds available we might extend these offers for a period of time sufficient for us to obtain additional funds, or we could terminate the offers. However, we do not expect all such offers to be fully subscribed. Additionally, we believe that we will have sufficient cash on hand and available sources of financing to acquire all units tendered pursuant to such offers. As of December 31, 2003, we had $126 million of cash on hand and $285 million available for borrowing under existing lines of credit. We intend to repay any amounts borrowed to finance the offer out of future working capital.

     We have a $445 million revolving credit facility with Bank of America, Fleet National Bank and First Union National Bank with a syndicate comprised of a total of ten lender participants. We are the borrower and all obligations thereunder are guaranteed by AIMCO and certain of its subsidiaries. The obligations under the credit facility are secured, among other things, by our pledge of our stock ownership in certain subsidiaries of AIMCO, and a first priority pledge of certain of our non-real estate assets. The annual interest rate under the credit facility is based on either LIBOR or a base rate which is the higher of Bank of America's reference rate or 0.5% over the federal funds rate, plus, in either case, an applicable margin. The margin ranges between 2.15% and 2.85% in the case of LIBOR-based loans and between 0.65% and 1.35% in the case of base rate loans, based upon a fixed charge coverage ratio. The credit facility expires on July 31, 2005 and can be extended at AIMCO's option for a one-year term on a one-time basis.

18.  DISSENTERS' RIGHTS

     Neither the agreement of limited partnership of your partnership nor applicable law provides any right for you to have your units appraised or redeemed in connection with, or as a result of, our offer. You have the opportunity to make an individual decision on whether or not to tender your units in the offer.

     No provisions have been made with regard to the offer to allow you or other limited partners to inspect the books and records of the partnership or to obtain counsel or, other than as required by the settlement, appraisal services at our expense or at the expense of your partnership. However, you have the right under your partnership's agreement of limited partnership to obtain a list of the limited partners in your partnership.

19.  CONDITIONS TO THE OFFER

     We will not be required to accept for payment and pay for any units tendered pursuant to our offer, may postpone the purchase of, and payment for, units tendered, and may terminate or amend our offer if at any time on or after the date of this Litigation Settlement Offer and at or before the expiration of our offer (including any extension thereof), any of the following shall occur:

     - any change shall have occurred or been threatened in the business, properties, assets, liabilities, indebtedness, capitalization, condition (financial or otherwise), operations, licenses or franchises, management contract, or results of operations or prospects of your partnership or local markets in which your partnership owns or operates its property, including any fire, flood, natural disaster, casualty loss, or act of God that is materially adverse to your partnership or the value of your units to us, which change would, individually or in the aggregate, result in an adverse effect on net operating income of your partnership of more than $10,000 per year, or a decrease in value of an asset of your partnership, or the incurrence of a liability with respect to your partnership, in an amount in excess of $100,000 (a "Material Adverse Effect"); or

     - there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or the over-the-counter market in the United States, (ii) a decline in the closing share price of AIMCO's Class A Common Stock of more than 5.0%, measured from the close of business on the last trading day preceding the date of this offer and the close of business on the last trading day preceding the expiration of this offer, (iii) any extraordinary or material adverse change in the financial, real estate or money markets or major equity security indices in the United States such that there shall have occurred at least a 25 basis point increase in LIBOR, or at least a 5.0% decrease in the S&P 500 Index, the Morgan Stanley REIT Index, or the price of the 10-year Treasury Bond or the price of the 30-year Treasury Bond, in each case, measured from the close of business on the last trading day preceding the date of this offer and the close of business on the last trading day preceding the expiration of this offer, (iv) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (v) acts of terrorism or a commencement of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States, (vi) any limitation (whether or not mandatory) by any governmental authority on, or any other material event which, in either case, could reasonably be expected to affect the extension of credit by banks or other lending institutions, or (vii) in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof; or

     - there shall have been threatened in writing, instituted or pending any action, proceeding, application or counterclaim by any Federal, state, local or foreign government, governmental authority or governmental agency, or by any other person, before any governmental authority, court or regulatory or administrative agency, authority or tribunal, which (i) challenges or seeks to challenge the acquisition by us of the units, restrains, prohibits or delays the making or consummation of the offer, prohibits the performance of any of the contracts or other arrangements entered into by us (or any of our affiliates) seeks to obtain any material amount of damages as a result of the transactions contemplated by the offer, (ii) seeks to make the purchase of, or payment for, some or all of the units pursuant to the offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the units,
       (iii) seeks to prohibit or limit the ownership or operation by us or any of our affiliates of the entity serving as your general partner (which is our affiliate) or to remove such entity as the general partner of your partnership, or seeks to impose any material limitation on our ability or any of our affiliates to conduct your partnership's business or own such assets, (iv) seeks to impose material limitations on our ability or any of our affiliates to acquire or hold or to exercise full rights of ownership of the units including, but not limited to, the right to vote the units purchased by us on all matters properly presented to unitholders or (v) in the case of any of the foregoing relating to the litigation settlement and existing at the time of the commencement of the offer, a material worsening thereof; or

     - there shall be any action taken, or any statute, rule, regulation, order or injunction shall be sought, proposed, enacted, promulgated, entered, enforced or deemed applicable to the offer, your partnership, any general partner of your partnership, us or any affiliate of our or your partnership, or any other action shall have been taken, proposed or threatened, by any government, governmental authority or court, that, directly or indirectly, results in any of the consequences referred to in clauses (i) through (v) of the immediately preceding paragraph; or

     - a tender or exchange offer for any units shall have been commenced or publicly proposed to be made by another person or "group" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934), or it shall have been publicly disclosed or we shall have otherwise learned that (i) any person or group shall have acquired or proposed or be attempting to acquire beneficial ownership of more than four percent of the units, or shall have been granted any option, warrant or right, conditional or otherwise, to acquire beneficial ownership of more than four percent of the units, or (ii) any person or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a merger, consolidation, purchase or lease of assets, debt refinancing or other business combination with or involving your partnership;

     - there shall have occurred any event, circumstance, change, effect or development that, individually or in the aggregate with any other events, circumstances, changes, effects or developments, has had an adverse effect on our financial condition in an amount in excess of $10,000,000, which does not result from actions or inactions by us or our affiliates; or

     - the final court approval of the settlement shall have been reversed or vacated, the parties terminate the settlement or the settlement shall otherwise terminate by its terms.

     The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to such conditions or may be waived by us at any time in our reasonable discretion prior to the expiration of this offer. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and the waiver of any such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances. If we waive any of the conditions to the offer with respect to the tender of a particular unit, we will waive such condition with respect to all other tenders of units in this offer as well. All conditions to our offer will be satisfied or waived on or before the expiration of our offer. We will not waive a material condition to the offer on the expiration date. If we waive any material conditions to our offer, we will notify you and, if necessary, we will extend the offer period so that you will have at least five business days from the date of our notice to withdraw your units.

     If we are unable to accept the units tendered in this Litigation Settlement Offer due to a failure of any or all of the conditions of our offer to be satisfied, we will conduct another offer in accordance with the terms of the settlement (which will occur no later than six months after the date of the commencement of this offer). We will continue this process until we have accepted for payment all units properly tendered in an offer conducted in accordance with the terms of the settlement.

20.  CERTAIN LEGAL MATTERS

     General. Except as set forth in this Section 20, we are not aware of any licenses or regulatory permits that would be material to the business of your partnership, taken as a whole, and that might be adversely affected by our acquisition of units as contemplated herein, or any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to the acquisition of units by us pursuant to the offer, other than the filing of a Tender Offer Statement and Rule 13e-3 Transaction Statement on Schedule TO with the SEC (which has already been filed) and any required amendments thereto. While there is no present intent to delay the purchase of units tendered pursuant to the offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to your partnership or its business, or that certain parts of its business might not have to be disposed of or other substantial conditions complied with in order to obtain such approval or action, any of which could cause us to elect to terminate the offer without purchasing units thereunder. Our obligation to purchase and pay for units is subject to certain conditions, including conditions related to the legal matters discussed in this Section 20.

     Antitrust. We do not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of units contemplated by our offer.

     Margin Requirements. The units are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, those regulations generally are not applicable to our offer.

     State Laws. We are not aware of any jurisdiction in which the making of our offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the offer will not be made to (nor will tenders be accepted from or on behalf of) limited partners residing in such jurisdiction. In those jurisdictions with securities or blue sky laws that require the offer to be made by a licensed broker or dealer, the offer shall be made on behalf of us, if at all, only by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

21.  FEES AND EXPENSES

     You will not pay any partnership transfer fees if you tender your units. Except as set forth herein, we will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. We have retained The Altman Group, Inc. to act as Information Agent in connection with our offer. The Information Agent may contact holders of units by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee limited partners to forward materials relating to the offer to beneficial owners of the units. We will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses, and will indemnify it against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. We will also pay all costs and expenses of printing and mailing the offer and any related legal fees and expenses. However, under the terms of the settlement, the offer price has been reduced by the costs and expenses related to making this offer. The partnership will not be responsible for paying any of the fees or expenses incurred by us in connection with this offer.

     The following is an itemized statement of the aggregate estimated expenses incurred and to be incurred in this offer by us:

Information Agent Fees......................................  $ 7,500
Legal Fees..................................................   11,000
Printing Fees...............................................    7,600
Tax and Accounting Fees.....................................    1,500
Postage.....................................................      500
Appraiser...................................................   20,025
Depositary..................................................      500
                                                              -------
  Total.....................................................  $48,625
                                                              =======

                             ---------------------

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF US NOT CONTAINED HEREIN, OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     NEITHER THE COURT NOR COUNSEL FOR THE PARTIES IN THE CLASS AND DERIVATIVE LITIGATION MAKE ANY RECOMMENDATION REGARDING WHETHER YOU SHOULD ACCEPT THIS LITIGATION SETTLEMENT OFFER. YOU ARE INSTEAD ENCOURAGED TO CAREFULLY REVIEW THIS LITIGATION SETTLEMENT OFFER, THE EXECUTIVE SUMMARY OF THE INDEPENDENT APPRAISER'S REPORT (ATTACHED AS ANNEX II) AND ANY OTHER INFORMATION AVAILABLE TO YOU AND TO SEEK ADVICE

FROM YOUR INDEPENDENT LAWYER, TAX ADVISOR AND/OR FINANCIAL ADVISOR WITH RESPECT TO YOUR PARTICULAR CIRCUMSTANCES BEFORE DECIDING WHETHER OR NOT TO ACCEPT THIS LITIGATION SETTLEMENT OFFER.

     We have filed with the SEC a Tender Offer Statement and Rule 13e-3 Transaction Statement on Schedule TO, pursuant to Sections 13(e)(4), 14(d)(1) and Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to our offer, and may file amendments thereto. Your partnership has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 pursuant to Section 14(d)(4) and Rule 14d-9 under the Exchange Act, furnishing certain additional information about your partnership's and the general partner's position concerning our offer, and your partnership may file amendments thereto. The Schedules TO and 14D-9 and any amendments to either Schedule, including exhibits, may be inspected and copies may be obtained at the same place and in the same manner as described in "The Litigation Settlement Offer -- Section 15. Certain Information Concerning Your Partnership."

     The letter of transmittal and any other required documents should be sent or delivered by each limited partner or such limited partner's broker, dealer, bank, trust company or other nominee to the Information Agent at one of its addresses set forth below.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                             THE ALTMAN GROUP, INC.

           By Mail:                  By Overnight Courier:                 By Hand:
   1275 Valley Brook Avenue        1275 Valley Brook Avenue        1275 Valley Brook Avenue
      Lyndhurst, NJ 07071             Lyndhurst, NJ 07071             Lyndhurst, NJ 07071

                         For information, please call:

                           TOLL FREE: (800) 467-0821

                                    ANNEX I

                             OFFICERS AND DIRECTORS

     The names and positions of the executive officers of Apartment Investment and Management Company ("AIMCO"); AIMCO-GP, Inc. ("AIMCO-GP") and ConCap Equities, Inc., the general partner of your partnership (the "General Partner") are set forth below. All of the executive officers of AIMCO also serve as executive officers of AIMCO-GP. The directors of AIMCO are also set forth below. The two directors of AIMCO-GP are Terry Considine and Peter K. Kompaniez. The directors of the General Partner of your partnership are Peter K. Kompaniez and Martha L. Long. The executive officers of the General Partner of your partnership are Harry Alcock, Miles Cortez, Patti K. Fielding, Paul J. McAuliffe, Thomas M. Herzog and Martha L. Long. Unless otherwise indicated, the business address of each executive officer and director is 4582 South Ulster Parkway, Suite 1100, Denver, Colorado 80237. Each executive officer and director is a citizen of the United States of America.

NAME                                                            POSITION
----                                                            --------
Terry Considine...........................  Chairman of the Board, Chief Executive Officer
                                            and President of AIMCO
Peter K. Kompaniez........................  Vice Chairman of the Board of AIMCO and Director
                                            of the General Partner
Jeffrey W. Adler..........................  Executive Vice President -- Conventional
                                            Property Operations of AIMCO
Harry G. Alcock...........................  Executive Vice President and Chief Investment
                                            Officer of AIMCO and Executive Vice President of
                                            the General Partner
Miles Cortez..............................  Executive Vice President, General Counsel and
                                            Secretary of AIMCO and the General Partner
Joseph DeTuno.............................  Executive Vice President -- Redevelopment of
                                            AIMCO
Randall J. Fein...........................  Executive Vice President -- University Housing
                                            of AIMCO
Patti K. Fielding.........................  Executive Vice President -- Securities and Debt
                                            of AIMCO and Executive Vice President of the
                                            General Partner
Lance J. Graber...........................  Executive Vice President -- AIMCO Capital
Paul J. McAuliffe.........................  Executive Vice President and Chief Financial
                                            Officer of AIMCO and the General Partner
Ronald D. Monson..........................  Executive Vice President of AIMCO
James G. Purvis...........................  Executive Vice President -- Human Resources of
                                            AIMCO
David Robertson...........................  Executive Vice President of AIMCO; President and
                                            Chief Executive Officer of AIMCO Capital
Thomas M. Herzog..........................  Senior Vice President and Chief Accounting
                                            Officer of AIMCO and the General Partner
Martha L. Long............................  Director and Senior Vice President of the
                                            General Partner
James N. Bailey...........................  Director of AIMCO
Richard S. Ellwood........................  Director of AIMCO
J. Landis Martin..........................  Director of AIMCO
Thomas L. Rhodes..........................  Director of AIMCO

NAME                                         PRINCIPAL OCCUPATIONS FOR THE LAST FIVE YEARS
----                                         ---------------------------------------------
Terry Considine...........................  Mr. Considine has been Chairman of the Board and
                                            Chief Executive Officer of AIMCO and AIMCO-GP
                                            since July 1994. Upon the effectiveness of Mr.
                                            Kompaniez's resignation as President and pending
                                            the appointment of a chief operating officer,
                                            Mr. Considine will serve as President. Mr.
                                            Considine serves as Chairman of the Board of
                                            Directors of American Land Lease, Inc. (formerly
                                            Asset Investors Corporation and Commercial Asset
                                            Investors, Inc.), another public real estate
                                            investment trust. Mr. Considine devotes his time
                                            to his responsibilities at AIMCO and AIMCO-GP on
                                            a full-time basis, and the balance to American
                                            Land Lease, Inc.
Peter K. Kompaniez........................  Mr. Kompaniez has been Vice Chairman of the
                                            Board and a director of AIMCO since July 1994
                                            and was appointed President in July 1997. Mr.
                                            Kompaniez has also served as Chief Operating
                                            Officer of NHP Incorporated, which was acquired
                                            by AIMCO in December 1997. Effective April 1,
                                            2004, Mr. Kompaniez resigned as President of
                                            AIMCO. Mr. Kompaniez will continue in his role
                                            as Director of the General Partner and Vice
                                            Chairman of AIMCO's Board and will serve AIMCO
                                            on a variety of special and ongoing projects in
                                            an operating role.
Jeffery W. Adler..........................  Mr. Adler was appointed Executive Vice
                                            President, Conventional Property Operations in
                                            February 2004. Previously he served as Senior
                                            Vice President of Risk Management of AIMCO from
                                            January 2002 until November 2002, when he added
                                            the responsibility of Senior Vice President,
                                            Marketing. Prior to joining AIMCO, from 2000 to
                                            2002, Mr. Adler was Vice President,
                                            Property/Casualty for Channelpoint, a software
                                            company. From 1990 to 2000 Mr. Adler held
                                            several positions at Progressive Insurance
                                            including Colorado General Manager from 1996 to
                                            2000, Product Manager for Progressive Insurance
                                            Mountain Division from 1992 to 1996, and
                                            Director of Corporate Marketing from 1990 to
                                            1992.
Harry G. Alcock...........................  Mr. Alcock served as a Vice President of AIMCO from July 1996 to October 1997, when he was
                                            promoted to Senior Vice
                                            President -- Acquisitions. Mr. Alcock served as
                                            Senior Vice President -- Acquisitions until
                                            October 1999, when he was promoted to Executive
                                            Vice President and Chief Investment Officer. Mr.
                                            Alcock has held responsibility for AIMCO's
                                            acquisition and financing activities since July
                                            1994. From June 1992 until July 1994, Mr. Alcock
                                            served as Senior Financial Analyst for PDI and
                                            HFC. From 1988 to 1992, Mr. Alcock worked for
                                            Larwin Development Corp., a Los Angeles-based
                                            real estate developer, with responsibility for
                                            raising debt and joint venture equity to fund
                                            land acquisition and development. From 1987 to
                                            1988, Mr. Alcock worked for Ford Aerospace Corp.
                                            He received his B.S. from San Jose State
                                            University.

NAME                                         PRINCIPAL OCCUPATIONS FOR THE LAST FIVE YEARS
----                                         ---------------------------------------------
Miles Cortez..............................  Mr. Cortez was appointed Executive Vice
                                            President, General Counsel and Secretary of the
                                            General Partner in February 2004 and of AIMCO in
                                            August 2001. Prior to joining AIMCO, Mr. Cortez
                                            was the senior partner of Cortez Macaulay
                                            Bernhardt & Schuetze LLC, a Denver Law firm,
                                            from December 1997 through September 2001. From
                                            August 1993 through November 1997, Mr. Cortez
                                            was a partner in the law firm of McKenna &
                                            Cuneo, LLP in Denver. Mr. Cortez was the
                                            President of the Colorado Bar Association from
                                            1996 to 1997 and President of the Denver Bar
                                            Association from 1982 to 1983.
Joseph DeTuno.............................  Mr. DeTuno was appointed Executive Vice
                                            President -- Redevelopment of AIMCO in February
                                            2001 and previously served as Senior Vice
                                            President -- Property Redevelopment of AIMCO
                                            from August 1997 to February 2001. Prior to
                                            joining AIMCO, Mr. DeTuno was President and
                                            founder of JD Associates, his own full service
                                            real estate consulting, advisory and project
                                            management company that he founded in 1990.
Randall J. Fein...........................  Mr. Fein was appointed Executive Vice
                                            President -- University Housing of AIMCO in
                                            October 2003. He is responsible For the
                                            operation of AIMCO's student housing related
                                            Portfolio, including its joint venture
                                            activities. From 1989 through 2003, Mr. Fein
                                            served as general partner of Income Apartment
                                            Investors L.P., and Texas First Properties L.P.,
                                            which operated student and non-student housing.
                                            Prior to entering the apartment industry, Mr.
                                            Fein was engaged in the securities industry as a
                                            Director of Jefferies and as a Vice President of
                                            Salomon Brothers Inc. Mr. Fein is a member of
                                            the State Bar of Texas.
Patti K. Fielding.........................  Ms. Fielding was appointed Executive Vice
                                            President -- Securities and Debt of the General
                                            Partner in February 2004 and of AIMCO in
                                            February 2003. She is responsible for securities
                                            and debt financing and the treasury department.
                                            From January 2000 to February 2003, Ms. Fielding
                                            served as Senior Vice President -- Securities
                                            and Debt. Ms. Fielding joined AIMCO in February
                                            1997 and served as Vice President -- Tenders,
                                            Securities and Debt until January 2002. Prior to
                                            joining AIMCO, Ms. Fielding was a Vice President
                                            with Hanover Capital Partners from 1996 to 1997,
                                            Vice Chairman, Senior Vice President and
                                            Principal of CapSource Funding Corp from 1993 to
                                            1995, and Group Vice President with Duff &
                                            Phelps RatingCo. from 1987 to 1993.

NAME                                         PRINCIPAL OCCUPATIONS FOR THE LAST FIVE YEARS
----                                         ---------------------------------------------
Lance J. Graber...........................  Mr. Graber was appointed Executive Vice
                                            President -- Acquisitions in October 1999. His
                                            principal business function is overseeing
                                            dispositions, refinancings, redevelopments and
                                            other transactions within AIMCO Capital's
                                            portfolio of affordable properties. Prior to
                                            joining AIMCO, Mr. Graber was an Associate from
                                            1991 through 1992 and then a Vice President from
                                            1992 through 1994 at Credit Suisse First Boston
                                            engaged in real estate financial advisory
                                            services and principal investing. He was a
                                            Director there from 1994 to May 1999, during
                                            which time he supervised a staff of seven in the
                                            making of principal investments in hotel,
                                            multi-family and assisted living properties. Mr.
                                            Graber received a B.S. and an M.B.A. from the
                                            Wharton School of the University of
                                            Pennsylvania.
Paul J. McAuliffe.........................  Mr. McAuliffe has been Executive Vice President and Chief Financial Officer of the General
                                            Partner since April 2002. Mr. McAuliffe has been
                                            Executive Vice President of AIMCO since February
                                            1999 and was appointed Chief Financial Officer
                                            in October 1999. Prior to joining AIMCO, Mr.
                                            McAuliffe was Senior Managing Director of
                                            Secured Capital Corporation and prior to that
                                            time had been a Managing Director of Smith
                                            Barney, Inc. from 1993 to 1996, where he was a
                                            key member of the underwriting team that led
                                            AIMCO's initial public offering in 1994. Mr.
                                            McAuliffe was also a Managing Director and head
                                            of the real estate group at CS First Boston from
                                            1990 to 1993 and he was a Principal in the real
                                            estate group at Morgan Stanley & Co., Inc. from
                                            1983 to 1990. Mr. McAuliffe received a B.A. from
                                            Columbia College and an MBA from University of
                                            Virginia, Darden School.
Ronald D. Monson..........................  Mr. Monson was appointed Executive Vice
                                            President of AIMCO in February 2001. Beginning
                                            February 2004, Mr. Monson assumed oversight of
                                            four of AIMCO's regional operating centers. From
                                            February 2001 to February 2004, Mr. Monson
                                            served as the head of AIMCO's conventional
                                            property operations. Mr. Monson has been with
                                            AIMCO since 1997 and was promoted to Divisional
                                            Vice President in 1998. Prior to joining AIMCO,
                                            Mr. Monson worked for 13 years in operations
                                            management positions in the lawn care and
                                            landscaping industries, principally with True
                                            Green/Chemlawn. Mr. Monson received a Bachelor
                                            of Science from the University of Minnesota and
                                            a Masters in Business Administration from
                                            Georgia State University.

James G. Purvis...........................  Mr. Purvis was appointed Executive Vice
                                            President in February 2003. He is responsible
                                            for AIMCO's Human Resources and People
                                            Initiatives. Mr. Purvis has over 20 years of
                                            executive strategic human resources experience.
                                            Prior to joining AIMCO he was Vice President, HR
                                            at SomaLogic, a privately funded biotechnology
                                            company. He was a principal in O(3)C Global
                                            Organization Solutions, and has held executive
                                            human resources and operations management
                                            positions in ALCOA (Aluminum Company of
                                            America), Texas Air/Eastern Airlines,
                                            Starwood/WestinHotels and Resorts, and
                                            Tele-Communications (TCI) Technology, Inc. Mr.
                                            Purvis holds a BA in communications and modern
                                            languages from the University of Notre Dame.
David Robertson...........................  Mr. Robertson was appointed Executive Vice
                                            President -- Affordable Properties in February
                                            2002. He is responsible for affordable property
                                            operations, refinancing and other value creation
                                            within AIMCO's affordable portfolio. Prior to
                                            joining AIMCO, Mr. Robertson was a member of the
                                            investment-banking group at Smith Barney from
                                            1991 to 1996, where he was responsible for real
                                            estate investment banking transactions in the
                                            western United States, and was part of the Smith
                                            Barney team that managed AIMCO's initial public
                                            offering in 1994. Since February 1996, Mr.
                                            Robertson has been Chairman and Chief Executive
                                            Officer of Robeks Corporation, a privately held
                                            chain of specialty food stores.
Thomas M. Herzog..........................  Mr. Herzog was appointed Senior Vice President and Chief Accounting Officer of the General
                                            Partner in February 2004 and of AIMCO in January
                                            2004. Prior to joining AIMCO, Mr. Herzog was at
                                            GE Real Estate, serving as Chief Accounting
                                            Officer & Global Controller from April 2002 to
                                            January 2004 and as Chief Technical Advisor from
                                            March 2000 to April 2002. Prior to joining GE
                                            Real Estate, Mr. Herzog was at Deloitte & Touche
                                            LLP from 1990 until 2000, including a two-year
                                            assignment in the real estate national office.
Martha L. Long............................  Martha L. Long has been with AIMCO since October
                                            1998 and served in various capacities. From 1998
                                            to 2001, she served as Senior Vice President and
                                            Controller. During 2002 and 2003, she served as
                                            Senior Vice President of Continuous Improvement.
                                            Most recently, she has been named Chief
                                            Executive Officer and General Partner of AIMCO's
                                            affiliated partnerships.

James N. Bailey...........................  Mr. Bailey was appointed a Director of AIMCO in
Cambridge Associates, Inc.                  June 2000. In 1973, Mr. Bailey co-founded
1 Winthrop Square,                          Cambridge Associates, Inc., which is an
Suite 500                                   investment consulting firm for non-profit
Boston, MA 02110                            institutions and wealthy family groups. He is
                                            also Co-Founder, Treasurer and Director of The
                                            Plymouth Rock Company, Direct Response
                                            Corporation and Homeowners' Direct Corporation,
                                            each of which is a United States personal lines
                                            insurance company. He received his M.B.A. and
                                            J.D. degrees in 1973 from Harvard Business
                                            School and Harvard Law School.
Richard S. Ellwood........................  Mr. Ellwood was appointed a Director of AIMCO in
12 Auldwood Lane                            July 1994 and is currently Chairman of the Audit
Rumson, NJ 07660                            Committee and a member of the Compensation
                                            Committee. Mr. Ellwood is the founder and
                                            President of R.S. Ellwood & Co., Incorporated, a
                                            real estate investment banking firm. Prior to
                                            forming R.S. Ellwood & Co., Incorporated in
                                            1987, Mr. Ellwood had 31 years experience on
                                            Wall Street as an investment banker, serving as:
                                            Managing Director and senior banker at Merrill
                                            Lynch Capital Markets from 1984 to 1987;
                                            Managing Director at Warburg Paribas Becker from
                                            1978 to 1984; general partner and then Senior
                                            Vice President and a director at White, Weld &
                                            Co. from 1968 to 1978; and in various capacities
                                            at J.P. Morgan & Co. from 1955 to 1968. Mr.
                                            Ellwood currently serves as a director of FelCor
                                            Lodging Trust, Incorporated and Florida East
                                            Coast Industries, Inc.
J. Landis Martin..........................  Mr. Martin was appointed a director of AIMCO in
199 Broadway                                July 1994 and became Chairman of the
Suite 4300                                  Compensation Committee on March 19, 1998. Mr.
Denver, CO 80202                            Martin is a member of the Audit Committee. Mr.
                                            Martin has served as President and Chief
                                            Executive Officer of NL Industries, Inc., a
                                            manufacturer of titanium dioxide, since 1987.
                                            Mr. Martin has served as Chairman of Tremont
                                            Corporation ("Tremont"), a holding company
                                            operating though its affiliates Titanium Metals
                                            Corporation ("TIMET") and NL Industries, Inc.
                                            ("NL"), since 1990 and as Chief Executive
                                            Officer and a director of Tremont since 1988.
                                            Mr. Martin has served as Chairman of TIMET, an
                                            integrated producer of titanium, since 1987 and
                                            Chief Executive Officer since January 1995. From
                                            1990 until its acquisition by a predecessor of
                                            Halliburton Company ("Halliburton") in 1994, Mr.
                                            Martin served as Chairman of the Board and Chief
                                            Executive Officer of Baroid Corporation, an
                                            oilfield services company. In addition to
                                            Tremont, NL and TIMET, Mr. Martin is a director
                                            of Halliburton, which is engaged in the
                                            petroleum services, hydrocarbon and engineering
                                            industries, and Crown Castle International
                                            Corporation, a communications company.

Thomas L. Rhodes..........................  Mr. Rhodes was appointed a Director of AIMCO in
215 Lexington Avenue                        July 1994 and is a member of the Audit and
4th Floor                                   Compensation Committees. Mr. Rhodes has served
New York, NY 10016                          as the President and a Director of National
                                            Review magazine since November 1992, where he
                                            has also served as a Director since 1998. From
                                            1976 to 1992, he held various positions at
                                            Goldman, Sachs & Co. and was elected a General
                                            Partner in 1986 and served as a General Partner
                                            from 1987 until November 1992. He is currently
                                            Co-Chairman of the Board, Co-Chief Executive
                                            Officer and a Director of American Land Lease,
                                            Inc. He also serves as a Director of Delphi
                                            Financial Group and its subsidiaries, Delphi
                                            International Ltd., Oracle Reinsurance Company
                                            and the Lynde and Harry Bradley Foundation.

                                    ANNEX II

              EXECUTIVE SUMMARY OF INDEPENDENT APPRAISER'S REPORT

THE ATTACHED EXECUTIVE SUMMARY WAS PREPARED SOLELY BY THE INDEPENDENT APPRAISER, AND NEITHER THE COURT, THE PARTIES IN THE CLASS AND DERIVATIVE LITIGATION NOR COUNSEL FOR SUCH PARTIES PARTICIPATED IN THE PREPARATION OF THE EXECUTIVE SUMMARY.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
THE DUNES APARTMENT HOMES, INDIAN HARBOUR BEACH, FLORIDA

                                EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                  The Dunes Apartment Homes
LOCATION:                       201 Harbour City Parkway
                                Indian Harbour Beach, Florida

INTENDED USE OF ASSIGNMENT:     Court Settlement
PURPOSE OF APPRAISAL:           "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:             Fee Simple

DATE OF VALUE:                  December 12, 2003
DATE OF REPORT:                 December 23, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:

SITE:
   Size:                        7.09 acres, or 308,840 square feet
   Assessor Parcel No.:         27-37-14-01-00003
   Floodplain:                  Community Panel No. 12009C 0464E (April 1, 2001)
                                Flood Zone X, an area outside the floodplain.
   Zoning:                      R-3 (Multifamily)

BUILDING:
   No. of Units:                200 Units
   Total NRA:                   171,654 Square Feet
   Average Unit Size:           858 Square Feet
   Apartment Density:           28.2 units per acre
   Year Built:                  1964

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                                Market Rent
                    Square   -----------------    Monthly     Annual
    Unit Type        Feet    Per Unit   Per SF    Income      Income
----------------------------------------------------------------------
1Bdrm/1Ba-1A10         669   $    530   $ 0.79   $ 44,520   $  534,240
2Bdrm/1Ba-2A10         938   $    650   $ 0.69   $ 52,650   $  631,800
2Bdrm/1.5Ba-2A150      968   $    675   $ 0.70   $  4,725   $   56,700
3Bdrm/2Ba - 3A20     1,168   $    750   $ 0.64   $ 21,000   $  252,000
                                                 --------   ----------
                                         Total   $122,895   $1,474,740
                                                 ========   ==========

OCCUPANCY:                                     94%
ECONOMIC LIFE:                                 45 Years
EFFECTIVE AGE:                                 20 Years
REMAINING ECONOMIC LIFE:                       25 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
THE DUNES APARTMENT HOMES, INDIAN HARBOUR BEACH, FLORIDA

                               SUBJECT PHOTOGRAPHS

                [PICTURE]                                   [PICTURE]

     EXTERIOR - APARTMENT BUILDING -               EXTERIOR - APARTMENT BUILDING
             LEASING OFFICE

                                    AREA MAP

                                      [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
THE DUNES APARTMENT HOMES, INDIAN HARBOUR BEACH, FLORIDA

                                NEIGHBORHOOD MAP

                                      [MAP]

HIGHEST AND BEST USE:
   As Vacant:                  Hold for future multi-family development
   As Improved:                Continuation as its current use

METHOD OF VALUATION:           In this instance, the Sales Comparison and Income
                               Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
THE DUNES APARTMENT HOMES, INDIAN HARBOUR BEACH, FLORIDA

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

     DIRECT CAPITALIZATION                                     Amount             $/Unit
     ---------------------                                     ------             ------
Potential Rental Income                                    $1,474,740         $7,374
Effective Gross Income                                     $1,461,761         $7,309
Operating Expenses                                         $795,288           $3,976              54.4% of EGI
Net Operating Income:                                      $616,473           $3,082

Capitalization Rate                                        9.00%
DIRECT CAPITALIZATION VALUE                                $6,800,000 *       $34,000 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
Holding Period                                             10 years
2002 Economic Vacancy                                      11%
Stabilized Vacancy & Collection Loss:                      8%
Lease-up / Stabilization Period                            N/A
Terminal Capitalization Rate                               9.50%
Discount Rate                                              11.50%
Selling Costs                                              2.00%
Growth Rates:
   Income                                                  3.00%
   Expenses:                                               3.00%
DISCOUNTED CASH FLOW VALUE                                 $6,800,000 *       $34,000 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE                     $6,800,000         $34,000 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
   Range of Sales $/Unit (Unadjusted)                      $21,749 to $32,787
   Range of Sales $/Unit (Adjusted)                        $26,950 to $40,984
VALUE INDICATION - PRICE PER UNIT                          $6,600,000 *         $33,000 / UNIT

EGIM ANALYSIS
   Range of EGIMs from Improved Sales                      4.42 to 5.58
   Selected EGIM for Subject                               4.75
   Subject's Projected EGI                                 $1,461,761
EGIM ANALYSIS CONCLUSION                                   $6,900,000 *         $34,500 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION                           $6,800,000 *         $34,000 / UNIT

RECONCILED SALES COMPARISON VALUE                          $6,700,000           $33,500 / UNIT

------------------------------

* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
THE DUNES APARTMENT HOMES, INDIAN HARBOUR BEACH, FLORIDA

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
   Price Per Unit                                          $        6,600,000
   NOI Per Unit                                            $        6,800,000
   EGIM Multiplier                                         $        6,900,000
INDICATED VALUE BY SALES COMPARISON                        $        6,700,000         $33,500 / UNIT

INCOME APPROACH:
   Direct Capitalization Method:                           $        6,800,000
   Discounted Cash Flow Method:                            $        6,800,000
INDICATED VALUE BY THE INCOME APPROACH                     $        6,800,000         $34,000 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:                       $        6,800,000         $34,000 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
INDIAN CREEK VILLAGE, OVERLAND PARK, KANSAS

                                EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                 Indian Creek Village
LOCATION:                      10382 Conser Street
                               Overland Park, Kansas

INTENDED USE OF ASSIGNMENT:    Court Settlement
PURPOSE OF APPRAISAL:          "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:            Fee simple estate

DATE OF VALUE:                 May 8, 2003
DATE OF REPORT:                July 9, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:
  Size:                        20.64 acres, or 899,078 square feet
  Assessor Parcel No.:         NP34000000 000A; (Assessed Value)
  Floodplain:                  Community Panel No. 2001740208F (June 17, 2002)
                               Flood Zone AE, an area inside the floodplain.
  Zoning:                      RP-3 (Residential Planned Development District)

BUILDING:
  No. of Units:                273 Units
  Total NRA:                   271,830 Square Feet
  Average Unit Size:           996 Square Feet
  Apartment Density:           13.2 units per acre
  Year Built:                  1972

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                                       Market Rent
                   Square       ------------------------         Monthly            Annual
 Unit Type          Feet        Per Unit          Per SF         Income             Income
--------------------------------------------------------------------------------------------
1Br/1Ba              617         $  560           $0.91         $ 20,160          $  241,920
1Br/1Ba              878         $  590           $0.67         $ 82,600          $  991,200
2Br/1Ba            1,165         $  860           $0.74         $  3,440          $   41,280
2Br/2Ba            1,274         $  870           $0.68         $ 66,990          $  803,880
3Br/2Ba            1,287         $  890           $0.69         $  8,900          $  106,800
3Br/2Ba, TH        1,845         $1,000           $0.54         $  6,000          $   72,000
                                                  Total         $188,090          $2,257,080

OCCUPANCY:                     88%
ECONOMIC LIFE:                 45 Years
EFFECTIVE AGE:                 25 Years

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
INDIAN CREEK VILLAGE, OVERLAND PARK, KANSAS

REMAINING ECONOMIC LIFE:       20 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                               SUBJECT PHOTOGRAPHS

     [PICTURE]                                                  [PICTURE]

ENTRANCE TO SUBJECT                                       VIEW OF LEASING OFFICE

                                    AREA MAP

                                      [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
INDIAN CREEK VILLAGE, OVERLAND PARK, KANSAS

                                NEIGHBORHOOD MAP

                                      [MAP]

HIGHEST AND BEST USE:
  As Vacant:                   Hold for future multi-family development
  As Improved:                 Continuation as its current use

METHOD OF VALUATION:           In this instance, the Sales Comparison and Income
                               Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
INDIAN CREEK VILLAGE, OVERLAND PARK, KANSAS

PART TWO - ECONOMIC INDICATORS

                                                 Amount               $/Unit
                                                 ------               ------
INCOME CAPITALIZATION APPROACH

DIRECT CAPITALIZATION

Potential Rental Income                    $2,257,080              $8,268
Effective Gross Income                     $2,222,472              $8,141
Operating Expenses                         $949,234                $3,477               42.7% of EGI
Net Operating Income:                      $1,204,988              $4,414

Capitalization Rate                        9.00%
DIRECT CAPITALIZATION VALUE                $13,400,000 *           $49,084 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
Holding Period                             10 years
2002 Economic Vacancy                      15%
Stabilized Vacancy & Collection Loss:      10%
Lease-up / Stabilization Period            N/A
Terminal Capitalization Rate               10.00%
Discount Rate                              11.00%
Selling Costs                              2.00%
Growth Rates:
  Income                                   3.00%
  Expenses:                                3.00%
DISCOUNTED CASH FLOW VALUE                 $13,800,000 *           $50,549 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE     $13,600,000             $49,817 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
  Range of Sales $/Unit (Unadjusted)       $51,121 to $69,324
  Range of Sales $/Unit (Adjusted)         $46,678 to $57,678
VALUE INDICATION - PRICE PER UNIT          $13,600,000 *           $49,817 / UNIT

EGIM ANALYSIS
  Range of EGIMs from Improved Sales       6.49 to 7.33
  Selected EGIM for Subject                6.25
  Subject's Projected EGI                  $2,222,472
EGIM ANALYSIS CONCLUSION                   $13,900,000 *           $50,916 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION           $13,600,000 *           $49,817 / UNIT

RECONCILED SALES COMPARISON VALUE          $13,700,000             $50,183 / UNIT

--------------------

* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
INDIAN CREEK VILLAGE, OVERLAND PARK, KANSAS

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
  Price Per Unit                           $13,600,000
  NOI Per Unit                             $13,600,000
  EGIM Multiplier                          $13,900,000
INDICATED VALUE BY SALES COMPARISON        $13,700,000             $50,183 / UNIT

INCOME APPROACH:
  Direct Capitalization Method:            $13,400,000
  Discounted Cash Flow Method:             $13,800,000
INDICATED VALUE BY THE INCOME APPROACH     $13,600,000             $49,817 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:       $13,600,000             $49,817 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY  PAGE 4
THE KNOLLS, COLORADO SPRINGS, COLORADO

                                EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                              The Knolls
LOCATION:                                   1510 Gatehouse Circle
                                            Colorado Springs, Colorado

INTENDED USE OF ASSIGNMENT:                 Court Settlement
PURPOSE OF APPRAISAL:                       "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:                         Fee Simple Estate

DATE OF VALUE:                              May 15, 2003
DATE OF REPORT:                             June 28, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:

SITE:
     Size:                                  22.02 acres, or 959,191 square feet
     Assessor Parcel No.:                   7412200058
     Floodplain:                            Community Panel No. 08041C0727F (March 17, 1997)
                                            Flood Zone X, an area outside the floodplain.
     Zoning:                                R-5 (Multi-Family Residential)

BUILDING:
     No. of Units:                          262 Units
     Total NRA:                             242,682 Square Feet
     Average Unit Size:                     926 Square Feet
     Apartment Density:                     11.9 units per acre
     Year Built:                            1974

UNIT MIX AND MARKET RENT:

              GROSS RENTAL INCOME PROJECTION

                          Market Rent
               Square   ----------------   Monthly      Annual
 Unit Type      Feet    Per Unit  Per SF    Income      Income
-----------    ------   ----------------   --------   ----------
1Bd/1Ba          717      $630     $0.88   $  7,560   $   90,720
1Bd/1Ba          787      $650     $0.83   $ 40,300   $  483,600
2Bd/1Ba          950      $675     $0.71   $ 89,100   $1,069,200
2Bd/2Ba        1,012      $800     $0.79   $  9,600   $  115,200
2Bd/1.5Ba      1,085      $810     $0.75   $ 35,640   $  427,680
                                           --------   ----------
                                   Total   $182,200   $2,186,400
                                           ========   ==========

OCCUPANCY:                                     81%
ECONOMIC LIFE:                                 45  Years
EFFECTIVE AGE:                                 23  Years
REMAINING ECONOMIC LIFE:                       22  Years

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY  PAGE 5
THE KNOLLS, COLORADO SPRINGS, COLORADO

SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                               SUBJECT PHOTOGRAPHS
     [PICTURE]                                              [PICTURE]
EXTERIOR - APARTMENTS                             EXTERIOR - LANDSCAPE & PARKING

                                    AREA MAP

                                     [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY  PAGE 6
THE KNOLLS, COLORADO SPRINGS, COLORADO

                                NEIGHBORHOOD MAP

                                     [MAP]

HIGHEST AND BEST USE:
     As Vacant:                     Hold for future multi-family development
     As Improved:                   Continuation as its current use

METHOD OF VALUATION:                In this instance, the Sales Comparison and
                                    Income Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY  PAGE 7
THE KNOLLS, COLORADO SPRINGS, COLORADO

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

      DIRECT CAPITALIZATION                                  Amount           $/Unit
      ---------------------                                  ------           -------
Potential Rental Income                               $2,186,400           $8,345
Effective Gross Income                                $2,105,264           $8,035
Operating Expenses                                    $686,903             $2,622            32.6% of EGI
Net Operating Income:                                 $1,365,961           $5,214

Capitalization Rate                                   9.00%
DIRECT CAPITALIZATION VALUE                           $14,600,000 *        $55,725 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
Holding Period                                        10 years
2002 Economic Vacancy                                 14%
Stabilized Vacancy & Collection Loss:                 11.5%
Lease-up / Stabilization Period                       12 months
Terminal Capitalization Rate                          9.50%
Discount Rate                                         11.50%
Selling Costs                                         2.00%
Growth Rates:
     Income                                           3.00%
     Expenses:                                        3.00%
DISCOUNTED CASH FLOW VALUE                            $14,200,000 *        $54,198 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE                $14,400,000          $54,962 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
     Range of Sales $/Unit (Unadjusted)               $41,282 to $85,514
     Range of Sales $/Unit (Adjusted)                 $56,146 to $59,860
VALUE INDICATION - PRICE PER UNIT                     $14,400,000 *        $54,962 / UNIT

EGIM ANALYSIS
     Range of EGIMs from Improved Sales               6.23 to 8.64
     Selected EGIM for Subject                        7.10
     Subject's Projected EGI                          $2,105,264
EGIM ANALYSIS CONCLUSION                              $14,400,000 *        $54,962 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION                      $15,200,000 *        $58,015 / UNIT

RECONCILED SALES COMPARISON VALUE                     $14,500,000          $55,344 / UNIT

----------
* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY  PAGE 8
THE KNOLLS, COLORADO SPRINGS, COLORADO

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
     Price Per Unit                                   $ 14,400,000
     NOI Per Unit                                     $ 15,200,000
     EGIM Multiplier                                  $ 14,400,000
INDICATED VALUE BY SALES COMPARISON                   $14,500, 000   $55,344 / UNIT

INCOME APPROACH:
     Direct Capitalization Method:                    $ 14,600,000
     Discounted Cash Flow Method:                     $ 14,200,000
INDICATED VALUE BY THE INCOME APPROACH                $ 14,400,000   $54,962 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:                  $ 14,400,000   $54,962 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
THE LOFT, RALEIGH, NORTH CAROLINA

                                EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                   The Loft
LOCATION:                        214 Loft Lane
                                 Raleigh, North Carolina

INTENDED USE OF ASSIGNMENT:      Court Settlement
PURPOSE OF APPRAISAL:            "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:              Fee simple estate

DATE OF VALUE:                   May 13, 2003
DATE OF REPORT:                  June 30, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:
     Size:                       22.56 acres, or 982,714 square feet
     Assessor Parcel No.:        1706575340
     Floodplain:                 Community Panel No. 37183C0331E (March 3, 1992)
                                 Flood Zone X, an area outside the floodplain.
     Zoning:                     R-10 (Residential-10)

BUILDING:
     No. of Units:              184 Units
     Total NRA:                 205,615 Square Feet
     Average Unit Size:         1,117 Square Feet
     Apartment Density:         8.2 units per acre
     Year Built:                1975

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                                             Market Rent
                           Square        --------------------      Monthly         Annual
     Unit Type              Feet         Per Unit      Per SF      Income          Income
--------------------------------------------------------------------------------------------
Terrace - 1Bd/1Ba            800           $649        $0.81      $ 18,172        $  218,064
Gable - 1Bd/1Ba            1,035           $719        $0.69      $ 27,322        $  327,864
Pinnacle - 2Bd/1.5Ba       1,045           $749        $0.72      $ 20,972        $  251,664
Veranda - 2Bd/2Ba          1,250           $767        $0.61      $ 49,855        $  598,260
Trellis - 3Bd/2Ba          1,335           $929        $0.70      $ 23,225        $  278,700
                                                       -----      --------        ----------
                                                       Total      $139,546        $1,674,552

OCCUPANCY:                                  86%
ECONOMIC LIFE:                              45 Years
EFFECTIVE AGE:                              25 Years
REMAINING ECONOMIC LIFE:                    20 Years

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
THE LOFT, RALEIGH, NORTH CAROLINA

SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                               SUBJECT PHOTOGRAPHS

      [EXTERIOR-PROPERTY SIGN PICTURE]         [EXTERIOR-OFFICE PICTURE]

                                    AREA MAP

                                     [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
THE LOFT, RALEIGH, NORTH CAROLINA

                                NEIGHBORHOOD MAP

                                     [MAP]

HIGHEST AND BEST USE:

     As Vacant:             Hold for future multi-family development
     As Improved:           Continuation as its current use

METHOD OF VALUATION:        In this instance, the Sales Comparison and Income
                            Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
THE LOFT, RALEIGH, NORTH CAROLINA

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

DIRECT CAPITALIZATION                                 Amount             $/Unit
---------------------                                 ------             ------
Potential Rental Income                              $1,674,552          $9,101
Effective Gross Income                               $1,498,446          $8,144
Operating Expenses                                   $596,562            $3,242          39.8% of EGI
Net Operating Income:                                $855,883            $4,652

Capitalization Rate                                  9.50%
DIRECT CAPITALIZATION VALUE                          $8,900,000  *       $48,370 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:

Holding Period                                       10 years
2002 Economic Vacancy                                12%
Stabilized Vacancy & Collection Loss:                12%
Lease-up / Stabilization Period                      12 months
Terminal Capitalization Rate                         10.00%
Discount Rate                                        11.50%
Selling Costs                                        3.00%
Growth Rates:
       Income                                        3.00%
       Expenses:                                     3.00%
DISCOUNTED CASH FLOW VALUE                           $8,800,000  *       $47,826 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE               $8,800,000          $47,826 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
       Range of Sales $/Unit (Unadjusted)            $42,151 to $71,277
       Range of Sales $/Unit (Adjusted)              $44,057 to $52,040
VALUE INDICATION - PRICE PER UNIT                    $8,600,000  *       $46,739 / UNIT

EGIM ANALYSIS
       Range of EGIMs from Improved Sales            5.28 to 7.54
       Selected EGIM for Subject                     5.75
       Subject's Projected EGI                       $1,498,446
EGIM ANALYSIS CONCLUSION                             $8,500,000  *       $46,196 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION                     $8,900,000  *       $48,370 / UNIT

RECONCILED SALES COMPARISON VALUE                    $8,600,000          $46,739 / UNIT

----------------------------
* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
THE LOFT, RALEIGH, NORTH CAROLINA

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
     Price Per Unit                                  $8,600,000
     NOI Per Unit                                    $8,900,000
     EGIM Multiplier                                 $8,500,000
INDICATED VALUE BY SALES COMPARISON                  $8,600,000        $46,739 / UNIT

INCOME APPROACH:
     Direct Capitalization Method:                   $8,900,000
     Discounted Cash Flow Method:                    $8,800,000
INDICATED VALUE BY THE INCOME APPROACH               $8,800,000        $47,826 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:                 $8,800,000        $47,826 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY  PAGE 4
PALM LAKE, TAMPA, FLORIDA

                                EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION


PROPERTY NAME:                    Palm Lake
LOCATION:                         13401 North 50th Street
                                  Tampa, Florida

INTENDED USE OF ASSIGNMENT:       Court Settlement
PURPOSE OF APPRAISAL:             "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:               Fee simple estate

DATE OF VALUE:                    December 8, 2003
DATE OF REPORT:                   December 23, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:
     Size:                        9.33 acres, or 406,415 square feet
     Assessor Parcel No.:         U-10-28-19-ZZZ-000001-31320
     Floodplain:                  Community Panel No. 120112 0210E (August 15,
                                  1989)
                                  Flood Zone C, an area outside the floodplain.
     Zoning:                      SPIUC (Special Public Interest University
                                  Community)

BUILDING:
     No. of Units:                150 Units
     Total NRA:                   153,700 Square Feet
     Average Unit Size:           1,025 Square Feet
     Apartment Density:           16.1 units per acre
     Year Built:                  1974

UNIT MIX AND MARKET RENT:

                          GROSS RENTAL INCOME PROJECTION

                                              Market Rent
                          Square         ---------------------      Monthly         Annual
Unit Type                  Feet            Per Unit     Per SF      Income          Income
---------------------------------------------------------------------------------------------
1Br/1Ba                      775           $    525     $ 0.68     $ 12,600        $  151,200
2Br/1Ba                      900           $    600     $ 0.67     $ 57,000        $  684,000
4Br/2Ba                    1,600           $  1,000     $ 0.63     $ 31,000        $  372,000
                                                                   --------        ----------
                                                         Total     $100,600        $1,207,200
                                                                   ========        ==========

OCCUPANCY:                                  96%
ECONOMIC LIFE:                              45 Years
EFFECTIVE AGE:                              20 Years
REMAINING ECONOMIC LIFE:                    25 Years

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY  PAGE 5
PALM LAKE, TAMPA, FLORIDA

SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                              SUBJECT PHOTOGRAPHS

       [PICTURE]                                       [PICTURE]

APARTMENT COMPLEX ENTRANCE               TYPICAL APARTMENT BUILDING - FRONT VIEW

                                    AREA MAP

                                      [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY  PAGE 6
PALM LAKE, TAMPA, FLORIDA

                                NEIGHBORHOOD MAP

                                      [MAP]

HIGHEST AND BEST USE:
     As Vacant:                 Hold for future multi-family development
     As Improved:               Continuation as its current use

METHOD OF VALUATION:            In this instance, the Sales Comparison and
                                Income Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY  PAGE 7
PALM LAKE, TAMPA, FLORIDA

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

DIRECT CAPITALIZATION                                  Amount            $/Unit
---------------------                                ----------          -------
Potential Rental Income                              $1,207,200          $ 8,048
Effective Gross Income                               $1,164,120          $ 7,761
Operating Expenses                                   $  642,935          $ 4,286          55.2% of EGI
Net Operating Income:                                $  446,185          $ 2,975

Capitalization Rate                                       10.00%
DIRECT CAPITALIZATION VALUE                          $4,500,000  *       $30,000 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
Holding Period                                        10 years
2002 Economic Vacancy                                        15%
Stabilized Vacancy & Collection Loss:                        15%
Lease-up / Stabilization Period                         N/A
Terminal Capitalization Rate                              10.50%
Discount Rate                                             12.00%
Selling Costs                                              2.00%
Growth Rates:
       Income                                              2.50%
       Expenses:                                           3.00%
DISCOUNTED CASH FLOW VALUE                           $4,400,000  *       $29,333 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE               $4,400,000          $29,333 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
       Range of Sales $/Unit (Unadjusted)            $20,128 to $28,620
       Range of Sales $/Unit (Adjusted)              $25,915 to $29,613
VALUE INDICATION - PRICE PER UNIT                    $4,100,000  *       $27,333 / UNIT

EGIM ANALYSIS
       Range of EGIMs from Improved Sales             3.41 to 4.61
       Selected EGIM for Subject                      3.70
       Subject's Projected EGI                       $1,164,120
EGIM ANALYSIS CONCLUSION                             $4,300,000  *       $28,667 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION                     $4,200,000  *       $28,000 / UNIT

RECONCILED SALES COMPARISON VALUE                    $4,200,000          $28,000 / UNIT

----------------------------

* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY  PAGE 8
PALM LAKE, TAMPA, FLORIDA

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
     Price Per Unit                                  $4,100,000
     NOI Per Unit                                    $4,200,000
     EGIM Multiplier                                 $4,300,000
INDICATED VALUE BY SALES COMPARISON                  $4,200,000          $28,000 / UNIT

INCOME APPROACH:
     Direct Capitalization Method:                   $4,500,000
     Discounted Cash Flow Method:                    $4,400,000
INDICATED VALUE BY THE INCOME APPROACH               $4,400,000          $29,333 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:                 $4,300,000          $28,667 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY  PAGE 4
PLANTATION GARDENS, PLANTATION, FLORIDA

                                EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                Plantation Gardens
LOCATION:                     7616 NW 5th Street
                              Plantation, Florida

INTENDED USE OF ASSIGNMENT:   Court Settlement
PURPOSE OF APPRAISAL:         "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:           Fee Simple

DATE OF VALUE:                December 11, 2003
DATE OF REPORT:               December 23, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:

   Size:                      20.83 acres, or 907,355 square feet
   Assessor Parcel No.:       5041-04-06-0010
   Floodplain:                Community Panel No. 120054 0215F (August 18,
                              1992)
                              Flood Zone X, an area outside the floodplain.
   Zoning:                    PRD - 17Q (Planned Residential Development
                              Multifamily - Density 17 units/acre)

BUILDING:

   No. of Units:              372 Units
   Total NRA:                 326,800 Square Feet
   Average Unit Size:         878 Square Feet
   Apartment Density:         17.9 units per acre
   Year Built:                1971

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                                   Market Rent
                      Square  ---------------------    Monthly       Annual
   Unit Type           Feet    Per Unit     Per SF      Income       Income
-----------------------------------------------------------------------------
1Bdrm/1Ba-1A10          750   $      750   $   1.00   $   31,500   $  378,000
2Bdrm/2Ba-2A20          850   $      800   $   0.94   $  145,600   $1,747,200
2Bdrm/2Ba-2B20          950   $      850   $   0.89   $  125,800   $1,509,600
                                                      ----------   ----------
                                              Total   $  302,900   $3,634,800
                                                      ==========   ==========

OCCUPANCY:                    97%
ECONOMIC LIFE:                45 Years
EFFECTIVE AGE:                20 Years
REMAINING ECONOMIC LIFE:      25 Years

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY  PAGE 5
PLANTATION GARDENS, PLANTATION, FLORIDA

SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                              SUBJECT PHOTOGRAPHS

               [PICTURE]                               [PICTURE]

     EXTERIOR - APARTMENT ENTRANCE         EXTERIOR - 4-STORY APARTMENT BUILDING

                                    AREA MAP

                                     [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY  PAGE 6
PLANTATION GARDENS, PLANTATION, FLORIDA

                                NEIGHBORHOOD MAP

HIGHEST AND BEST USE:
     As Vacant:               Hold for future multi-family development
     As Improved:             Continuation as its current use

METHOD OF VALUATION:          In this instance, the Sales Comparison and Income
                              Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY  PAGE 7
PLANTATION GARDENS, PLANTATION, FLORIDA

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

DIRECT CAPITALIZATION                                            Amount                $/Unit
---------------------                                            ------                ------
Potential Rental Income                                    $        3,634,800      $        9,771
Effective Gross Income                                     $        3,557,916      $        9,564
Operating Expenses                                         $        1,786,796      $        4,803     50.2% of EGI
Net Operating Income:                                      $        1,678,120      $        4,511

Capitalization Rate                                                      8.75%
DIRECT CAPITALIZATION VALUE                                $       18,900,000 *    $50,806 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
Holding Period                                                       10 years
2002 Economic Vacancy                                                      10%
Stabilized Vacancy & Collection Loss:                                       8%
Lease-up / Stabilization Period                                           N/A
Terminal Capitalization Rate                                             9.25%
Discount Rate                                                           11.00%
Selling Costs                                                            2.00%
Growth Rates:
   Income                                                                3.00%
   Expenses:                                                             3.00%
DISCOUNTED CASH FLOW VALUE                                 $       19,500,000 *    $52,419 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE                     $       19,000,000      $51,075 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
   Range of Sales $/Unit (Unadjusted)                      $43,710 to $66,667
   Range of Sales $/Unit (Adjusted)                        $49,875 to $55,967
VALUE INDICATION - PRICE PER UNIT                          $       19,100,000 *    $51,344 / UNIT

EGIM ANALYSIS
   Range of EGIMs from Improved Sales                            4.99 to 6.94
   Selected EGIM for Subject                                             5.50
   Subject's Projected EGI                                 $        3,557,916
EGIM ANALYSIS CONCLUSION                                   $       19,300,000 *    $51,882 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION                           $       19,100,000 *    $51,344 / UNIT

RECONCILED SALES COMPARISON VALUE                          $       19,100,000      $51,344 / UNIT

----------------

* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
PLANTATION GARDENS, PLANTATION, FLORIDA

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
   Price Per Unit                                          $       19,100,000
   NOI Per Unit                                            $       19,100,000
   EGIM Multiplier                                         $       19,300,000
INDICATED VALUE BY SALES COMPARISON                        $       19,100,000      $51,344 / UNIT

INCOME APPROACH:
   Direct Capitalization Method:                           $       18,900,000
   Discounted Cash Flow Method:                            $       19,500,000
INDICATED VALUE BY THE INCOME APPROACH                     $       19,000,000      $51,075 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:                       $       19,000,000      $51,075 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
REGENCY OAKS, FERN PARK, FLORIDA

                               EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                Regency Oaks
LOCATION:                     200 Maltese Circle
                              Fern Park, Florida

INTENDED USE OF ASSIGNMENT:   Court Settlement
PURPOSE OF APPRAISAL:         "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:           Fee simple estate

DATE OF VALUE:                December 9, 2003
DATE OF REPORT:               December 22, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:

   Size:                      20 acres, or 871,200 square feet
   Assessor Parcel No.:       20-21-30-300-001J-0000; 20-21-30-300-001K-0000
   Floodplain:                Community Panel No. 12117C 0140 E (April 17, 1995)
                              Flood Zone X, an area outside the floodplain.
   Zoning:                    R-3 (Residential Multifamily)

BUILDING:

   No. of Units:              343 Units
   Total NRA:                 342,080 Square Feet
   Average Unit Size:         997 Square Feet
   Apartment Density:         17.2 units per acre
   Year Built:                1969

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                          Market Rent
               Square  ----------------    Monthly      Annual
Unit Type       Feet   Per Unit  Per SF    Income       Income
----------------------------------------------------------------
Studio            589    $480    $0.81    $ 15,360    $  184,320
1Br/1Ba           719    $500    $0.70    $ 46,500    $  558,000
2Br/1.5Ba         984    $620    $0.63    $ 69,440    $  833,280
2Br/2Ba         1,061    $630    $0.59    $ 35,910    $  430,920
2Br/2.5Ba       1,800    $930    $0.52    $ 23,250    $  279,000
3Br/2Ba         1,320    $840    $0.64    $ 10,080    $  120,960
3Br/2.5Ba       2,070    $950    $0.46    $ 11,400    $  136,800
                                          --------    ----------
                                 Total    $211,940    $2,543,280
                                          ========    ==========

OCCUPANCY:                    92%
ECONOMIC LIFE:                45 Years

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
REGENCY OAKS, FERN PARK, FLORIDA

EFFECTIVE AGE:                25 Years
REMAINING ECONOMIC LIFE:      20 Years

SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                               SUBJECT PHOTOGRAPHS

           [PICTURE]                                        [PICTURE]

APARTMENT BUILDING - FRONT VIEW                   APARTMENT BUILDING - SIDE VIEW

                                    AREA MAP

                                     [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
REGENCY OAKS, FERN PARK, FLORIDA

                                NEIGHBORHOOD MAP

                                     [MAP]

HIGHEST AND BEST USE:
  As Vacant:                  Hold for future multi-family development
  As Improved:                Continuation as its current use

METHOD OF VALUATION:          In this instance, the Sales Comparison and Income
                              Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
REGENCY OAKS, FERN PARK, FLORIDA

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

DIRECT CAPITALIZATION                          Amount             $/Unit
---------------------                          ------             ------
Potential Rental Income                  $2,543,280           $7,415
Effective Gross Income                   $2,380,470           $6,940
Operating Expenses                       $1,338,491           $3,902            56.2% of EGI
Net Operating Income:                    $  870,478           $2,538

Capitalization Rate                            9.75%
DIRECT CAPITALIZATION VALUE              $8,900,000 *         $25,948 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
Holding Period                           10 years
2002 Economic Vacancy                    23%
Stabilized Vacancy & Collection Loss:    18%
Lease-up / Stabilization Period          N/A
Terminal Capitalization Rate             10.25%
Discount Rate                            12.00%
Selling Costs                            2.00%
Growth Rates:
   Income                                2.50%
   Expenses:                             3.00%
DISCOUNTED CASH FLOW VALUE               $8,700,000 *         $25,364 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE   $8,800,000           $25,656 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
   Range of Sales $/Unit (Unadjusted)    $34,797 to $43,000
   Range of Sales $/Unit (Adjusted)      $26,268 to $29,861
VALUE INDICATION - PRICE PER UNIT        $9,600,000 *         $27,988 / UNIT

EGIM ANALYSIS
   Range of EGIMs from Improved Sales    5.30 to 5.84
   Selected EGIM for Subject             4.00
   Subject's Projected EGI               $2,380,470
EGIM ANALYSIS CONCLUSION                 $9,500,000 *         $27,697 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION         $8,900,000 *         $25,948 / UNIT

RECONCILED SALES COMPARISON VALUE        $9,200,000           $26,822 / UNIT

-----------------

* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
REGENCY OAKS, FERN PARK, FLORIDA

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
   Price Per Unit                        $9,600,000
   NOI Per Unit                          $8,900,000
   EGIM Multiplier                       $9,500,000
INDICATED VALUE BY SALES COMPARISON      $9,200,000           $26,822 / UNIT

INCOME APPROACH:
   Direct Capitalization Method:         $8,900,000
   Discounted Cash Flow Method:          $8,700,000
INDICATED VALUE BY THE INCOME APPROACH   $8,800,000           $25,656 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:     $8,800,000           $25,656 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
SILVERADO, EL PASO, TEXAS

                                EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                             Silverado
LOCATION:                                  9300 Viscount Blvd
                                           El Paso, Texas

INTENDED USE OF ASSIGNMENT:                Court Settlement
PURPOSE OF APPRAISAL:                      "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:                        Fee simple estate

DATE OF VALUE:                             May 11, 2003
DATE OF REPORT:                            July 2, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:

SITE:
  Size:                                    10 acres, or 435,600 square feet
  Assessor Parcel No.:                     F175-999-0010-4900
  Floodplain:                              Community Panel No. 4802140041B (October 15,
                                           1982)
                                           Flood Zone C, an area outside the floodplain.
  Zoning:                                  A-O (Medium to High Density Apartment District)

BUILDING:
  No. of Units:                            248 Units
  Total NRA:                               191,590 Square Feet
  Average Unit Size:                       773 Square Feet
  Apartment Density:                       24.8 units per acre
  Year Built:                              1973

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                                            Market Rent
                            Square      --------------------          Monthly         Annual
   Unit Type                 Feet       Per Unit      Per SF          Income          Income
---------------------------------------------------------------------------------------------
1Br/1Ba - EA10                 494       $  390       $ 0.79         $  7,800      $   93,600
1Br/1Ba -1A10                  525       $  410       $ 0.78         $ 24,600      $  295,200
1Br/1Ba - 1A15                 754       $  470       $ 0.62         $ 16,920      $  203,040
1 Br/1Ba-1B10                  684       $  460       $ 0.67         $ 18,400      $  220,800
1 Br/1.5 Ba -1B15              878       $  520       $ 0.59         $  4,160      $   49,920
2Br/1Ba-2A10                   979       $  550       $ 0.56         $ 18,700      $  224,400
2 Br/1.5Ba -2A15             1,200       $  640       $ 0.53         $  7,680      $   92,160
2 Ba/2 Ba- 2A20              1,028       $  570       $ 0.55         $ 18,240      $  218,880
3Br/2Ba -3A20                1,350       $  650       $ 0.48         $  3,900      $   46,800
                                                      Total          $120,400      $1,444,800

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
SILVERADO, EL PASO, TEXAS

OCCUPANCY:                                  92%
ECONOMIC LIFE:                              45 Years
EFFECTIVE AGE:                              25 Years
REMAINING ECONOMIC LIFE:                    20 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                              SUBJECT PHOTOGRAPHS

          [PICTURE]                           [PICTURE]
       UNIT TYPE FACADE                       UNIT TYPE

                                    AREA MAP

                                     [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
SILVERADO, EL PASO, TEXAS

                                NEIGHBORHOOD MAP

                                     [MAP]

HIGHEST AND BEST USE:
  As Vacant:                   Hold for future multi-family development
  As Improved:                 Continuation as its current use

METHOD OF VALUATION:           In this instance, the Sales Comparison and Income
                               Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY  PAGE 7
SILVERADO, EL PASO, TEXAS

PART TWO - ECONOMIC INDICATORS

                                                      Amount                    $/Unit
                                                    ------------             --------------
INCOME CAPITALIZATION APPROACH
DIRECT CAPITALIZATION
Potential Rental Income                             $  1,444,800             $ 5,826
Effective Gross Income                              $  1,377,200             $ 5,553
Operating Expenses                                  $    770,700             $ 3,108            56.0% of EGI
Net Operating Income:                               $    544,500             $ 2,196

Capitalization Rate                                        10.00%
DIRECT CAPITALIZATION VALUE                         $  5,400,000 *           $21,774 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
Holding Period                                          10 years
2002 Economic Vacancy                                          8%
Stabilized Vacancy & Collection Loss:                         10%
Lease-up / Stabilization Period                              N/A
Terminal Capitalization Rate                               11.00%
Discount Rate                                              12.50%
Selling Costs                                               2.00%
Growth Rates:
  Income                                                    3.00%
  Expenses:                                                 3.00%
DISCOUNTED CASH FLOW VALUE                          $  5,600,000 *           $22,581 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE              $  5,600,000             $22,581 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
  Range of Sales $/Unit (Unadjusted)                $  22,837 to $36,222
  Range of Sales $/Unit (Adjusted)                  $  20,553 to $25,736
VALUE INDICATION - PRICE PER UNIT                   $  5,700,000 *           $22,984 / UNIT

EGIM ANALYSIS
  Range of EGIMs from Improved Sales                4.33 to 6.84
  Selected EGIM for Subject                                 4.00
  Subject's Projected EGI                           $  1,377,200
EGIM ANALYSIS CONCLUSION                            $  5,500,000 *           $22,177 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION                    $  5,500,000 *           $22,177 / UNIT

RECONCILED SALES COMPARISON VALUE                   $  5,500,000             $22,177 / UNIT

----------------------------
* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
SILVERADO, EL PASO, TEXAS

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
     Price Per Unit                                 $  5,700,000
     NOI Per Unit                                   $  5,500,000
     EGIM Multiplier                                $  5,500,000
INDICATED VALUE BY SALES COMPARISON                 $  5,500,000             $22,177 / UNIT

INCOME APPROACH:
     Direct Capitalization Method:                  $  5,400,000
     Discounted Cash Flow Method:                   $  5,600,000
INDICATED VALUE BY THE INCOME APPROACH              $  5,600,000             $22,581 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:                $  5,600,000             $22,581 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
STERLING APARTMENT HOMES, PHILADELPHIA, PENNSYLVANIA

                                EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                Sterling Apartment Homes&Sterling Commerce Center
LOCATION:                     1815 John F. Kennedy Boulevard
                              Philadelphia, Pennsylvania

INTENDED USE OF ASSIGNMENT:   Court Settlement
PURPOSE OF APPRAISAL:         "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:           Fee simple estate

DATE OF VALUE:                May 13, 2003
DATE OF REPORT:               July 21, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:

    Size:                     0.89091 acres, or 38,808 square feet
    Assessor Parcel No.:      881035000
    Floodplain:               Community Panel No. #420757-183F (August 2, 1996)
                              Flood Zone X, an area outside the floodplain.
    Zoning:                   C5 (Multi-Story Office District)

BUILDING:
    Apartments:
      No. of Units:           536 Units
      Total NRA:              486,553 Square Feet
      Average Unit Size:      908 Square Feet
      Apartment Density:      601.6 units per acre
      Year Built:             1960
    Commerce Center:
      Office Area:            85,970 Square Feet
      Retail Area:            24,022 Square Feet
      Total Area:             109,992 Square Feet

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
STERLING APARTMENT HOMES, PHILADELPHIA, PENNSYLVANIA

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                      Market Rent
           Square  ----------------  Monthly     Annual
Unit Type   Feet   Per Unit  Per SF   Income     Income
---------  ------  --------  ------  --------  ----------
EA10         412   $    899  $ 2.18  $ 28,768  $  345,216
EB10         495   $    949  $ 1.92  $130,013  $1,560,156
1A10         550   $  1,149  $ 2.09  $ 55,152  $  661,824
1B10         803   $  1,379  $ 1.72  $140,658  $1,687,896
1C10         920   $  1,509  $ 1.64  $ 31,689  $  380,268
2A20       1,315   $  1,759  $ 1.34  $218,116  $2,617,392
2B20       1,425   $  2,109  $ 1.48  $ 67,488  $  809,856
2C20       1,794   $  2,449  $ 1.37  $ 12,245  $  146,940
3A20       1,631   $  2,229  $ 1.37  $ 53,496  $  641,952
3B20       1,778   $  2,359  $ 1.33  $ 18,872  $  226,464
3C20       2,215   $  2,499  $ 1.13  $  4,998  $   59,976
4A30       2,500   $  2,459  $ 0.98  $  2,459  $   29,508
                                     --------  ----------
                             Total   $763,954  $9,167,448

OCCUPANCY:
   APARTMENTS:             91%
   COMMERCE CENTER:        69% (44.4% Office, 88.8% Retail)
ECONOMIC LIFE:             45 Years
EFFECTIVE AGE:             7 Years
REMAINING ECONOMIC LIFE:   38 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                               SUBJECT PHOTOGRAPHS

         [PICTURE]                                             [PICTURE]
EXTERIOR - FRONT OF BUILDING                         EXTERIOR - REAR OF BUILDING

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
STERLING APARTMENT HOMES, PHILADELPHIA, PENNSYLVANIA

                                    AREA MAP

                                      [MAP]

                                NEIGHBORHOOD MAP

                                      [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
STERLING APARTMENT HOMES, PHILADELPHIA, PENNSYLVANIA

HIGHEST AND BEST USE:
  As Vacant:                   Hold for future multi-family development
  As Improved:                 Continuation as its current use

METHOD OF VALUATION:           In this instance, the Sales Comparison and Income
                               Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
STERLING APARTMENT HOMES, PHILADELPHIA, PENNSYLVANIA

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

                                                     Amount           $/Unit
                                                   ----------     ---------------
DIRECT CAPITALIZATION - APARTMENTS
Potential Rental Income                            $9,167,448     $ 17,103
Effective Gross Income                             $8,939,001     $ 16,677
Operating Expenses                                 $3,617,390     $  6,749          40.5% of EGI
Net Operating Income:                              $5,214,411     $  9,728

Capitalization Rate                                8.00%
DIRECT CAPITALIZATION VALUE                        $64,900,000 *  $121,082 / UNIT

DISCOUNTED CASH FLOW ANALYSIS - APARTMENTS:
Holding Period                                     10 years
2002 Economic Vacancy                              10%
Stabilized Vacancy & Collection Loss:              6%
Lease-up / Stabilization Period                    24 months
Terminal Capitalization Rate                       8.50%
Discount Rate                                      10.50%
Selling Costs                                      2.00%
Growth Rates:
   Income:                                         3.00%
   Expenses:                                       3.00%
DISCOUNTED CASH FLOW VALUE                         $63,900,000 *    $119,216 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE             $64,500,000      $120,336 / UNIT

DISCOUNTED CASH FLOW ANALYSIS - COMMERCE CENTER:
Holding Period                                     10 years
2002 Economic Vacancy                              31%
Stabilized Vacancy & Collection Loss:              12%
Lease-up / Stabilization Period                    24 months
Terminal Capitalization Rate                       9.00%
Discount Rate                                      11.50%
Selling Costs                                      2.00%
Growth Rates:
   Income:                                         0% in Yr. 2, 3.00% thereafter
   Expenses:                                       3.00%
DISCOUNTED CASH FLOW VALUE                         $3,200,000 *     $29.09 / SF

RECONCILED INCOME APPROACH VALUE                   $3,200,000       $29.09 / SF

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 9
STERLING APARTMENT HOMES, PHILADELPHIA, PENNSYLVANIA

SALES COMPARISON APPROACH

PRICE PER UNIT:
       Range of Sales $/Unit (Unadjusted)        $81,984 to $116,175
       Range of Sales $/Unit (Adjusted)          $116,175 to $125,071

VALUE INDICATION - PRICE PER UNIT                $64,000,000  *          $119,403 / UNIT

EGIM ANALYSIS
       Range of EGIMs from Improved Sales        5.65 to 9.27
       Selected EGIM for Subject                 7.50
       Subject's Projected EGI                   $8,939,001

EGIM ANALYSIS CONCLUSION                         $66,800,000 *           $124,627 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION                 $66,700,000 *           $124,440 / UNIT

RECONCILED SALES COMPARISON VALUE                $66,000,000             $123,134 / UNIT

----------------------------
* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY PAGE 10
STERLING APARTMENT HOMES, PHILADELPHIA, PENNSYLVANIA

PART THREE - SUMMARY OF VALUE CONCLUSIONS

STERLING APARTMENT HOMES:
  SALES COMPARISON APPROACH:
     Price Per Unit                      $64,000,000
     NOI Per Unit                        $66,700,000
     EGIM Multiplier                     $66,800,000
  INDICATED VALUE BY SALES COMPARISON    $66,000,000      $123,134 / UNIT

  INCOME APPROACH:
     Direct Capitalization Method:       $64,900,000
     Discounted Cash Flow Method:        $63,900,000
  INDICATED VALUE BY INCOME APPROACH     $64,500,000      $120,336 / UNIT

  RECONCILED OVERALL VALUE CONCLUSION:   $65,500,000      $122,201 / UNIT

STERLING COMMERCE CENTER:
  INCOME APPROACH:
     Discounted Cash Flow Method:        $ 3,200,000
  INDICATED VALUE BY INCOME  APPROACH    $ 3,200,000      $  29.09 / SF

  RECONCILED OVERALL VALUE CONCLUSION:   $ 3,200,000      $  29.09 / SF

COMBINED SUBJECT VALUE:                  $68,700,000

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
TATES CREEK VILLAGE, LEXINGTON, KENTUCKY

                                EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                Tates Creek Village
LOCATION:                     3051 Kirklevington Drive
                              Lexington, Kentucky

INTENDED USE OF ASSIGNMENT:   Court Settlement
PURPOSE OF APPRAISAL:         "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:           Fee simple estate

DATE OF VALUE:                November 19, 2003
DATE OF REPORT:               February 13, 2004


PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:

SITE:

  Size:                    12 acres, or 522,720 square feet
  Assessor Parcel No.:     1262900
  Floodplain:              Community Panel No. 210067-0090 C (September 3, 1992)
                           Flood Zone X, an area outside the floodplain.
  Zoning:                  R-3 (Planned Neighborhood Residential)


BUILDING:

  No. of Units:            204 Units
  Total NRA:               194,910 Square Feet
  Average Unit Size:       955 Square Feet
  Apartment Density:       17.0 units per acre
  Year Built:              1970

UNIT MIX AND MARKET RENT:

                              GROSS RENTAL INCOME PROJECTION

--------------------------------------------------------------------------
                                       Market Rent
                           Square    ---------------  Monthly     Annual
        Unit Type           Feet     Per Unit Per SF  Income      Income
--------------------------------------------------------------------------
1Br/1Ba - A                   640      $520    $0.81  $ 16,640  $  199,680
1Br/1Ba - B                   720      $540    $0.75  $ 24,300  $  291,600
1Br/1Ba - w/ Large Frt Dr     720      $560    $0.78  $  3,920  $   47,040
1Br/1Ba - w/o Large Frt       720      $560    $0.78  $    560  $    6,720
1Br/1Ba - B                   720      $560    $0.78  $ 17,360  $  208,320
2Br/1.5 - C                 1,200      $700    $0.58  $ 21,700  $  260,400
3Br/1.5Ba-D                 1,250      $720    $0.58  $ 22,320  $  267,840
3Br/2.5 Ba -E               1,500      $900    $0.60  $  5,400  $   64,800
3Br/2.5 Ba -F               1,550      $950    $0.61  $ 17,100  $  205,200
1Br/1Ba - Efficiency          550      $450    $0.82  $    900  $   10,800
                            -----      ----    -----  --------  ----------
                                               Total  $130,200  $1,562,400
==========================================================================

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
TATES CREEK VILLAGE, LEXINGTON, KENTUCKY

OCCUPANCY:                              89%
ECONOMIC LIFE:                          45 Years
EFFECTIVE AGE:                          30 Years
REMAINING ECONOMIC LIFE:                15 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                              [SUBJECT PHOTOGRAPHS]

               [PICTURE]                            [PICTURE]

               EXTERIOR                       EXTERIOR - LANDSCAPE

                                    AREA MAP

                                     [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
TATES CREEK VILLAGE, LEXINGTON, KENTUCKY

                                NEIGHBORHOOD MAP

                                     [MAP]

HIGHEST AND BEST USE:
  As Vacant:               Hold for future multi-family development
  As Improved:             Continuation as its current use

METHOD OF VALUATION:       In this instance, the Sales Comparison and Income
                           Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
TATES CREEK VILLAGE, LEXINGTON, KENTUCKY

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

                                         Amount               $/Unit
                                         ------               ------
DIRECT CAPITALIZATION
Potential Rental Income                  $1,562,400           $7,659
Effective Gross Income                   $1,461,240           $7,163
Operating Expenses                       $726,882             $3,563              49.7% of EGI
Net Operating Income:                    $673,158             $3,300

Capitalization Rate                      10.50%

DIRECT CAPITALIZATION VALUE              $6,400,000 *         $31,373 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:

Holding Period                           10 years
2002 Economic Vacancy                    14%
Stabilized Vacancy & Collection Loss:    10%
Lease-up / Stabilization Period          N/A
Terminal Capitalization Rate             11.50%
Discount Rate                            12.50%
Selling Costs                            2.00%
Growth Rates:
     Income                              3.00%
     Expenses:                           3.00%
DISCOUNTED CASH FLOW VALUE               $6,800,000 *         $33,333 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE   $6,500,000           $31,863 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
     Range of Sales $/Unit (Unadjusted)  $26,180 to $50,702
     Range of Sales $/Unit (Adjusted)    $26,180 to $34,653
VALUE INDICATION - PRICE PER UNIT        $6,600,000 *         $32,353 / UNIT

EGIM ANALYSIS
     Range of EGIMs from Improved Sales  4.41 to 8.11
     Selected EGIM for Subject           4.25
     Subject's Projected EGI             $ 1,461,240
EGIM ANALYSIS CONCLUSION                 $6,200,000 *         $30 ,392 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION         $6,500,000 *         $31,863 / UNIT

RECONCILED SALES COMPARISON VALUE        $6,500,000 *         $31,863 / UNIT

-------------------
* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
TATES CREEK VILLAGE, LEXINGTON, KENTUCKY

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
     Price Per Unit                      $6,600,000
     NOI Per Unit                        $6,500,000
     EGIM Multiplier                     $6,200,000
INDICATED VALUE BY SALES COMPARISON      $6,500,000     $31,863 / UNIT

INCOME APPROACH:
     Direct Capitalization Method:       $6,400,000
     Discounted Cash Flow Method:        $6,800,000
INDICATED VALUE BY THE INCOME APPROACH   $6,500,000     $31,863 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:     $6,500,000     $31,863 / UNIT

     Questions and requests for assistance or for additional copies of this Litigation Settlement Offer and the letter of transmittal may be directed to the Information Agent at its telephone number and address listed below. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the offer.

                      The Information Agent for offer is:

                             THE ALTMAN GROUP, INC.

                                    By Mail:

                                  P.O. Box 238
                              Lyndhurst, NJ 07071

                             By Overnight Courier:

                            1275 Valley Brook Avenue
                              Lyndhurst, NJ 07071

                                    By Hand:

                            1275 Valley Brook Avenue
                              Lyndhurst, NJ 07071

                         For information, please call:

                                 By Telephone:

                           TOLL FREE: (800) 467-0821

                                    By Fax:

                                 (201) 460-0050